UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.        )

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☐	Soliciting Material Pursuant to §240.14a-12

REYNOLDS AMERICAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 20, 2015

Dear Shareholder:

You are cordially invited to attend the 2015 annual meeting of shareholders of Reynolds American Inc. The meeting will be held at 9:00 a.m. (Eastern Time), on Thursday, May 7, 2015, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.

The matters to be acted on at the annual meeting are described in the accompanying notice of meeting and proxy statement. Please give careful attention to these proxy materials.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we are providing to most of our shareholders access to our proxy materials over the Internet through a process informally called “e-proxy.” We believe these rules allow us to deliver proxy materials to our shareholders in a cost-efficient and an environmentally sensitive manner, while preserving the ability of shareholders to receive paper copies of these materials if they wish.

It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares in advance of the annual meeting by using one of the methods described in the accompanying proxy materials.

Attendance at the annual meeting will be limited to our shareholders as of the record date of March 9, 2015, and to guests of RAI, as more fully described in the proxy statement. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST pre-register for the meeting and request an admittance ticket no later than Wednesday, April 29, 2015, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 9, 2015, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. You may confirm receipt of your pre-registration request by calling (336) 741-1657. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting. Proper identification will be required to obtain your admittance ticket at the annual meeting.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest that you arrive early. The auditorium will open at 8:30 a.m. (Eastern Time).

If you have questions or need assistance in voting your shares, please contact our Shareholder Services Department at (866) 210-9976 (toll-free).

Thank you for your support and continued interest in RAI.

Sincerely,

Thomas C. Wajnert

Chairman of the Board

Reynolds American Inc.

401 North Main Street

P.O. Box 2990

Winston-Salem, North Carolina 27102-2990

Notice of Annual Meeting of Shareholders

To be Held on Thursday, May 7, 2015

March 20, 2015

To our Shareholders:

The 2015 annual meeting of shareholders of Reynolds American Inc. will be held at 9:00 a.m. (Eastern Time) on Thursday, May 7, 2015, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina. At the meeting, shareholders will be asked to take the following actions:

(1)	to elect four Class II directors to serve until the 2018 annual meeting of shareholders and one Class III director to serve until the 2016 annual meeting of shareholders;

(2)	to approve, on an advisory basis, the compensation of RAI’s named executive officers;

(3)	to ratify the appointment of KPMG LLP as the independent registered public accounting firm for RAI’s 2015 fiscal year;

(4)	to act on two shareholder proposals, if presented by their proponents; and

(5)	to transact any other business as may be properly brought before the meeting or any adjournment or postponement thereof.

Only holders of record of RAI common stock as of the close of business on March 9, 2015, are entitled to notice of, and to vote at, the 2015 annual meeting of shareholders of RAI.

Whether or not you plan to attend the meeting, we urge you to vote your shares using a toll-free telephone number or the Internet, or by completing, signing and mailing the proxy card that either is included with these materials or will be sent to you at your request. Instructions regarding the different voting methods are contained in the accompanying proxy statement.

By Order of the Board of Directors,

McDara P. Folan, III

Secretary

Reynolds American Inc.

401 North Main Street

P.O. Box 2990

Winston-Salem, North Carolina 27102-2990

Proxy Statement

i

v

Information about the Annual Meeting and Voting

The Board of Directors, sometimes referred to as the Board, of Reynolds American Inc. is soliciting your proxy to vote at our 2015 annual meeting of shareholders (or any adjournment or postponement of the annual meeting). (References in this proxy statement to “RAI,” “we,” “our,” or “us” are references to Reynolds American Inc.) This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2015 annual meeting. Please read it carefully.

In accordance with certain rules of the U.S. Securities and Exchange Commission, referred to as the SEC, we are making our proxy materials (consisting of this proxy statement and proxy card, our 2014 Annual Report on Form 10-K and a letter from our Chairman of the Board and our President and Chief Executive Officer) available over the Internet, rather than mailing a printed copy of our proxy materials to every shareholder, which process we refer to as e-proxy. We began mailing a Notice of Internet Availability of Proxy Materials, referred to as the Notice, on or about March 20, 2015, to all shareholders entitled to vote, except shareholders who already had requested a printed copy of our proxy materials and except participants in our Savings Plan and SIP, defined below, to whom we began mailing proxy materials (including a proxy card) on or about March 20, 2015. More information about e-proxy is provided in the following set of questions and answers, including information on how to receive by mail, free of charge, paper copies of the proxy materials, in the event you received a Notice.

When and where will the annual meeting be held?

The date, time and place of our 2015 annual meeting are set forth below:

Date:	Thursday, May 7, 2015

Time:	9:00 a.m. (Eastern Time)

Place:	Reynolds American Plaza Building Auditorium RAI Corporate Offices 401 North Main Street Winston-Salem, North Carolina

What is required to attend the annual meeting?

Attendance at our 2015 annual meeting will be limited to our shareholders as of the record date of March 9, 2015, referred to as the record date, and to pre-approved guests of RAI. All shareholder guests must be pre-approved by RAI and will be limited to spouses, persons required for medical assistance and properly authorized representatives of our shareholders as of the record date. Admittance tickets will be required to attend the meeting. If you are a shareholder and plan to attend, you MUST pre-register and request an admittance ticket for you (and any guest for whom you are requesting pre-approval) no later than Wednesday, April 29, 2015, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 9, 2015, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. You may confirm receipt of your pre-registration request by calling (336) 741-1657. An admittance ticket will be held in your name at the registration desk — not mailed to you in advance of the meeting. Proper identification will be required to obtain your admittance ticket at the annual meeting.

The 2015 annual meeting is a private business meeting. In accordance with RAI’s Amended and Restated Bylaws, referred to as our Bylaws, and North Carolina law, our Chairman of the Board has the right and authority to determine and maintain the rules, regulations and procedures for the conduct of the meeting, including, but not limited to, maintaining order and the safety of those in attendance, dismissing business not properly submitted, opening and closing the polls for voting and limiting time allowed for discussion of the business at the meeting. Failure to abide by the meeting rules will not be tolerated and may result in expulsion from the meeting. A copy of the meeting rules will be provided to all properly pre-registered shareholders and guests with their admittance ticket.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m. (Eastern Time).

If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please write or call the Office of the Secretary of RAI no later than May 6, 2015, at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, telephone number (336)  741-5162.

What is the purpose of the annual meeting?

At our 2015 annual meeting, shareholders will vote upon the matters outlined in the notice of meeting:

•	the election of directors;

•

the approval, on an advisory basis, of the compensation of our executive officers named in the 2014 Summary Compensation Table below (each officer named in such table is referred to as a named executive officer);

•	the ratification of the appointment of our independent registered public accounting firm for our 2015 fiscal year; and

•	two shareholder proposals, if such proposals are presented by their proponents at the meeting.

RAI’s management will report on RAI’s performance during the last fiscal year and respond to questions from shareholders.

What are the Board’s recommendations regarding the matters to be acted on at the annual meeting?

The Board recommends a vote:

•	FOR the election of all director nominees;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our 2015 fiscal year;

•	AGAINST the shareholder proposals described on pages 96 to 100 of this proxy statement; and

•	FOR or AGAINST any other matters that come before the annual meeting, as the proxy holders deem advisable.

What is e-proxy, and why is RAI using it?

E-proxy refers to the process allowed under SEC rules permitting companies to make their proxy materials available over the Internet, instead of mailing paper copies of the proxy materials to every shareholder. We are using e-proxy to distribute proxy materials to most of our shareholders because it will be cost effective for RAI and our shareholders (by lowering printing and mailing costs), reduce the consumption of paper and other resources, and provide shareholders with more choices for accessing proxy information.

I received the Notice, but I prefer to read my proxy materials on paper — can I get paper copies?

Yes. In addition to providing instructions on accessing the proxy materials on the Internet (by visiting a website referred to in the Notice), the Notice has instructions on how to request paper copies by phone, e-mail or on the Internet. You will be sent, free of charge, printed materials within three business days of your request. Once you request paper copies, you will continue to receive the materials in paper form until you instruct us otherwise.

I had consented before to the electronic delivery of proxy materials — will I continue to receive them via e-mail?

Yes. The e-proxy rules work in harmony with the existing rules allowing shareholders to consent to electronic delivery of proxy materials. If you have already registered to receive materials electronically, you will continue to receive them that way. If you have not already done so, but desire now to consent to electronic delivery, please see the question below “Can I receive future proxy materials from RAI electronically?”

Who is entitled to vote at the annual meeting?

Shareholders who owned RAI common stock at the close of business on March 9, 2015, the record date, are entitled to vote. As of the record date, we had 532,013,134 shares of RAI common stock outstanding. Each outstanding share of RAI common stock is entitled to one vote. The number of shares you own is reflected on your Notice and/or proxy card.

Is there a difference between holding shares “of record” and holding shares in “street name”?

Yes. If your shares are registered directly in your name with RAI’s transfer agent (Computershare), then you are considered to be the shareholder “of record” with respect to those shares, and the Notice and/or these proxy materials are being sent directly to you by RAI. If your shares are held in the name of a nominee or intermediary, such as a bank or broker, then you are considered to hold those shares in “street name” or to be the “beneficial owner” of such shares. If you are a beneficial owner, then the Notice and/or these proxy materials are being forwarded to you by your nominee or intermediary who is considered the shareholder of record with respect to the shares.

How many votes must be present to hold the annual meeting?

A quorum of shareholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the meeting, of a majority of the shares entitled to vote constitute a quorum. Once a share is represented for any purpose at the meeting, it is considered present for quorum purposes for the remainder of the meeting. Abstentions and “broker non-votes” will be counted in determining the existence of a quorum. A “broker non-vote” occurs on an item when a nominee or intermediary is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee with such instructions.

How can I vote my shares?

You may vote in person at our 2015 annual meeting or you may designate another person — your proxy — to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to submit a proxy to have your shares voted even if you plan to attend the annual meeting. You can always change your vote at the meeting. If you are a shareholder of record, then you can have your shares voted at the annual meeting in person or by submitting a proxy over the Internet by following the instructions in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or telephone.

If you are a beneficial owner and you want to vote by proxy, then you may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions in the Notice.

If I want to vote my shares in person at the annual meeting, what must I do?

If you plan to attend the meeting and vote in person and you hold your shares directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee or intermediary, such as a bank or broker, who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person.

If I hold shares in an employee benefit plan sponsored by RAI, how will those shares be voted?

If you participate in the RAI 401k Savings Plan, referred to as the Savings Plan, or in the Puerto Rico Savings & Investment Plan, referred to as the SIP, then your proxy card will serve as voting instructions for the trustee of the Savings Plan or the custodian of the SIP for shares of RAI common stock allocated to your account under the Savings Plan or the SIP. Shares for which no instructions are received will be voted by the trustee of the Savings Plan and the custodian of the SIP in the same proportion as the shares for which instructions are received by each of them.

What are my choices when voting?

You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the director nominees. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the other proposals.

What if I do not specify how I want my shares voted?

If you sign and return a proxy card, one of the individuals named on the card (your proxy) will vote your shares as you have directed. If you are a shareholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not make specific choices, your proxy will vote your shares in accordance with the Board’s recommendations listed above. Please see the discussion below under “How many votes are required to elect directors and adopt the other proposals?” for further information on the voting of shares.

If any other matter is presented at our 2015 annual meeting, then your proxy will vote in accordance with his best judgment. At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the annual meeting.

Can I change my proxy?

Yes. You may revoke or change your proxy by:

•	sending in another signed proxy card with a later date,

•	notifying our Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.

How many votes are required to elect directors and adopt the other proposals?

The required number of votes depends upon the particular item to be voted upon:

Item		Vote Necessary*

• Item 1:	Election of Directors**	Election of each director nominee requires that the nominee receive a majority of the votes cast at the meeting with respect to the director’s election.

• Item 2:	Advisory vote to approve the compensation of our named executive officers	Approval requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the meeting, although such vote is only advisory and will not be binding on us.

• Item 3:	Ratification of the appointment of independent registered public accounting firm	Approval requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the meeting.

• Items 4 and 5:	Shareholder proposals	Approval requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the meeting.

*	Under the rules of the New York Stock Exchange, referred to as the NYSE, if you hold your shares in street name, your nominee or intermediary may not vote your shares on Items 1, 2, 4 and 5 without instructions from you. Without your voting instructions, a broker non-vote will occur on Items 1, 2, 4 and 5. Your nominee or intermediary is permitted to vote your shares on Item 3 even if it does not receive voting instructions from you. Abstentions from voting will have the same effect as a vote “AGAINST” on Items 1, 2, 4 and 5. Broker non-votes will have no effect on Items 1, 2, 4 and 5.

**	In the election of directors, a majority of the votes cast means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” a director nominee. Pursuant to RAI’s Corporate Governance Guidelines, any director who does not receive a majority of the votes cast shall tender his or her resignation to the Board following certification of the vote. The Board’s Corporate Governance and Nominating Committee will consider the resignation offer and, after considering all factors it deems relevant, recommend to the Board whether to accept or reject the offer. A director whose resignation is rejected by the Board will continue to serve as a director until his or her successor is duly elected and qualified, or his or her earlier death, subsequent resignation or removal. The Board will act on the recommendation, after considering all factors the Board believes to be relevant, and publicly disclose its decision in a press release within 90 days after the certification of the election results.

Who counts the votes?

We will retain an independent party, Broadridge Financial Solutions, Inc., to receive and tabulate the proxies, and to serve as the inspector of election to certify the results.

Are votes confidential?

The votes of all shareholders will be held in confidence from our directors, officers and employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against RAI,

•	in case of a contested proxy solicitation,

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or

•	to allow the independent inspector of election to certify the results of the vote.

How do I obtain the voting results?

Preliminary voting results will be announced at the 2015 annual meeting, and will be set forth in a press release that we intend to issue after the annual meeting. The press release will be available on our website at www.reynoldsamerican.com. Final voting results are expected to be published in a Current Report on Form 8-K filed with the SEC within four business days after the 2015 annual meeting. A copy of this Current Report on Form  8-K will be available on our website after its filing with the SEC.

Can I receive future proxy materials from RAI electronically?

Yes. Shareholders can elect to receive an e-mail that will provide electronic links to these materials in the future. If you are a registered shareholder, and have not already elected to view documents issued by us over the Internet, then you can choose to receive these documents electronically by following the appropriate prompts when you vote using the Internet. (If you hold your RAI common stock in nominee name, then you should review the information provided by your nominee for instructions on how to elect to view future proxy materials and annual reports using the Internet.) By choosing to receive shareholder materials electronically, you support us in our effort to control escalating printing and postage costs, and to protect the environment. We hope that our shareholders find this service convenient and useful. Costs normally associated with electronic access, such as usage and telephonic charges, will be your responsibility.

If you elect to view our annual reports and proxy materials using the Internet, we will send you a notice at the e-mail address provided by you explaining how to access these materials, but we will not send you paper copies of these materials unless you request them. We also may choose to send one or more items to you in paper form even though you elected to receive them electronically. Your consent to receive materials electronically rather than by mail will be effective until you revoke it by terminating your registration by going to the website http://enroll.icsdelivery.com/rai, writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, or calling us at (336) 741-5162. If at any time you would like to receive a paper copy of the annual report, proxy statement or other documents issued by us, you may request any of these documents by writing to the address above, calling us at (336) 741-5162 or going to our website at www.reynoldsamerican.com.

By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access to the Internet in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of documents, including, for example, future annual meeting materials or other documents issued by us.

Can RAI deliver only one set of annual meeting materials to multiple shareholders who share the same address?

Yes. SEC rules allow us to send a single Notice or copy of our proxy materials to two or more of our shareholders sharing the same address, subject to certain conditions, in a process called “householding.” To take advantage of the cost savings offered by householding, we have delivered only one Notice or copy of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice, proxy statement or Annual Report on Form 10-K, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and Annual Reports on Form 10-K for your household, please contact Broadridge at the above phone number or address.

How will RAI solicit votes, and who will pay for the proxy solicitation?

We are soliciting this proxy on behalf of your Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but our directors, officers and employees also may solicit by telephone, e-mail, facsimile or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. We will reimburse nominees, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Is a list of shareholders available?

Yes, an alphabetical list of the names of all shareholders of record, as of the close of business on the record date, will be available for inspection by any shareholder or his or her representative, upon written demand, during the period from March 24, 2015, to May 7, 2015. This list can be viewed at RAI’s corporate offices located at 401 North Main Street, Winston-Salem, North Carolina between the hours of 8:30 a.m. and 5:00 p.m. (Eastern Time). Under applicable North Carolina law, a shareholder or his or her representative may, under certain circumstances and at the shareholder’s expense, copy the list during the period it is available for inspection. A shareholder desiring to inspect and/or copy the shareholder list should contact RAI’s Secretary at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990 (phone: (336) 741-5162), to make necessary arrangements. In addition, we will make the shareholder list available for inspection to any shareholder or his or her representative during the 2015 annual meeting.

Whom should I contact if I have questions about voting at the annual meeting?

If you have any questions or need further assistance in voting your shares, please contact:

Reynolds American Inc.

Shareholder Services

P.O. Box 2990

Winston-Salem, NC 27102-2990

(866) 210-9976 (toll-free)

The Board of Directors

Item 1:	Election of Directors

The business and affairs of RAI are managed under the direction of your Board of Directors. The Board currently consists of 12 directors who are divided into three classes of four directors each, with each class serving staggered terms of three years. The four Class I directors have a term ending on the date of the 2017 annual meeting, the four Class II directors have a term ending on the date of the 2015 annual meeting, and the four Class III directors, except as otherwise noted below, have a term ending on the date of the 2016 annual meeting. Pursuant to our Amended and Restated Articles of Incorporation, as further amended, referred to as our Articles of Incorporation, each class is to consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board.

Each of the following persons currently serving on the Board as a Class II director has been nominated for re-election to such class at the 2015 annual meeting: John P. Daly, Holly Keller Koeppel, Richard E. Thornburgh and Thomas C. Wajnert. If re-elected at the 2015 annual meeting, such persons will hold office until the 2018 annual meeting or until their successors have been elected and qualified. If any such person is not re-elected at the 2015 annual meeting, he or she will be required to tender his or her resignation from the Board. The Board then may choose to accept or reject such resignation. For more information, see “Information about the Annual Meeting and Voting — How many votes are required to elect directors and adopt the other proposals?” above.

In addition to the foregoing persons nominated for re-election as Class II directors, Ricardo Oberlander has been nominated for re-election to the Board as a Class III director at the 2015 annual meeting. Mr. Oberlander was first elected to serve at the Board’s December 2014 meeting, when he was elected to fill the vacancy in Class III resulting from the previously disclosed retirement of Neil R. Withington. Although the terms of the other Class III directors end on the date of the 2016 annual meeting, Mr. Oberlander’s current term as a Class III director is scheduled to expire on the date of the 2015 annual meeting because, under the law of North Carolina (the state in which RAI is incorporated), he was elected to fill a vacancy on the Board. If re-elected at the 2015 annual meeting, Mr. Oberlander, like the other Class III directors, will hold office until the 2016 annual meeting or until his successor has been elected and qualified.

If all the nominees are elected, then the Board will consist of 12 directors — four Class I directors, four Class II directors and four Class III directors.

Pursuant to the terms of the Governance Agreement, dated July 30, 2004, as amended, referred to as the Governance Agreement, by and among RAI, Brown & Williamson Holdings, Inc. (formerly known as Brown & Williamson Tobacco Corporation), referred to as B&W, and British American Tobacco p.l.c., the parent corporation of B&W and referred to as BAT, B&W has designated Mr. Daly as a nominee for re-election to the Board as a Class II director and Mr. Oberlander as a nominee for re-election to the Board as a Class III director. (The material terms of the Governance Agreement relating to the nomination of directors are described below under “— Governance Agreement.”). The Board’s Corporate Governance and Nominating Committee, referred to as the Governance Committee, has recommended Ms. Koeppel and Messrs. Thornburgh and Wajnert as nominees for re-election to the Board as Class II directors. The other persons who have been designated by B&W pursuant to the Governance Agreement as directors of RAI are Martin D. Feinstein (a Class III director) and Ronald S. Rolfe (a Class I director). B&W has not yet designated a replacement independent director to fill the vacancy resulting from the death of Sir Nicholas Scheele in 2014.

Your proxy will vote for each of the nominees for directors unless you specifically vote against, or affirmatively abstain from voting with respect to, a particular nominee. If any such nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

Your Board of Directors recommends a vote FOR the election of each of the four Class II director nominees and the one Class III director nominee.

Biographies of Board Members

Certain biographical information regarding the persons nominated for election to the Board at our 2015 annual meeting and regarding the other persons who will continue to serve on the Board after the 2015 annual meeting is set forth below:

Director Nominees

Name	Age	Business Experience

Class II Directors (terms to expire in 2018)

John P. Daly	58	Mr. Daly was the Chief Operating Officer of BAT, the world’s second largest publicly traded tobacco group, from September 2010 to December 2013, and retired from BAT in April 2014. He served as a director of BAT from January 2010 to April 2014. After the 1999 merger of Rothmans International with BAT, Mr. Daly became BAT’s Regional Manager for the Middle East, Subcontinent and Central Asia, and was appointed Area Director for the Middle East and North Africa in 2001. Mr. Daly joined the management board of BAT upon his appointment as Regional Director for Asia-Pacific in 2004. Prior to joining the tobacco industry, Mr. Daly spent 14 years in the pharmaceutical industry in the United Kingdom and Ireland. Mr. Daly commenced serving on the Board of RAI as of December 1, 2010. He also currently serves on the board of directors of Wolseley plc.

		The Board believes that Mr. Daly, with his more than 23 years of experience in the tobacco industry and with BAT, brings to the Board strong leadership skills, extensive knowledge of the tobacco industry and valuable expertise on the operational and financial issues related to the tobacco industry; and his 14 years of experience in the pharmaceutical industry brings additional knowledge in the area of governmental regulation of food and drugs. Mr. Daly’s prior service on the board of directors of BAT also brings valuable experience and insight to the Board. In addition, Mr. Daly is one of the non-independent directors designated by B&W for nomination to the Board under the terms of the Governance Agreement.

Name	Age	Business Experience

Holly Keller Koeppel	56

Ms. Koeppel has served as the Managing Partner and Co-Head of Corsair Infrastructure Management, L.P., a provider of management services to investment funds focused on investment opportunities within the infrastructure sectors, since March 2015. From January 2010 to March 2015, she served as Co-Head of Citi Infrastructure Investors, an investment fund focused on investment opportunities within the infrastructure sectors. Ms. Koeppel was an executive vice president of American Electric Power Company, Inc., referred to as AEP, one of the largest power generators and distributors in the United States, from 2002 to December 2009. She also was the chief financial officer of AEP from 2006 to September 2009. Prior to 2006, Ms. Koeppel held various other management positions with AEP, which she joined in 2000. Ms. Koeppel commenced serving on the board of RAI as of July 16, 2008. She also currently serves on the boards of directors of Integrys Energy Group, Inc. and a number of the companies held by Citi Infrastructure Investors. Ms. Koeppel also is a member of The Ohio State University Dean’s Advisory Council.

		The Board believes that Ms. Koeppel, with her more than 34 years of operational and financial management experience, including her service as the chief financial officer of a large power company in a regulated industry, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; governmental regulation; mergers and acquisitions; and executive compensation. In addition, Ms. Koeppel’s service on other boards brings valuable experience and insight to the Board.

Richard E. Thornburgh	62	Mr. Thornburgh has been Vice Chairman of Corsair Capital, LLC, a private equity firm focused on investing in the global financial services industry, since 2006. Prior to joining Corsair, Mr. Thornburgh held various executive positions with Credit Suisse Group AG, a global banking and financial services company, most recently serving as Executive Vice Chairman of Credit Suisse First Boston, referred to as CSFB and now called Credit Suisse. From 1996 to 2005, he served on the Executive Board of Credit Suisse Group as the Chief Financial Officer of Credit Suisse Group, Vice Chairman of the Executive Board of CSFB and Chief Risk Officer of Credit Suisse Group. Mr. Thornburgh commenced serving on the Board of RAI as of December 2, 2011. He also currently serves as the Vice Chairman of the board of directors of Credit Suisse Group AG, and on the boards of directors of McGraw-Hill Financial, Inc. and NewStar Financial, Inc.

		The Board believes that Mr. Thornburgh, with his over 38 years of operational and financial management experience in the banking and financial services industry, including his service as the executive vice chairman of a global banking and financial services company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance and credit; management of global operations; financial reporting, accounting and controls; mergers and acquisitions; risk management; and corporate governance. Mr. Thornburgh’s service on other public and private company boards and committees also brings valuable experience and insight to the Board.

Name	Age	Business Experience

Thomas C. Wajnert	71	Mr. Wajnert has been the Non-Executive Chairman of the Board of RAI, referred to as the Non-Executive Chairman, since November 1, 2010. Prior to that date, he served as the Board’s Lead Director from May 2008 to October 2010. Mr. Wajnert has been a Senior Managing Director of The AltaGroup, LLC, a global consulting organization providing advisory services to the financial services industry, since January 2011. He was self-employed from July 2006 to December 2010, providing advisory services to public and private companies and private equity firms. From January 2002 to June 2006, he was Managing Director of Fairview Advisors, LLC, a merchant bank he co-founded. Mr. Wajnert retired as Chairman of the Board and Chief Executive Officer of AT&T Capital Corporation, a commercial finance and leasing company, where he was employed from November 1984 until December 1997. Mr. Wajnert served on the board of directors of UDR, Inc. from November 2006 to May 2012. Mr. Wajnert commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of R.J. Reynolds Tobacco Holdings, Inc., a wholly owned subsidiary of RAI and formerly a publicly traded company, referred to as RJR, from June 1999 to July 2004. He also currently serves on the boards of directors of Solera Holdings, Inc., International Financial Group, Inc., a privately held specialty insurance company, and Luther Burbank Savings, a privately held federally insured and regulated bank.

		The Board believes that Mr. Wajnert, with his nearly 40 years of operational and executive management experience, including his service as both the chairman and chief executive officer of a national commercial finance and leasing company and the managing director and co-founder of a merchant bank, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance and credit; restructurings; management of global operations; financial reporting, accounting and controls; marketing and brand leadership; corporate governance; and executive compensation. In addition, Mr. Wajnert’s service on other public and private company boards and committees, and his role in providing advisory services to public and private companies and private equity firms, bring valuable experience and insight to the Board. Based on this combination of experience, qualifications, attributes and skills, RAI’s directors elected Mr. Wajnert as the Non-Executive Chairman, effective November 1, 2010, and the Board’s Lead Director from May 2008 to October 2010.

Name	Age	Business Experience

Class III Director (term to expire in 2016)

Ricardo Oberlander	51	Mr. Oberlander has been a Management Board Director, Americas Region of BAT since January 2013, and the Chairman of the Board of Directors of BAT’s Souza Cruz subsidiary in Brazil since April 2013. He served as BAT’s Global Consumer Director from April 2012 to December 2012, and General Manager of BAT, France from April 2010 to March 2012. Prior to April 2010, Mr. Oberlander held a variety of marketing positions with BAT and its subsidiaries after joining BAT in 1989. Mr. Oberlander commenced serving on the Board of RAI as of December 4, 2014.

		The Board believes that Mr. Oberlander, with his more than 25 years of experience in the tobacco industry and with BAT, brings to the Board strong leadership skills, extensive knowledge of the tobacco industry and valuable expertise on the brand-marketing, operational and financial issues related to the tobacco industry. Mr. Oberlander’s service on the management board of BAT also brings valuable experience and insight to the Board. In addition, Mr. Oberlander is one of the non-independent directors designated by B&W for nomination to the Board under the terms of the Governance Agreement.

Continuing Directors

Class I Directors (terms expiring in 2017)

Luc Jobin	55	Mr. Jobin has been Executive Vice President and Chief Financial Officer of Canadian National Railway Company, referred to as CN, a rail and related transportation business, since June 2009. Prior to joining CN, Mr. Jobin was Executive Vice President of Power Corporation of Canada, referred to as PCC, an international management and holding company, from February 2005 to April 2009, with responsibility for overseeing PCC’s diversified portfolio of investments. Prior to joining PCC, he spent 22 years in a variety of financial and executive management positions with Imasco Limited and its Canadian tobacco subsidiary, Imperial Tobacco. Imasco, a major Canadian consumer products and services corporation, became a BAT subsidiary in 2000. Mr. Jobin served as President and Chief Executive Officer of Imperial Tobacco from the fall of 2003 until he joined PCC. Mr. Jobin commenced serving on the Board of RAI as of July 16, 2008. He also currently serves on the boards of directors of On the Tip of the Toes Foundation, which organizes therapeutic adventure expeditions for teenagers living with cancer, and The Tolerance Foundation.

The Board believes that Mr. Jobin, with his 35 years of operational and financial management experience, including 22 years in the tobacco industry, where he served as the chief executive officer of a major Canadian tobacco company, and his current service as the chief financial officer of a major rail and transportation company, brings to the Board strong leadership skills, comprehensive knowledge of the tobacco industry and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; corporate finance, credit and investments; risk management; and mergers and acquisitions. Mr. Jobin’s service on non-profit boards also brings additional experience and insight to the Board.

Name	Age	Business Experience

Nana Mensah	62	Mr. Mensah has been the Chairman and Chief Executive Officer of ‘XPORTS, Inc., a privately held company that exports food packaging and food processing equipment and pharmaceuticals to foreign markets, since January 2005, and previously served in those same positions from April 2003 until July 2003 and from October 2000 until December 2002. He served as the Chief Operating Officer — Domestic of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the world’s largest quick-service restaurant chains, from August 2003 to December 2004, when it was sold to a private equity firm. Mr. Mensah commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. Mr. Mensah is a Distinguished Fellow at Georgetown College in Kentucky. He also currently serves on the board of trustees of the Children’s Miracle Network Hospitals, and the boards of directors of World Trade Center Kentucky, a non-profit organization assisting Kentucky companies with imports, exports and overseas operations, and Hospice of the Bluegrass.

		The Board believes that Mr. Mensah, with his 38 years of operational management experience in the consumer and packaged goods industries, including his service as the chief operating officer of national quick-service restaurant chains, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; marketing and brand leadership for consumer products and packaged goods; operational efficiencies; corporate governance; and executive compensation. In addition, Mr. Mensah’s service on private company and non-profit boards brings valuable experience and insight to the Board.

Ronald S. Rolfe	69	Mr. Rolfe is a retired partner of the law firm of Cravath, Swaine & Moore LLP. Mr. Rolfe joined Cravath as an Associate in 1970 and was a Partner from 1977 until his retirement in December 2010. Mr. Rolfe commenced serving on the Board of RAI as of May 8, 2014. He currently serves on the boards of directors of Noranda Aluminum Holding Corporation, Berry Plastics Group, Inc. and Time Inc. In addition, Mr. Rolfe currently serves on the boards of directors of privately held Advanced Assessment Systems, Inc. and TuneCore, Inc., on the boards of trustees of The Allen-Stevenson School and De La Salle Academy, and is a trustee emeritus of The Lawrenceville School.

		The Board believes that Mr. Rolfe, with his more than 40 years of legal experience advising boards of directors and senior management of publicly traded and private companies, including companies in the tobacco industry, on a wide range of antitrust, securities, litigation and corporate governance matters, brings to the Board strong leadership skills, valuable legal expertise on the legal issues related to the tobacco industry and extensive knowledge in the areas of corporate governance; compliance; litigation; and mergers and acquisitions. In addition, Mr. Rolfe’s service on other public and private company boards and committees brings valuable experience and insight to the Board. Mr. Rolfe is one of the independent directors designated by B&W under the terms of the Governance Agreement.

Name	Age	Business Experience

John J. Zillmer	59	Mr. Zillmer is the retired Executive Chairman of Univar, a leading global distributor of industrial and specialty chemicals and related services, which position he held from May 2012 to December 2012. He served as President and Chief Executive Officer of Univar from October 2009 to May 2012. Prior to joining Univar, he was Chairman and Chief Executive Officer of Allied Waste Industries, Inc., the nation’s second-largest waste management company, from May 2005 until December 2008, when Allied Waste merged with Republic Services, Inc. Prior to joining Allied Waste, Mr. Zillmer had been retired since January 2004. From May 2000 to January 2004, Mr. Zillmer served as Executive Vice President of ARAMARK Corporation. Prior to 2000, he served in various management positions with ARAMARK, which he joined in 1986. Mr. Zillmer served on the board of directors of Univar from October 2009 to December 2012. Mr. Zillmer commenced serving on the Board of RAI as of July 12, 2007. He also currently serves on the boards of directors of Ecolab Inc. and Veritiv Corporation.

		The Board believes that Mr. Zillmer, with his 37 years of operational and financial management experience, including his service as the chief executive officer of both a global chemical company and a national waste management company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; operational efficiencies; management of global operations; capital investments; and executive compensation. In addition, Mr. Zillmer’s service on other public and private company boards and committees brings valuable experience and insight to the Board.

Name	Age	Business Experience

Class III Directors (terms expiring in 2016)

Susan M. Cameron	56	Ms. Cameron has been the President and Chief Executive Officer of RAI since May 2014, the position she previously held from January 2004 through her retirement in February 2011. She also served as the Chairman of the Board of RAI from January 2006 to October 2010. Ms. Cameron also has served as President of RAI Services Company, referred to as RAISC, a wholly owned subsidiary of RAI, since May 2014, a position she also previously held from January 2010 to February 2011. In addition, Ms. Cameron served as Chairman of the Board of R. J. Reynolds Tobacco Company, a wholly owned operating subsidiary of RAI, referred to as RJR Tobacco, from July 2004 to May 2008. From July 2004 to December 2006, she also served as Chief Executive Officer of RJR Tobacco. Ms. Cameron served as President and Chief Executive Officer of B&W from 2001 to 2004, and also served as a director of B&W from 2000 to 2004, and Chairman of the Board of B&W from January 2003 to 2004. Prior to 2001, she held various marketing positions with B&W and BAT after joining B&W in 1981. Ms. Cameron served on the Board of RAI from January 2004 to February 2011, and re-commenced serving on the Board of RAI as of December 5, 2013. She also currently serves on the boards of directors of R.R. Donnelley & Sons Company and Tupperware Brands Corporation. In addition, Ms. Cameron is a member of the board of trustees of the University of Florida.

		The Board believes that Ms. Cameron, with her more than 31 years of experience in the tobacco industry, including her current and prior service as the Chairman, President and Chief Executive Officer of RAI, brings to the Board strong leadership skills and comprehensive knowledge of the tobacco industry; marketing and brand leadership expertise; and essential insight and perspective regarding the strategic and operational opportunities and challenges of RAI and its operating companies. Ms. Cameron’s service on other public and private company boards and committees also brings valuable experience and insight to the Board.

Name	Age	Business Experience

Martin D. Feinstein	66	Mr. Feinstein is the retired Chairman of Farmers Group, Inc., a provider of personal property/casualty insurance, and Farmers New World Life Insurance Company, a provider of life insurance and annuities, which positions he held from 1997 to July 2005. He also served as the Chief Executive Officer of Farmers Group, Inc. from 1997 to April 2005 and as President and Chief Operating Officer of Farmers Group, Inc. from 1995 to 1996. Prior to 1995, Mr. Feinstein held various management positions with Farmers Group, Inc. Farmers Group, Inc. was an indirect, wholly owned subsidiary of B.A.T Industries p.l.c., an affiliate of BAT, from 1988 to 1998. Mr. Feinstein commenced serving on the Board of RAI as of November 30, 2005. He also currently serves on the board of directors of Amlin p.l.c.

		The Board believes that Mr. Feinstein, with his nearly 35 years of operational and financial management experience in the insurance industry, including his service as the chairman, chief executive officer and chief operating officer of a national insurance company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; insurance and risk management; and corporate governance. Mr. Feinstein’s service on other public and private company boards and committees also brings valuable experience and insight to the Board. In addition, Mr. Feinstein is one of the independent directors designated by B&W under the terms of the Governance Agreement.

Lionel L. Nowell, III	60	Mr. Nowell retired in 2009 from PepsiCo, one of the world’s largest food and beverage companies, where he served as the Senior Vice President and Treasurer from August 2001 to May 2009. Prior to that time, he served as Chief Financial Officer for The Pepsi Bottling Group, a position he assumed in 2000 after serving as Controller for PepsiCo since July 1999. Mr. Nowell joined PepsiCo in July 1999 from RJR Nabisco, Inc., where he was Senior Vice President, Strategy and Business Development from January 1998 to July 1999. Mr. Nowell commenced serving on the Board of RAI as of September 26, 2007. Mr. Nowell also currently serves on the boards of directors of American Electric Power Company, Inc., Bank of America Corporation and Darden Restaurants, Inc. In addition, he serves on the Dean’s Advisory Board at The Ohio State University Fisher College of Business and is an active member of the American Institute of Certified Public Accountants and the Ohio Society of CPAs.

		The Board believes that Mr. Nowell, with his more than 30 years of operational and financial management experience in the consumer products industry, including his service as the senior vice president and treasurer of a multi-national food and beverage company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance, credit and treasury; financial reporting, accounting and controls; and risk management. In addition, Mr. Nowell’s service on other public and private company boards and committees brings valuable experience and insight to the Board.

Governance Agreement

Nomination and Election of Directors and Related Matters

In connection with the business combination transactions consummated on July 30, 2004, pursuant to which, among other things, the U.S. cigarette and tobacco business of B&W was combined with the business of RJR Tobacco, collectively referred to as the Business Combination, RAI, B&W and BAT entered into the Governance Agreement, which sets forth the parties’ agreement regarding various aspects of the governance of RAI, including the nomination of RAI directors. As noted above, under “— Item 1: Election of Directors,” the Board currently consists of 12 persons. Under the terms of the Governance Agreement, the Board’s nominated slate of directors, referred to as management’s slate of nominees, is chosen as follows:

Nominator	Nominee
B&W	B&W has the right to designate for nomination five directors, referred to as the Investor Directors, at least three of whom are required to be independent directors and two of whom may be executive officers of BAT or any of its subsidiaries.

Governance Committee	The Governance Committee will recommend to the Board for nomination:

• the chief executive officer of RAI or equivalent senior executive officer of RAI, and
• the remaining directors, each of whom is required to be an independent director (unless otherwise agreed by the parties).

The number of directors B&W is entitled to designate for nomination to the Board could be lower due to future reductions in the amount of RAI common stock which B&W owns. (As of the date of this proxy statement, B&W owns approximately 42% of RAI common stock.) Specifically, the Governance Agreement provides that designations by B&W will be subject to the following limitations:

If B&W’s ownership interest in RAI as of a specified date is:	B&W will have the right to designate:
• less than 32% but greater than or equal to 27%	• two independent directors, and
• two directors who may be executive officers of BAT or any of its subsidiaries.
• less than 27% but greater than or equal to 22%	• two independent directors, and
• one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 22% but greater than or equal to 15%	• one independent director, and
• one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 15%	• no directors.

The ownership thresholds described above will not reflect any decreases in B&W’s percentage ownership due to issuances of equity securities by RAI.

In addition, the Governance Agreement provides that in no event will the number of directors designated by B&W, divided by the total number of directors then comprising the Board, exceed the number of directors which B&W is then entitled to designate pursuant to the terms of the Governance Agreement divided by 12, rounded up to the nearest whole number. B&W is entitled to approximately proportionate representation, as designated by B&W, on all Board committees so long as any BAT nominee is on the Board.

For purposes of the Governance Agreement, an independent director means a director who would be considered an “independent director” of RAI under the NYSE listing standards, as such listing standards may be amended from time to time, and under any other applicable law mandating, or imposing as a condition to any material benefit to RAI or any of its subsidiaries, the independence of one or more members of the Board, excluding, in each case, requirements that relate to “independence” only for members of a particular committee or directors fulfilling a particular function. The Governance Agreement further provides that no person shall be deemed to be an “independent director” if such person is, or at any time during the three years preceding the date of determination was, a director, officer or employee of BAT or any of its subsidiaries, other than RAI and its subsidiaries, if applicable. In addition, no person will be deemed to be an “independent director” unless such person also would be considered to be an “independent director” of BAT under the NYSE listing standards, whether or not such person is in fact a director of BAT, assuming the NYSE listing standards were applicable to BAT. Under the Governance Agreement, the fact that a person has been designated by B&W for nomination will not by itself disqualify that person as an “independent director.”

Pursuant to the Governance Agreement, in any election of directors, as long as after that election the Board will include the number of directors properly designated by B&W (and assuming that management’s entire slate of nominees is elected at the meeting), BAT and its subsidiaries are required to vote, and have given RAI an irrevocable proxy to vote, their shares of RAI common stock in favor of management’s slate of nominees (and against the removal of any director elected as one of management’s slate of nominees). Under the Governance Agreement, however, BAT and its subsidiaries would not be required to vote in favor of management’s slate of nominees (or against a removal) at a particular shareholders’ meeting if an unaffiliated third party has made a material effort to solicit proxies in favor of a different slate of directors for that meeting. In any other matter submitted to a vote of RAI’s shareholders, BAT and its subsidiaries may vote their RAI shares in their sole discretion. For the 2015 annual meeting, management’s slate of nominees consists of Ms. Koeppel and Messrs. Daly, Thornburgh and Wajnert for Class II and Mr. Oberlander for Class III. After the 2015 annual meeting, the Board will include four directors properly designated by B&W. B&W has not yet designated a replacement independent director to fill the vacancy resulting from the death of Mr. Scheele in 2014, although it has the right to do so at any time, including between annual meetings.

The Governance Agreement requires the approval of B&W, as an RAI shareholder, or the Investor Directors in order for RAI to take various actions. The approval of a majority of the Investor Directors is required for:

•

RAI’s issuance of securities comprising (either directly or upon conversion or exercise) 5% or more of RAI’s voting power other than certain issuances for cash, if B&W’s percentage interest in RAI is at least 32%; and

•	RAI’s repurchase of its shares of common stock, subject to certain exceptions (including if a dividends-declared threshold has been met), if B&W’s percentage interest in RAI is at least 25%.

The approval of B&W, as an RAI shareholder, is required for:

•	any RAI action which would discriminatorily impose limitations, or deny benefits to, BAT and its subsidiaries as RAI shareholders;

•	any RAI disposition of RAI intellectual property relating to certain B&W international brands, subject to exceptions;

•	specified amendments to RAI’s Articles of Incorporation, Bylaws or Board committee charters related to matters covered by the Governance Agreement; and

•

the adoption of takeover defense measures applicable to the acquisition of beneficial ownership of any RAI equity securities by BAT or its subsidiaries, other than the adoption of a shareholder rights plan identical to the shareholder rights plan that expired on July 30, 2014.

The Governance Agreement also requires that any material contract or transaction between RAI or its subsidiaries and BAT or its subsidiaries be approved by a majority of RAI’s independent directors not designated by B&W, referred to as the Other Directors.

The nomination, election and other provisions described above will remain in effect indefinitely, unless terminated as described below.

Transfer Restrictions; Expiration of the Standstill Provisions

The Governance Agreement restricts the ability of BAT and its subsidiaries to sell or transfer shares of RAI common stock. These transfer restrictions will remain in effect indefinitely unless terminated as described below. Specifically, BAT and its subsidiaries may not, except in a third party tender offer that the RAI Board has not rejected:

•

sell or transfer RAI common stock if, to B&W’s knowledge, the acquiring party or group would beneficially own (or have the right to acquire) 7.5% or more of the voting power of all of RAI’s voting stock after giving effect to such sale or transfer, or

•

in any six-month period, sell or transfer RAI common stock representing more than 5% of the voting power of all of RAI’s voting stock without first obtaining the consent of a majority of the independent members of RAI’s Board not designated by B&W.

Notwithstanding these restrictions, B&W may transfer any of its shares of RAI common stock to BAT or its subsidiaries, and any such transferee may make similar transfers, provided the transferee agrees to be bound by the terms of the Governance Agreement and, provided further, that all shares of RAI common stock held by B&W and a permitted transferee will be taken into account for purposes of calculating any ownership thresholds applicable to B&W and/or its affiliates under the Governance Agreement.

The provisions in the Governance Agreement prohibiting, among other things, BAT and its subsidiaries from acquiring, or making a proposal to acquire, beneficial ownership of additional shares of RAI common stock expired by their terms on July 30, 2014. The voting agreement for directors described above continues despite such expiration and does not expire unless the Governance Agreement terminates as described below.

Termination of the Governance Agreement

The Governance Agreement will terminate automatically and in its entirety if B&W’s ownership interest in RAI increases to 100%, or falls below 15%, or if a third party or group beneficially owns or controls more than 50%, of the voting power of all of RAI’s voting stock.

BAT and B&W may elect to terminate the Governance Agreement in its entirety, in each case after notice and opportunity to cure, if B&W nominees proposed in accordance with the Governance Agreement are not elected to serve on the RAI Board or its committees or if RAI has deprived B&W nominees of such representation for “fiduciary” reasons or has willfully deprived B&W or its board nominees of any veto rights.

BAT and B&W also may terminate the restriction on Board representation in excess of proportionate representation, the obligation to vote its shares of RAI common stock for the management’s slate of director nominees (and related irrevocable proxy), and the RAI share transfer restrictions of the Governance Agreement if RAI willfully and deliberately breaches, after notice and opportunity to cure, the provisions regarding B&W’s Board and Board committee representation.

Registration Rights

The Governance Agreement also grants BAT and its subsidiaries the right to have shares of RAI common stock held by them to be registered under the securities laws in certain circumstances. The disposition of RAI common stock by BAT and its subsidiaries using registration rights is subject to the transfer restrictions described above.

Share Repurchase Program

In November 2011, RAI and B&W entered into an agreement pursuant to which B&W agreed to participate in RAI’s share repurchase program on a basis approximately proportionate with B&W’s approximately 42% ownership of RAI’s equity, and the Governance Agreement was amended accordingly. This latest RAI share repurchase program was completed in May 2014. For more information, see “Certain Relationships and Related Transactions — 2014 Related Person Transactions” below.

The preceding is a summary of the material terms of the Governance Agreement and is qualified in its entirety by reference to the full text of the Governance Agreement, which, together with Amendments No. 1, No. 2 and No. 3 to the Governance Agreement, are incorporated by reference as Exhibits 10.8, 10.9, 10.10 and 10.11, respectively, to our 2014 Annual Report on Form 10-K, as defined below. You are encouraged to read the Governance Agreement carefully as it contains important information about the governance of RAI.

Determination of Independence of Directors

The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, RAI’s Board has adopted the following standards to assist it in its determination of director independence; a director will be determined not to be independent under the following circumstances:

•	the director is, or has been within the last three years, an employee of RAI, or an immediate family member is, or has been within the last three years, an executive officer, of RAI;

•

the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from RAI, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(1) the director is a current partner or employee of a firm that is RAI’s internal or external auditor; (2) the director has an immediate family member who is a current partner of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and currently works on RAI’s audit; or (4) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on RAI’s audit within that time;

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of RAI’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, RAI for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

For purposes of this determination of director independence, references to “RAI” include RAI and any affiliate or subsidiary of RAI. The foregoing director independence standards are set forth in RAI’s Corporate Governance Guidelines, which can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

The Board has determined that the following directors are (or were, in the case of Mr. Kahler, who retired from the Board in May 2014, and Mr. Scheele, who passed away in July 2014) independent within the meaning of the foregoing NYSE listing standards: Martin D. Feinstein, Luc Jobin, H. Richard Kahler, Holly Keller Koeppel, Nana Mensah, Lionel L. Nowell, III, Ronald S. Rolfe, Nicholas Scheele, Richard E. Thornburgh, Thomas C. Wajnert and John J. Zillmer. None of the foregoing independent directors had any relationship with RAI, other than being a director and/or shareholder of RAI, except Mr. Thornburgh, who serves on the boards of directors of three companies — one of which has a subsidiary that (1) is one of the lenders under RAI’s senior unsecured revolving credit facility, which was entered into in 2014 (and was one of the lenders under RAI’s prior revolving credit facility that was superseded by the 2014 facility), and (2) is one of the lenders under RAI’s senior unsecured term loan bridge facility which was entered into in 2014 for the purpose of financing part of the cash portion of the merger consideration, and related fees and expenses, in connection with RAI’s proposed acquisition of Lorillard, Inc., referred to as Lorillard, and another of which has a subsidiary that provides credit rating services to RAI; and Mr. Zillmer, who is the retired Executive Chairman of a company from which two of RAI’s subsidiaries purchased certain raw materials during 2014. Such relationships and transactions were approved under RAI’s Related Person Transaction Approval Policy and it was determined that none of such relationships and transactions precluded a finding that either Mr. Thornburgh or Mr. Zillmer was independent or constituted a related party transaction requiring disclosure under the heading “Certain Relationships and Related Transactions — 2014 Related Person Transactions” below.

Committees and Meetings of the Board of Directors

The standing committees of the Board are the Audit and Finance Committee, referred to as the Audit Committee, the Compensation and Leadership Development Committee, referred to as the Compensation Committee, and the Governance Committee. The Board’s Strategic Matters Review Committee was dissolved effective May 8, 2014. All of the current standing committees of the Board are comprised of non-management directors, each of whom are independent as defined by applicable NYSE listing standards, including those as discussed above under “— Determination of Independence of Directors.” Pursuant to the Governance Agreement, each of the Board committees is required to have at least five members, though currently the Compensation Committee has two vacancies. The Governance Agreement also provides that the directors designated by B&W will have proportionate representation on each Board committee, with at least one director designated by B&W serving on each Board committee so long as any directors designated by B&W serve on the Board. At this time, B&W has waived its right to designate one of its two designees to serve on the Compensation Committee and has not yet designated a replacement to fill the vacancy on such committee resulting from the death of Mr. Scheele in 2014. Notwithstanding the foregoing, a director designated by B&W may not serve on any Board committee if such service would violate mandatory legal or exchange listing requirements or any other applicable law that requires committee member independence as a condition to a material benefit to RAI or any of its subsidiaries.

Each of the Board’s three standing committees operates in accordance with the terms of a written charter. Copies of each such charter can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Information regarding the current membership of each standing committee of the Board is set forth in the table below, and information regarding the activities of each standing committee of the Board is presented following the table.

RAI Board Standing Committees (1)
Director	Audit Committee	Compensation Committee	Governance Committee
Martin D. Feinstein(2)(3)(4)	X(5)		X
Luc Jobin(3)(4)	X
Holly Keller Koeppel(3)		X	X
Nana Mensah(3)		X(5)	X
Lionel L. Nowell, III(3)(4)	X
Ronald S. Rolfe(2)(3)(4)	X		X
Richard E. Thornburgh(3)(4)	X
Thomas C. Wajnert(3)(6)
John J. Zillmer(3)		X	X(5)

Number of Meetings in 2014	12	12	9

(1)	As noted above, the Board’s Strategic Matters Review Committee was dissolved effective May 8, 2014. Prior to its dissolution, the committee met one time in 2014, and consisted of the following members: Ms. Cameron, Mr. Daly, Mr. Feinstein, Mr. Jobin, Mr. Thornburgh and Mr. Wajnert (who served as Chair).

(2)	A B&W designee.

(3)	Independent, non-management director.

(4)	The Board has determined that all of the members of the Audit Committee meet the definition of an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

(5)	Chair of committee.

(6)	Mr. Wajnert, as the Non-Executive Chairman, is invited to attend and speak at all committee meetings even though he is not a member of any of such committees.

Audit and Finance Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities by overseeing:

•	that management has maintained the reliability and integrity of the accounting policies, financial reporting and disclosure practices and financial statements of RAI and its subsidiaries;

•	that management has established and maintained processes to assure that an adequate system of internal control is functioning within RAI and its subsidiaries;

•	that management has established and maintained processes to assure compliance by RAI and its subsidiaries with all applicable laws, regulations and RAI policies;

•	that management has established and maintained processes to ensure adequate enterprise risk management;

•	the qualifications, independence and performance of RAI’s independent registered public accounting firm and internal audit department; and

•	the financial policies, strategies and activities, and capital structure, of RAI.

The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of RAI’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for RAI. The Audit Committee also serves as a qualified legal compliance committee, within the meaning of the Sarbanes-Oxley Act of 2002, responsible for, among other things, reviewing reports by RAI’s attorneys of any material violations of securities laws and any material breaches of fiduciary duties under applicable law.

Compensation and Leadership Development Committee

General.    The Compensation Committee is responsible for:

•	overseeing and administering the policies, programs, plans and arrangements for compensating the executive management of RAI and its subsidiaries; and

•

overseeing leadership talent development and succession planning for the top executive leadership positions of RAI and its subsidiaries (other than succession planning for RAI’s Chief Executive Officer, which is performed by the Governance Committee).

As part of its responsibilities, the Compensation Committee:

•	approves, or makes recommendations to the Board with respect to, the base salary and annual incentives payable to all of RAI’s executive officers, including the Chief Executive Officer;

•	approves, or makes recommendations to the Board with respect to, compensation and long-term incentive grants to all of RAI’s executive officers, including the Chief Executive Officer;

•	reviews and evaluates risks arising from RAI’s compensation policies and practices;

•	reviews and evaluates compensation consultant, legal counsel and other advisor independence; and

•	administers certain plans and programs relating to employee benefits, incentives and compensation.

The Compensation Committee is responsible for evaluating the Chief Executive Officer’s performance, with input from all members of the Board. Based on such evaluation, the Compensation Committee recommends to the independent directors for their approval any changes in the Chief Executive Officer’s annual compensation. For a discussion of the Compensation Committee’s policies and procedures relating to executive compensation, see “Executive Compensation — Compensation Discussion and Analysis” below.

Delegation.    Pursuant to the Compensation Committee charter, the Chair of the Committee has the authority to approve the compensation for senior executives at the Executive Vice President level or below (except for RAI’s Chief Financial Officer, RAI’s General Counsel and RJR Tobacco’s President) to the extent the Chair deems such approval necessary and appropriate under the circumstances, and if the Committee is not otherwise in session. In addition, the Compensation Committee may, in its discretion and as it considers appropriate, delegate such other of its powers and responsibilities to other subcommittees, or to committees comprised of officers or employees, except that grants to persons who are subject to the Section 16 reporting requirements may only be approved by a subcommittee comprised solely of two or more non-employee directors, and grants designed to be “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code, may only be approved by a subcommittee comprised solely of two or more outside directors. In February 2014, the Compensation Committee delegated to a committee consisting of Daniel M. Delen, as RAI’s then-President and Chief Executive Officer, and Lisa J. Caldwell, as RAI’s Executive Vice President and Chief Human Resources Officer, the authority during the remainder of 2014 to approve, outside of the normal, annual grant cycle, long-term incentive grants under the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan, referred to as the Omnibus Plan, to persons at the Vice President level and below. The Omnibus Plan was amended and restated and re-approved by shareholders in May 2014. Any such grants made under that delegated authority were required to have the same terms as the grants made to other employees as of March 1, 2014, and any such additional long-term incentive grants could not cause the maximum amount of the total 2014 long-term incentive grants approved by the Compensation Committee to be exceeded. See “Executive Compensation — Compensation Discussion and Analysis — Analysis of 2014 Compensation Decisions — Long-Term Incentive Compensation — Long-Term Incentive Opportunity” below for information regarding the general terms of the 2014 long-term incentive grants under the Omnibus Plan.

Compensation Consultants.    Under its charter, the Compensation Committee has the sole authority to retain or obtain the advice of a compensation consultant for purposes of evaluating, and making recommendations with respect to, the compensation of our executive officers, as well as the sole authority to approve the terms of any such consulting arrangement, including the fees payable to the consultant. The Compensation Committee also has the sole authority to terminate any compensation consultant that it has retained. In addition to the retention of compensation consultants, the Compensation Committee has the authority, under its charter, to retain independent legal counsel or other independent advisors to assist the Committee in discharging its responsibilities and carrying out its duties.

For 2014, the Compensation Committee again engaged Meridian Compensation Partners, LLC, referred to as Meridian, to provide the Committee with recommendations regarding executive compensation in light of market practices and legal or regulatory considerations, and consistent with RAI’s needs and compensation philosophy and objectives. Meridian provided the Compensation Committee with market or benchmark data to assist the Committee in making determinations concerning senior management base salary, annual incentive target levels and long-term incentive target awards. A representative of Meridian attended each regular meeting of the Compensation Committee in 2014. During 2014, the Compensation Committee requested that Meridian work with RAI’s management in preparing appropriate executive compensation proposals for the Committee’s review and consideration; provide independent, candid advice to the Committee; and help ensure that the Committee receives the information and counsel necessary to make well-informed, reasoned decisions in the best interests of RAI’s shareholders on matters related to executive compensation. For more information on Meridian’s role during 2014, see “Executive Compensation — Compensation Discussion and Analysis — Roles — Role of Compensation Consultant” below.

In the event (1) management of RAI or its subsidiaries desired to retain the same compensation consulting firm retained by the Compensation Committee to provide other compensation consulting services for positions at levels below those requiring the approval of the Committee, and (2) management expected that the fees payable to such firm for consulting services provided at management’s direction would exceed $1 million for such engagement or in the aggregate during any fiscal year, then, pursuant to procedures established by the Committee in February 2007, management would be required to obtain the prior approval of the Committee before engaging such firm. In 2014, management of RAI and its subsidiaries did not engage Meridian for any such compensation consulting services.

In 2014, the Governance Committee also engaged Meridian to assist in the evaluation of the compensation of RAI’s non-employee directors.

The Compensation Committee and the Governance Committee, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, are not aware of any conflict of interest that has been raised by the work performed by Meridian. The Compensation Committee and Governance Committee also have assessed the independence of Meridian as required under the NYSE listing rules.

For 2015, each of the Compensation Committee and the Governance Committee has continued to engage Meridian as its independent compensation consultant.

Compensation Committee Interlocks and Insider Participation.    An SEC rule requires RAI to disclose the existence of certain relationships involving any member of RAI’s Compensation Committee, on the one hand, and RAI, on the other hand. Such relationships, referred to as “compensation committee interlocks and insider participation” include, among other things, where:

•	an executive officer of RAI served as a member of the compensation committee of another entity, one of whose executive officers served on RAI’s Board or Compensation Committee; or

•	an executive officer of RAI served as a director of another entity, one of whose executive officers served on RAI’s Compensation Committee.

During 2014, there were no compensation committee interlocks or insider participation at RAI.

Corporate Governance and Nominating Committee

General.     The Governance Committee:

•	reviews the qualifications of candidates for nomination to the Board and its committees;

•	reviews and evaluates shareholder proposals received for inclusion in proxy statements, including shareholder proposals relating to the nomination by shareholders of candidates to the Board;

•	recommends to the Board nominees for election as directors and candidates to serve as members and chairs of Board committees;

•	reviews and evaluates annually and recommends the processes and practices through which the Board conducts its business;

•	reviews and evaluates annually the assignment of the various oversight responsibilities and activities of the Board committees;

•	reviews periodically the compensation of the Board in relation to comparable companies and recommends to the Board any changes needed to maintain appropriate and competitive Board compensation;

•

initiates and oversees annually an evaluation of the performance of the Board, the Board committees, the Non-Executive Chairman, and, in conjunction with the Non-Executive Chairman, the individual directors in meeting their respective corporate governance responsibilities;

•	reviews RAI’s Corporate Governance Guidelines and considers the adequacy of such guidelines in light of current best practices and in response to any shareholder concerns;

•	reviews and reports to the Board on succession planning for RAI’s Chief Executive Officer;

•

may recommend an independent director to serve as Non-Executive Chairman or, if there is no Non-Executive Chairman, as Lead Director, after consultation with the Chair of the Governance Committee or the Chairman of the Board, as applicable, in each case after individually discussing with each of the other directors such director’s preference for Non-Executive Chairman or Lead Director, as applicable, under the circumstances described below under “— Board Leadership Structure”; and

•

oversees the process by which RAI and its operating companies consider their relationship with BAT and B&W, and affiliates of BAT and B&W, including in connection with the expiration in July 2014 of certain agreements and certain provisions of the Governance Agreement between the parties.

Director Nomination Process.     The Board is responsible for selecting its members, subject to shareholder approval and the relevant provisions of the Governance Agreement, but delegates the screening process to the Governance Committee with input from the Chairman of the Board, the Chief Executive Officer (if different from the Chairman of the Board) and the Lead Director (if there is one). The Governance Committee uses the following methods for identifying director nominees, other than incumbent directors being considered for re-election or nominees designated by B&W pursuant to the Governance Agreement:

•	professional third-party search firms, which provide candidate names, biographies and background information;

•	the Governance Committee’s, the Board’s and management’s networks of contacts; and

•	shareholder recommendations.

In connection with its process of identifying, screening and recommending candidates for Board membership, the Governance Committee evaluates each potential candidate against the qualifications set forth in its committee charter and the Corporate Governance Guidelines, and reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions and the then-existing composition of the Board.

The qualifications considered in the selection of director nominees include the following:

•	experience as a director of a publicly traded company;

•	extent of experience in business, finance or management;

•	geographic, gender, age and ethnic diversity;

•	overall judgment to advise and direct RAI and its operating subsidiaries in meeting their responsibilities to shareholders, customers, employees and the public; and

•	the interplay of a candidate’s experience with the experience of the other Board members and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

As stated in the Corporate Governance Guidelines, the objective of the director nomination process is to create a diverse Board that brings to RAI a variety of perspectives and skills derived from high quality business and professional experience. To that end, the Governance Committee considers the business experience and diversity of a candidate when considering director nominees. RAI’s current Board is comprised of five members with extensive experience in the tobacco industry and several other members with experience in consumer goods, finance and regulated industries. The current Board’s diversity also is reflected by the fact that it counts two women, two African Americans and three non-U.S. citizens among its members.

Additional policies regarding Board membership, as set forth in the Corporate Governance Guidelines, include the following:

•	a majority of the Board must be independent within the meaning of the Corporate Governance Guidelines and the NYSE listing standards;

•	the Executive Chairman of the Board, if there is one, and the Chief Executive Officer normally will be the only management directors;

•

a Board member, other than a non-independent designee of B&W pursuant to the Governance Agreement, who ceases to be active in his or her principal business or profession, or experiences other changed circumstances that could diminish his or her effectiveness as a Board member, is expected to offer his or her resignation to the Board, which will determine whether such member should continue to serve as a director;

•

a Board member will not serve on more than four boards of public companies, and a member of the Audit Committee will not serve on more than three audit committees of public companies (in each case including RAI); and

•	the Board expects that no director will be nominated for election or re-election to the Board following his or her 72nd birthday.

Incumbent directors are reviewed for suitability for continued service on the Board by the Governance Committee and the full Board prior to their nomination for re-election.

Candidates are recommended to the full Board for nomination for election as directors only upon the affirmative vote of a majority of the members of the Governance Committee.

Shareholder Nominations to the Board.    Shareholders may recommend candidates for Board membership by submitting their recommendations in writing to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990. The written recommendation must provide the following information:

•	the candidate’s name, age, business address and, if known, residence address;

•	the candidate’s principal occupation or employment;

•	the number of shares of RAI common stock owned by the candidate;

•

any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act;

•

the written consent of the candidate to be named in the proxy statement as a nominee, if applicable, to serve as a director if elected, and to provide information the Board requests to determine whether the candidate qualifies as an independent director under applicable guidelines; and

•

a description of all arrangements or understandings between the shareholder (or shareholder related person, as such term is defined in RAI’s Bylaws), the candidate and any other person or persons (naming such person or persons), pursuant to which the recommendation is being made by the shareholder.

The Governance Committee will evaluate any director candidate recommended by a shareholder based upon the facts and circumstances at the time of the receipt of such recommendation. Applicable considerations would include:

•	whether the Governance Committee currently is looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board;

•	whether nomination of a particular candidate would be consistent with the Governance Agreement;

•	whether the current composition of the Board is consistent with the criteria described in the Corporate Governance Guidelines;

•

whether the candidate submitted possesses the requisite qualifications that generally are the basis for selection for candidates to the Board, as described in the Corporate Governance Guidelines and as described above; and

•	whether the candidate would be considered independent under the Corporate Governance Guidelines and the NYSE listing standards.

The Governance Committee will not alter the manner in which it evaluates a candidate based on whether the candidate was recommended by a shareholder or otherwise.

A shareholder also may nominate a person for election to the Board at the 2016 annual meeting of shareholders by providing notice and the other required information described in RAI’s Bylaws, in writing, to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990, for receipt between October 22, 2015, and November 21, 2015. RAI’s Bylaws can be found in the “Governance” section of our website at www.reynoldsamerican.com or may be obtained, free of charge, from the Office of the Secretary.

Board Leadership Structure

Under our Corporate Governance Guidelines, and subject to the applicable provisions of the Governance Agreement, the Board elects the Chairman of the Board and the Chief Executive Officer on an annual basis in the manner and based on the criteria that it deems appropriate and in the best interests of RAI and its shareholders given the circumstances at the time of such appointments. Similarly, the Board considers whether the roles of Chairman of the Board and Chief Executive Officer should be separate and whether the Chairman of the Board should be an independent director. In the event the Board decides to separate the roles of the Chairman of the Board and the Chief Executive Officer, and elect one of the independent directors as Non-Executive Chairman, such Non-Executive Chairman is expected to serve for at least three terms in succession. Under our Corporate Governance Guidelines, if the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the independent directors may elect, upon nomination by the Governance Committee, an independent director to serve as Lead Director.

Mr. Wajnert has served as Non-Executive Chairman since November 1, 2010. On May 8, 2014, the Board re-elected Mr. Wajnert as Non-Executive Chairman.

The Board believes that the existing leadership structure, under which Mr. Wajnert serves as Non-Executive Chairman, and Ms. Cameron serves as President and Chief Executive Officer, is the most appropriate and in the best interests of RAI and its shareholders at this time. Given RAI’s current needs, the Board believes this structure is optimal for RAI: it allows Ms. Cameron to focus on the day-to-day operation of the business, in particular the implementation of RAI’s “transforming tobacco” strategy, while allowing Mr. Wajnert to focus on leadership of the Board, including leading the Board in its review and assessment of the appropriateness of the long-term strategic plan and initiatives of RAI and its operating companies, the opportunities and risks that are inherent in such strategic plan, and the initiatives and risk control plans established to address such risks. Moreover, the Board believes Mr. Wajnert’s service as an independent Non-Executive Chairman will promote the Board’s consideration of diverse viewpoints and will facilitate communication between the Board and management.

Although the Board believes that this leadership structure is currently in the best interests of RAI and its shareholders, the Corporate Governance Guidelines provide the Board with the flexibility to elect the same individual to the position of Chairman of the Board and Chief Executive Officer if, in the future, the Board determines that returning to such a leadership structure would be appropriate.

Board Meetings

The Corporate Governance Guidelines provide that each Board meeting agenda shall include time for an executive session with only directors and the Chief Executive Officer present, and an executive session with only non-employee directors present. In addition, the Corporate Governance Guidelines provide that at the Board meeting following each annual meeting of shareholders, the Board shall have an executive session with only independent directors present, and that each committee meeting agenda include time for an executive session with only independent directors present. The Non-Executive Chairman, if one has been elected, is responsible for presiding over executive sessions of the non-management directors and the independent directors. If a Lead Director has been appointed, then the Lead Director is responsible for presiding over such executive sessions. In the absence of the Non-Executive Chairman, or the Lead Director if one has been appointed, the Chair of the Governance Committee shall preside over executive sessions of the non-management directors and the independent directors. Similarly, if no Lead Director has been appointed, and the Chairman of the Board is an employee of RAI or a subsidiary of RAI, then the Chair of the Governance Committee shall preside over executive sessions with only non-employee directors or independent directors present. As noted above, Mr. Wajnert currently serves as the Non-Executive Chairman, and Mr. Zillmer currently serves as the Chair of the Governance Committee.

During 2014, there were 20 meetings of the Board. Each director attended at least 75% of the total meetings of the Board and committees of which he or she was a member (held during the period during which he or she was a director and has served on any such committee). The Corporate Governance Guidelines provide that Board members are expected to attend annual meetings of shareholders, barring unavoidable circumstances that prevent attendance. All of our current directors who were directors on May 8, 2014, attended our annual shareholders’ meeting held on that date.

Other Directors.     In addition, pursuant to the Governance Agreement and RAI’s Related Person Transaction Approval Policy, certain material contracts and transactions between RAI or its subsidiaries and BAT or its subsidiaries require the approval of the Other Directors. During 2014, the Other Directors consisted of the following members of the Board: Mr. Jobin, Ms. Koeppel, Mr. Mensah, Mr. Nowell, Mr. Thornburgh, Mr. Wajnert and Mr. Zillmer. There were 10 meetings of the Other Directors in 2014.

Risk Oversight

The Board, together with its Audit Committee, Compensation Committee and Governance Committee, is primarily responsible for overseeing RAI’s risk management. The Non-Executive Chairman is responsible for leading the Board in its risk oversight role, particularly as to governance, critical enterprise, business management, external and reputational risks, and ensuring the Board understands and sets the company’s risk profile. The Non-Executive Chairman, with input from the Governance Committee, also coordinates with the Chairs of the Audit Committee and the Compensation Committee to ensure that their respective board committees are overseeing the management of the risks particular to their subject areas and are communicating the material information about such risks to the full Board so that it can view RAI’s risks on a fully integrated basis. On a semi-annual basis, management of RAI and its subsidiaries, under the direction of RAI’s general auditor, identifies and assesses significant risks. Each risk category, as well as the consolidated risk profile, is reviewed and discussed with the full Board or appropriate Board committee, based on the scope of the risk and the expertise needed for oversight. The Board is assigned and directly oversees risks that could have a broad impact on RAI, strategic risks, litigation risks, as well as any risk that could threaten a key growth strategy. The Compensation Committee is assigned and oversees risks that may require its specific expertise, such as human resources risks or compensation risks. Consistent with NYSE regulations, the Audit Committee is assigned and oversees management’s processes to identify, assess and manage risks. Additionally, the Audit Committee oversees risks that may require its specific expertise, such as financial reporting risks, as well as other risks that do not fit into one of the foregoing categories.

Although the Board and its committees oversee RAI’s risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks faced by RAI. At meetings of the Board, the Audit Committee or the Compensation Committee, as applicable, management reports on the specific categories of risk for which the Board or such committee is responsible. In particular, management discusses its assessment of and strategy for managing each category of risk. The Audit Committee and the Compensation Committee also each regularly reports to the Board with respect to the risk categories it oversees. These ongoing discussions enable the Board, the Audit Committee and the Compensation Committee to monitor RAI’s exposure to and mitigation of risk.

The existing Board leadership structure encourages communication between management, including the President and Chief Executive Officer, on the one hand, and the non-management directors, including the Non-Executive Chairman, on the other hand. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.

Director Compensation

We provide to our non-employee directors (other than Messrs. Oberlander and Withington, both of whom were full-time employees of BAT during 2014, and Mr. Daly, who retired from BAT in April 2014) compensation for their service on the Board in the form of retainers and meeting fees, and certain equity awards, all as described in greater detail below. See “— Payment for Services of Certain Board Designees” below for a discussion of the compensation RAI pays or paid for the service of Messrs. Daly, Oberlander and Withington as directors of RAI. Our non-employee directors (other than Messrs. Daly, Oberlander and Withington) are collectively referred to as Outside Directors. RAI does not compensate any director who is an employee of RAI or any of its subsidiaries in his or her capacity as a director, except that RAI does reimburse all directors for actual expenses incurred in connection with attendance at Board and committee meetings, including transportation, food and lodging expenses. If a guest accompanies a director on a trip to a Board meeting and the guest was not invited by RAI, then charges associated with that guest will not be reimbursed by RAI. Transportation and any additional lodging expenses that are incurred by a guest and paid for by RAI will be imputed as income to the director. RAI also reimburses Outside Directors for the fees and expenses incurred by them in connection with their attendance at one director education program per year.

The Governance Committee, with the assistance of an outside independent compensation consultant, periodically evaluates and recommends to the full Board changes to the compensation program for RAI’s non-employee directors. In 2014, the Governance Committee used Meridian to evaluate and provide recommendations regarding the compensation program for the non-employee directors and the Non-Executive Chairman. No executive officer is involved in approving, or recommending changes to, any elements of the director compensation program.

The following table shows the annual compensation paid by RAI to the Outside Directors and Mr.  Daly for their service on the Board during 2014.

2014 Director Compensation Table (1)

Name	Fees Earned or Paid in Cash(5)($)	Stock Awards(6)($)	All Other Compensation(7)($)	Total($)
John P. Daly(2)	224,771	0	0	224,771
Martin D. Feinstein	144,159	266,280	2,499	412,938
Luc Jobin	122,659	266,280	1,491	390,430
H. Richard Kahler(3)	45,270	14,176	2,660	62,106
Holly Keller Koeppel	130,500	266,280	975	397,755
Nana Mensah	148,000	266,280	5,478	419,758
Lionel L. Nowell, III	124,500	266,280	2,377	393,157
Ronald S. Rolfe	68,895	252,214	10,000	331,109
Nicholas Scheele(4)	22,335	234,171	0	256,506
Richard E. Thornburgh	119,659	266,280	11,767	397,706
Thomas C. Wajnert	360,000	532,560	6,250	898,810
John J. Zillmer	145,000	266,280	3,220	414,500

(1)	Amounts received by Ms. Cameron in 2014 as a non-employee director prior to her appointment as President and Chief Executive Officer of RAI, effective May 1, 2014, are included in the 2014 Summary Compensation Table below. For the period after May 1, 2014, Ms. Cameron, as an employee director, received no compensation for her service on the Board. See “Executive Compensation” below for information regarding the compensation that she received in her capacity as a named executive officer. During 2014, RAI did not pay any compensation directly to Messrs. Oberlander or Withington for serving as directors. See “— Payment for Services of Certain Board Designees” below for information regarding the compensation RAI pays to BAT for the Board service of such persons.

(2)	As noted above, Mr. Daly retired from BAT effective April 7, 2014. At BAT’s direction, the fee that normally would have been paid to BAT for Mr. Daly’s service on the Board during the remainder of 2014 was paid directly to Mr. Daly. See “— Payment for Services of Certain Board Designees” below for additional information.

(3)	Mr. Kahler’s term as a director expired on May 8, 2014, the date of the Company’s 2014 annual meeting.

(4)	Mr. Scheele was elected as a director on May 8, 2014, the date of the Company’s 2014 annual meeting, but passed away in July 2014.

(5)	The amounts in this column include Board and Board committee retainers paid for service in 2014 and fees paid for Board and Board committee meetings attended in 2014. In the case of Mr. Wajnert, the amount is comprised of: (a) the $270,000 retainer fee paid to him for his service as Non-Executive Chairman and (b) the sum of $90,000 representing ten months of the special projects support fee paid to him for advisory services he provided to RAI in connection with certain ongoing special projects. The Board approved the payment of the special projects support fee commencing in November 2012 and continuing until such time that the Governance Committee determines that the need for such special projects support by the Non-Executive Chairman was no longer necessary. Effective November 2014, upon the recommendation of the Governance Committee, the Board eliminated the special projects support fee. Amounts are shown in this column notwithstanding a director’s election to defer his or her retainers and meeting fees pursuant to the plan described below under “— Deferred Compensation Plan.” For additional information regarding director meeting fees and retainers, see “— Annual Retainers and Meetings Fees” below.

(6)	The amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, referred to as ASC 718) with respect to awards made during 2014 under the Equity Incentive Award Plan for Directors of Reynolds American Inc., as amended and restated effective December 5, 2013, referred to as the EIAP. The aggregate grant date fair values include the individual grant date fair values for the following stock-based awards under the EIAP: (a) annual grants to each Outside Director of 4,000 (or, in the case of the Non-Executive Chairman, 8,000) deferred stock units or, at the director’s election, 4,000 (or, in the case of the Non-Executive Chairman, 8,000) shares of RAI common stock based on the $56.57 per share closing price of RAI common stock on May 8, 2014; and (b) quarterly grants to each Outside Director of a number of deferred stock units determined by dividing $10,000 (or, in the case of the Non-Executive Chairman, $20,000), by the average of the final closing price of a share of RAI common stock for each business day during the last month of the applicable calendar quarter, for each such quarterly grant. For additional information regarding these stock-based awards under the EIAP, see “— Equity Awards” below.

The amounts shown in this column do not equal the value that any director actually received during 2014 with respect to his or her EIAP awards. The assumptions upon which the amounts in this column are based are set forth in note 14 to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 10, 2015, referred to as the 2014 Annual Report on Form 10-K. No Outside Director forfeited any stock awards during 2014.

No stock options were granted to Outside Directors in 2014, and no stock options were held by Outside Directors as of December 31, 2014.

(7)	The amounts shown in this column for 2014 include:

(a)	the value of matching grants in the following amounts — Mr. Kahler: $1,050; Mr. Mensah: $3,711; Mr. Nowell: $610; Mr. Rolfe: $10,000; and Mr. Thornburgh: $10,000 — made on behalf of such directors pursuant to the program described below under “Other Benefits — Matching Grants Program”;

(b)	the value (based upon the aggregate incremental cost to RJR Tobacco) ascribed to personal flights taken by Messrs. Wajnert and Zillmer, or their respective guests, on aircraft fractionally owned by RJR Tobacco (with such amounts, in the case of Messrs. Wajnert and Zillmer, being $2,803 and $1,729, respectively), which amounts were imputed to them for income tax purposes; and

(c)	the cost of life insurance premiums, for all Outside Directors other than Ms. Koeppel and Mr. Rolfe, and excess liability insurance premiums, for all Outside Directors other than Mr. Rolfe, paid by RAI for certain insurance offered to the Outside Directors, as described below under “Other Benefits — Insurance and Indemnification Benefits.”

Annual Retainers and Meeting Fees

•	Each Outside Director (excluding the Non-Executive Chairman) receives an annual retainer of $60,000.

•

The Non-Executive Chairman receives an annual retainer of $270,000. In addition, the Non-Executive Chairman previously received an annual special projects support fee of $108,000 paid in quarterly installments. As described in footnote 5 to the 2014 Director Compensation Table above, the special projects support fee was eliminated in November 2014.

•

Each Outside Director (excluding the Non-Executive Chairman) who is a Chair of one of the following standing committees of the Board receives a supplemental annual retainer, paid in quarterly installments, as follows — Audit Committee: $20,000; Compensation Committee: $10,000; and Governance Committee: $10,000.

•

Each Outside Director (excluding the Non-Executive Chairman) on the Strategic Matters Review Committee received a supplemental annual retainer of $7,500 paid in quarterly installments. As noted above, the Strategic Matters Review Committee was dissolved effective May 8, 2014.

•

Each Outside Director (excluding the Non-Executive Chairman) receives a Board meeting attendance fee of $1,500, and members of each Board committee (excluding the Non-Executive Chairman) receive an attendance fee of $1,500 for each committee meeting attended. In addition, each Outside Director (excluding the Non-Executive Chairman) who is invited to attend a meeting of any committee of which he or she is not a member, and attends the meeting of such committee, receives the same meeting fee as committee members.

Deferred Compensation Plan

Under the Amended and Restated Deferred Compensation Plan for Directors of Reynolds American Inc., referred to as the DCP, Outside Directors may defer payment of their retainers and meeting fees until termination of service as a director or until a selected year in the future. Participating directors may elect, on an annual basis, to direct RAI to defer their retainers and meeting attendance fees in 25% increments to a cash account, a stock account or a combination of both. The DCP provides that amounts deferred to a cash account earn interest at the prime rate as set by JPMorgan Chase Bank, and amounts deferred to a stock account mirror the performance of, and receive dividend equivalents based on, RAI common stock. Participating directors are entitled to receive a distribution, only in the form of cash, of their account balances either in full on the deferral date or in up to ten annual installments commencing on a selected future date.

Equity Awards

RAI provides its Outside Directors with certain stock-based awards pursuant to the terms of the EIAP. Pursuant to the EIAP, each Outside Director receives on the date of each annual meeting of shareholders (provided the Outside Director remains on the Board after the date of such meeting), a grant of 4,000 (or, in the case of the Non-Executive Chairman, 8,000) deferred stock units or, at the director’s election, 4,000 (or, in the case of the Non-Executive Chairman, 8,000) shares of RAI common stock. If RAI does not hold an annual meeting of shareholders in any year, then the annual stock award under the EIAP will be made to Outside Directors on the anniversary of the preceding year’s annual meeting of shareholders. Directors initially elected after September 2012 to serve on the Board commencing on a date other than the annual meeting date and therefore not eligible to receive the annual stock award will receive a pro rata portion of the annual award. Shares of RAI common stock awarded to Outside Directors in lieu of deferred stock units upon a director’s initial stock award or any annual stock award under the EIAP will not bear any transfer restrictions, other than any restrictions arising generally by virtue of federal and state securities laws. Each Outside Director also is entitled to receive a quarterly award of deferred stock units on the last day of each calendar quarter, with the number of units being equal to: $10,000 (or, in the case of the Non-Executive Chairman, $20,000) divided by the average closing price of a share of RAI common stock for each business day during the last month of such calendar quarter. If a director has served for less than the entire quarter, the number of units granted will be prorated based upon the period of such person’s actual Board service during the quarter.

The deferred stock units granted under the EIAP receive dividends at the same rate as RAI common stock, but the dividends are credited in the form of additional deferred stock units. The deferred stock units have no voting rights. For all grants made under the EIAP on or prior to December 31, 2007, distribution of a director’s deferred stock units will be made on (or commencing on) January 2 following his or her last year of service on the Board. For all grants under the EIAP after December 31, 2007, distribution of a director’s deferred stock units will be made in accordance with such director’s election(s) to receive his or her deferred stock units (1) on (or commencing on) January 2 following his or her last year of service on the Board, or (2) on (or commencing on) the later of January 2 of a year specified by such director and January 2 following his or her last year of service on the Board. At the election of the director, distributions may be made in one lump sum or in up to 10 annual installments. At the election of the director, the payment of the initial and annual deferred stock unit grants may be made in cash or in RAI common stock, which shares of stock will not bear transfer restrictions other than any restrictions arising generally by virtue of federal and state securities laws. Distribution of the deferred stock units received in connection with a quarterly award will be made only in cash. Cash distributions of deferred stock units generally are based on the average closing price of RAI common stock during December of the year preceding payment. Notwithstanding the foregoing, upon the death of a participating director (whether before or after ceasing to serve as a director), any deferred stock units then outstanding in such director’s account will be distributed in a single lump sum cash amount to the director’s designated beneficiary or estate, as the case may be. Such distribution will be made after the end of the quarter in which the participating director’s death occurred and will be based upon the average closing price of RAI common stock during the last month of such quarter.

An aggregate of 2,000,000 shares of RAI common stock (subject to adjustment pursuant to the EIAP anti-dilution provisions) have been authorized for issuance under the EIAP. Shares relating to awards under the EIAP that are forfeited, terminated or settled in cash in lieu of stock will become available for future grants. The EIAP also affords its administrator, the Governance Committee, the discretion to grant Outside Directors options to acquire shares of RAI common stock. Any such options will have an exercise price equal to the per share closing price of RAI common stock on the date of grant, will vest and become exercisable in full six months after the date of grant and will have a ten-year term. No options were granted to Outside Directors in 2014, and no options currently are held by Outside Directors under the EIAP.

Other Benefits

Insurance and Indemnification Benefits.

•

Each Outside Director is offered, during the term of his or her service on the Board, life insurance coverage having a death benefit of either $50,000 or $100,000. The Outside Director does not pay for such coverage, but the value of the coverage is imputed to the director for income tax purposes.

•

Each Outside Director is offered, during the term of his or her service on the Board, excess liability insurance coverage of $10 million. The Outside Director does not pay for this coverage, but the value of this coverage also is imputed to the director. Such excess coverage may be extended for an additional three-month period following the end of the director’s Board service, with the pro-rated premium for such coverage imputed to the director. Each Outside Director is responsible for maintaining, at his or her own cost, underlying liability insurance with certain limits depending upon the type of underlying coverage.

•

Each Outside Director is covered by RAI’s business travel insurance policy, which provides benefits of up to $500,000 upon an Outside Director’s death or accidental injury occurring while the director is traveling in connection with his or her service on the Board.

•

All directors and officers of RAI and its subsidiaries are covered by RAI’s directors’ and officers’ liability insurance policy, which has an aggregate coverage limit of $400 million, with an additional $50 million of coverage for non-employee directors and, subject to certain conditions, employee directors.

•	All directors are covered by the indemnification provisions contained in RAI’s Articles of Incorporation, and are parties to individual indemnification agreements with RAI.

Matching Grants Program.    All Outside Directors are eligible to participate in a matching grants program sponsored by RAI and the Reynolds American Foundation. Pursuant to this program, RAI or the Reynolds American Foundation will match grants, on a dollar-for-dollar basis, that a director makes to an educational, art, cultural or charitable organization. The maximum, aggregate annual amount of the matching grants for each director is $10,000. The Reynolds American Foundation will provide a matching grant up to the first $7,000, and RAI will provide a matching grant up to the next $3,000, for each qualifying contribution made by an Outside Director. A director may participate in the matching grants program through the end of the calendar year in which the director terminates his or her service on the Board. The value of matching grants made on behalf of any director is included in the “All Other Compensation” column of the 2014 Director Compensation Table above.

Payment for Services of Certain Board Designees

In general, in consideration for the service of the BAT employee directors on the Board, referred to as the BAT employee directors, RAI pays BAT an annual fee, paid on a quarterly basis, per director. Such amounts are paid to BAT in lieu of any other compensation (other than the reimbursement of certain expenses) to which the BAT employee directors otherwise would be entitled in their capacities as members of RAI’s Board. For 2014, the amount of the annual fee for each of the two BAT employee directors was $306,436. As previously noted, Mr. Daly, although retired from BAT, continues to serve as a BAT employee director on the Board. At BAT’s direction, RAI paid (and will continue to pay) the fee associated with Mr. Daly’s Board service after his retirement from BAT in April 2014 directly to Mr. Daly, rather than to BAT. The fees for the Board service of Messrs. Oberlander and Withington during 2014 were paid directly to BAT. For 2015, the annual fee for the Board service of each of Messrs. Daly and Oberlander will be $369,004.

Equity Ownership Guidelines

After completion of five years of service as a member of RAI’s Board of Directors, the Non-Executive Chairman is expected to hold and retain a minimum of 40,000 shares of RAI common stock, and each other Outside Director is expected to hold and retain a minimum of 20,000 shares of RAI common stock. It is generally expected that a director will not dispose of RAI common stock during the first five years of service on the Board, unless the director holds and retains RAI common stock in excess of the minimum threshold levels. Any shares of RAI common stock pledged as collateral by a director are not counted for purposes of the foregoing stock ownership guidelines, under which RAI common stock includes:

•	shares of RAI common stock beneficially owned by the director,

•	deferred stock units or shares of RAI common stock granted to the director under the EIAP, and

•	deferred stock units received by the director as deferred compensation under the DCP.

These stock ownership guidelines do not apply to any director who is also an officer or employee of BAT (or serves as a BAT employee director after retirement from BAT) so long as such director does not participate in any equity compensation plan made available to RAI’s non-employee directors. All directors with at least five years of service currently hold amounts in excess of the minimum threshold level, and those directors with less than five years of service are making progress in meeting the five-year minimum threshold goals.

Code of Conduct

RAI has adopted a Code of Conduct that applies to all directors, officers and employees of RAI and its subsidiaries, including RAI’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. All directors, officers and employees annually complete a certification of compliance with the Code of Conduct. The Code of Conduct is intended to constitute a “code of ethics” within the meaning of Item 406(b) of Regulation S-K. Any amendment to, or waiver from, a provision of RAI’s Code of Conduct (other than technical, administrative or other non-substantive amendments) that applies to any director or executive officer of RAI will be disclosed on our website at www.reynoldsamerican.com, by distributing a press release or by filing a current report on Form 8-K with the SEC within four business days following the amendment or waiver. The Code of Conduct can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Shareholder Communications to the Board

Shareholders and other interested parties may communicate directly with the Board or individual members of the Board by submitting written correspondence to Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Shareholders and other interested parties may communicate directly with the non-management directors as a group by writing to the Non-Executive Chairman at the foregoing address. Additional information on our procedures for the handling of communications from our shareholders and other interested parties is contained in our Corporate Governance Guidelines, which can be found in the “Governance” section of our website at www.reynoldsamerican.com.

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of Principal Shareholders

We have been notified by the persons in the following table that they are beneficial owners (as defined by the rules of the SEC) of more than 5% of RAI common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(3)
British American Tobacco p.l.c.	223,334,019(1)	41.98
Globe House 4 Temple Place London, WC2R 2PG

Brown & Williamson Holdings, Inc.	223,334,019(1)	41.98
103 Foulk Road, Suite 117 Wilmington, Delaware 19803

Invesco Ltd.	27,023,299(2)	5.08
1555 Peachtree Street, NE Atlanta, Georgia 30309

(1)	Based upon a Schedule 13G/A filed by B&W and BAT with the SEC on February 14, 2014, a Form 4 filed by B&W and BAT with the SEC on May 30, 2014, and upon information furnished to RAI by B&W and BAT, as of March 9, 2015, (a) B&W and BAT hold sole dispositive and sole voting power over these shares and (b) B&W is the record and beneficial owner of these shares, and BAT is the beneficial owner of such shares by virtue of its indirect ownership of all of the equity and voting power of B&W.

(2)	Based upon a Schedule 13G/A filed by Invesco Ltd. with the SEC on February 9, 2015, on behalf of itself and certain of its investment advisory subsidiaries, including Invesco Advisors Inc., Invesco Investment Advisers, LLC, Invesco Asset Management Limited, Invesco PowerShares Capital Management, Invesco Asset Management Deutschland GmbH, and Invesco Asset Management (Japan) Limited, as of December 31, 2014, these investment advisory subsidiaries held, with respect to these shares, (a) sole voting power over 27,015,539 shares and (b) sole dispositive power over 27,023,299 shares.

(3)	Information in this column is based on 532,013,134 shares of RAI common stock outstanding on March 9, 2015, the record date for the 2015 annual meeting.

Stock Ownership of Management

The following table indicates the number of shares of RAI common stock beneficially owned as of March 9, 2015, the record date for the 2015 annual meeting, by each current director, director nominee, each named executive officer and all directors and executive officers as a group, based on information provided to RAI by these individuals. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares for which he or she is shown as beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(4)
Non-Employee Directors
John P. Daly	0	*
Martin D. Feinstein(1)	16,000	*
Luc Jobin(1)	31,000	*
Holly Keller Koeppel(1)	0	*
Nana Mensah(1)	39,640	*
Lionel L. Nowell, III(1)	16,574	*
Ricardo Oberlander	0	*
Ronald S. Rolfe(1)	4,180	*
Richard E. Thornburgh(1)	5,000	*
Thomas C. Wajnert(1)	7,000	*
John J. Zillmer(1)	45,000	*
Named Executive Officers
Thomas R. Adams(2)	60,016	*
Susan M. Cameron(1)(2)	30,000	*
Daniel M. Delen(2)	0	*
Debra A. Crew(2)	0	*
Andrew D. Gilchrist(2)	59,654	*
Martin L. Holton III(2)	60,779	*
All directors, director nominees and executive officers as a group (consisting of 25 persons)(3)	639,076	*

*	Less than 1%

(1)	The shares beneficially owned do not include the following deferred common stock units, which are RAI common stock equivalents awarded under the EIAP or credited under the DCP: (a) 2,284 units for Ms. Cameron; (b) 68,365 units for Mr. Feinstein; (c) 9,446 units for Mr. Jobin; (d) 55,232 units for Ms. Koeppel; (e) 25,868 units for Mr. Mensah; (f) 71,168 units for Mr. Nowell; (g) 427 units for Mr. Rolfe, (h) 22,413 units for Mr. Thornburgh; (i) 74,764 units for Mr. Wajnert; and (j) 11,473 units for Mr. Zillmer. In the case of Ms. Cameron, the deferred stock units noted above were awarded in 2014 for her Board service prior to her appointment as the President and Chief Executive Officer of RAI. Ms. Cameron and Messrs. Daly and Oberlander do not currently (and Mr. Delen did not) participate in either the EIAP or the DCP.

(2)	The shares beneficially owned do not include the following performance shares (and restricted stock units in the case of Ms. Crew), granted under the Omnibus Plan, which upon vesting will be paid to the participant in RAI common stock: (a) 131,669 performance shares for Mr. Adams; (b) 149,192 performance shares for Ms. Cameron; (c) 167,461 performance shares and restricted stock units for Ms. Crew; (d) 101,870 performance shares for Mr. Gilchrist; and (e) 77,545 performance shares for Mr. Holton. Mr. Delen forfeited all of his performance shares upon his retirement on April 30, 2014.

(3)

The shares beneficially owned by all directors, director nominees and executive officers as a group: (a) do not include an aggregate of 341,445 deferred common stock units awarded to directors under the EIAP or credited to directors under the DCP; (b) do not include an aggregate of 943,388 performance shares and restricted stock units (in the case of Ms. Crew) granted to executive officers under the Omnibus Plan; and (c) include 965 shares of stock (as to which beneficial ownership is disclaimed) held by the spouse of an executive officer.

(4)	The information in this column is based on 532,013,134 shares of RAI common stock outstanding on March 9, 2015, the record date for the 2015 annual meeting. For purposes of computing the percentage of outstanding shares held by each person named in the table, any security that such person has the right to acquire within 60 days is deemed to be held by such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires RAI’s directors and executive officers, and any persons holding more than 10% of RAI’s equity securities, to file with the SEC reports disclosing their initial ownership of RAI’s equity securities, as well as subsequent reports disclosing changes in such ownership. To RAI’s knowledge, based solely on a review of such reports furnished to it and written representations by certain reporting persons that no other reports were required, during the 2014 fiscal year, RAI’s directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our executive pay program as established for the six individuals listed below, who collectively constitute our named executive officers for 2014. The compensation for our named executive officers is presented in additional detail in the compensation tables and narratives following this discussion and analysis in accordance with SEC rules.

Named Executive Officers

The table below lists the name, current title and employer of each of our named executive officers for 2014:

Name	Title	Employer
Susan M. Cameron	President and Chief Executive Officer	RAI
Thomas R. Adams	Executive Vice President and Former Chief Financial Officer	RAI
Andrew D. Gilchrist	Executive Vice President and Chief Financial Officer	RAI
Martin L. Holton III	Executive Vice President, General Counsel and Assistant Secretary	RAI
Debra A. Crew	President and Chief Commercial Officer	RJR Tobacco
Daniel M. Delen	Former President and Chief Executive Officer	RAI

Transitions Involving Our Named Executive Officers for 2014

During 2014, we experienced a number of transitions involving our named executive officers. On April 30, 2014, Mr. Delen retired as the President and Chief Executive Officer of RAI. On May 1, 2014, Ms. Cameron, a member of the Board and RAI’s former President and Chief Executive Officer, rejoined RAI as its President and Chief Executive Officer. Mr. Gilchrist served as President and Chief Commercial Officer of RJR Tobacco from January 1, 2014 through September 30, 2014. On October 1, 2014, Ms. Crew became the President and Chief Commercial Officer of RJR Tobacco, and Mr. Gilchrist was appointed Executive Vice President of RAI. As a result of being hired during 2014, in certain portions of this Compensation Discussion and Analysis we refer to Mmes. Cameron and Crew as our “new named executive officers.”

Subsequent to the end of 2014, in accordance with his previously announced plans, Mr. Adams resigned as Chief Financial Officer of RAI on February 28, 2015, and Mr. Gilchrist became the Executive Vice President and Chief Financial Officer of RAI on March 1, 2015. Mr. Adams continues to serve as an Executive Vice President of RAI.

Executive Summary

2014 Business Highlights

2014 was another successful year for our operating companies’ core operations and key brands. Substantial progress was made in our transforming tobacco strategy. Our operating companies’ innovative new products across all categories are enhancing prospects for commercial success in an evolving marketplace, while also underscoring our commitment to reducing the harm caused by tobacco. Market share gains by our companies’ key brands were driven by the efficient operational execution of their growth strategies. This successful execution of our companies’ business strategies led to the achievement of the following highlights:

•	growth in our adjusted earnings per share over the prior year;

•	market share increases for all four of our key growth brands — Camel, Pall Mall, Grizzly and Natural American Spirit;

•	launch of the national expansion of RJR Vapor’s VUSE digital vapor cigarette; and

•	announcement of (and subsequent shareholder approval of) RAI’s proposed acquisition of Lorillard, Inc.

Our total shareholder return for 2014 was just under 35% and for the three-year period from 2012-2014 was 81%, outperforming the S&P 500 over the period. We also continued to demonstrate our ongoing commitment to enhance shareholder value in 2014 by increasing our quarterly dividend by 6.3%, completing our $2.5 billion share repurchase program, and maintaining our dividend payout target of 80% of our net income.

Summary of 2014 Executive Compensation Program

Our executive compensation program is designed to help us (1) reward our management for strong performance and the successful execution of our business plans and strategies, (2) align management’s compensation interests with the long-term investment interests of our shareholders, (3) attract, motivate, and retain exceptional management talent, and (4) provide adequate pay to overcome the reluctance that some people may have to work in a controversial industry such as the tobacco industry. The Board’s Compensation Committee is responsible for structuring and administering the program.

The principal components of the 2014 compensation program for our named executive officers included:

Moderate fixed pay

•	Base salary targeted at the size-adjusted median of our peer group of food, beverage, tobacco and non-durable consumer goods companies.

Targeted total compensation amounts

•

Total compensation opportunity targeted approximately 10% above the size-adjusted median of our peer group of food, beverage, tobacco and non-durable consumer goods companies. This results from targeting annual cash compensation (base salary + target annual incentive) and long-term incentives at the midpoint between the size-adjusted 50th and 75th percentiles of the peer group. We do this in order to compete with other tobacco companies, which tend to pay higher given the controversial nature of the industry.

Performance-based incentives

•	Balanced annual incentive program driven by both financial and marketplace performance; and

•

Long-term incentive program based entirely on performance and aligned with shareholder interests through links to stock price, dividend maintenance and multiple years of financial and marketplace performance, with payout potential capped at a conservative level of 150% of target.

Good Governance Practices

Our 2014 executive compensation program contained the following notable good governance features:

•	clawback provisions allowing for recoupment of annual and long-term incentives in certain situations;

•	dividends paid only on earned long-term incentive awards;

•	modest use of perquisites and no income tax gross-ups;

•	no history of backdating or repricing of stock options (we do not currently grant stock options);

•	stock ownership guidelines for our executives and directors that do not count pledged shares;

•	anti-hedging policy applicable to our executives and directors;

•	moderate severance arrangements that gain important protections for our businesses, such as non-competition and non-disclosure covenants and assistance with future litigation;

•	no new excise tax gross-ups since February 1, 2009;

•	annual review and assessment of potential compensation-related risks;

•	semi-annual reviews by the Compensation Committee of tally sheets that illustrate the cumulative effect in value of various compensation decisions;

•	Compensation Committee comprised solely of independent directors; and

•	independent compensation consultant retained directly by the Compensation Committee.

Summary of Key 2014 Compensation Actions Related to Continuing Named Executive Officers

The following decisions were approved by the Compensation Committee with respect to 2014 compensation:

•

Base salary market adjustments for three of the named executive officers effective January 1, 2014, based on our compensation philosophy and a review of peer group base salary market data by the Compensation Committee’s independent compensation consultant in late 2013.

•

Moderate merit increases in early 2014 of 3.0% to 6.0% of base salary for those of our named executive officers serving at that time, driven by individual performance ratings for the prior year, using the same review process used for all employees in our companies.

•

2014 annual incentive awards paid out at 131% of target (except in the case of Ms. Cameron, who has a different annual incentive performance period). We exceeded the performance targets set at the beginning of 2014 for the adjusted earnings per share financial metric, met or exceeded the targets for the Total Camel and Natural American Spirit market share metrics, achieved market share increases on all four of our key growth brand metrics, and launched the national expansion of VUSE.

•

Performance shares granted in 2012 vested and were paid out in shares of RAI stock at 121% of target based on (1) our above target financial and marketplace performance over the 2012-2014 performance period, and (2) our satisfaction of the minimum cumulative dividend requirement for that three-year performance period. The value of the performance shares granted increased from $42.16 per share on the March 1, 2012 grant date to $75.62 per share on the March 1, 2015 vesting date, the same increase in value experienced by our shareholders.

As demonstrated above, and as further illustrated in the analysis that follows, the compensation earned by our named executive officers for 2014 was fully aligned with both our pay for performance philosophy and our actual one-year and three-year performance.

Summary of Key 2014 Compensation Actions Related to New Named Executive Officers

As discussed above, in 2014, Ms. Cameron rejoined RAI as its President and Chief Executive Officer and Ms. Crew joined RJR Tobacco as its President and Chief Commercial Officer. RAI provided both Ms. Cameron and Ms. Crew with compensation packages that are consistent with RAI’s desire to attract exceptional management talent while also rewarding them for performance that aligns with the long-term investment interests of our shareholders.

As discussed more fully below, on April 16, 2014, RAI and Ms. Cameron entered into an offer letter, referred to as the Cameron offer letter, pursuant to which Ms. Cameron will serve as RAI’s President and Chief Executive Officer from May 1, 2014 to April 30, 2016. In particular, the Cameron offer letter provides Ms. Cameron with:

•	an annual base salary of $1,300,000 (subject to review and potential adjustment by the Board commencing on May 1, 2015);

•	an annual target incentive award of 160% of her annual base salary;

•	a sign-on bonus of $500,000; and

•

an annual target long-term incentive opportunity of 625% of her annual base salary in the form of a grant of performance shares (subject to a dividend threshold and performance goals determined by the Compensation Committee), which for the 2014 grant has a performance period from May 1, 2014 through April 30, 2015, and for the 2015 grant will have a performance period from May 1, 2015 through April 30, 2016.

In addition, on September 18, 2014, RJR Tobacco and Ms. Crew entered into an offer letter, referred to as the Crew offer letter, pursuant to which Ms. Crew would receive:

•	an annual base salary of $620,000;

•	an annual target incentive opportunity of 105% of her annual base salary, which for 2014 was prorated and had a performance period from October 1, 2014 through December 31, 2014;

•	a sign-on bonus of $525,000; and

•

a target long-term incentive opportunity of 300% of her annual base salary in the form of a grant of performance shares (subject to a dividend threshold and performance goals determined by the Compensation Committee), which for 2014 was prorated and has a performance period from October 1, 2014 through December 31, 2016.

Ms. Crew also received two additional long-term incentive equity grants — a “retention” grant in the form of restricted stock units with a target value of $4,300,000 (50% of which will vest on September 30, 2015 and 50% of which will vest on September 30, 2018), which replaced a similar retention grant at her prior employer; and a “make-whole” grant in the form of restricted stock units with a target value of $2,400,000 (50% of which will vest on September 30, 2015 and 50% of which will vest on September 30, 2016), which replaced existing long-term incentive awards at her prior employer. Upon their vesting, the restricted stock units will be settled in shares of RAI common stock.

In addition, both Ms. Cameron and Ms. Crew are eligible for the other benefits provided to newly hired executives (including future retirement benefits provided under the 401(k) retirement plan and participation in the Executive Severance Plan). The individual features of the compensation packages provided to Ms. Cameron and Ms. Crew are discussed in greater detail below.

Summary of Key 2014 Compensation Actions Related to Former Chief Executive Officer

To ensure a smooth transition and to access Mr. Delen’s strategic insights relating to the existing and emerging markets for present and future products and innovations of RAI’s operating companies, Mr. Delen and RAI entered into a Retirement and Consulting Agreement, referred to as the Delen consulting agreement, which provides that from April 30, 2014 to April 30, 2016, Mr. Delen, acting as an independent contractor, will serve as a consultant and advisor to RAI’s President and Chief Executive Officer and will provide such services as may be reasonably requested from time to time by the President and Chief Executive Officer. The Delen consulting agreement contains various restrictive covenants, including covenants relating to non-disclosure, non-competition, non-solicitation, confidentiality and cooperation, which apply to Mr. Delen during the consulting period and will continue to apply to Mr. Delen for two years following the termination of the consulting period. Mr. Delen also executed a release of claims in connection with the Delen consulting agreement. In consideration of such new obligations and restrictions accepted by Mr. Delen, RAI paid Mr. Delen the aggregate sum of $13.4 million in June 2014, an amount less than the assessed value of the non-competition provision as determined by a third party expert appraisal. Mr. Delen received no annual incentive award payment for 2014 and forfeited all of his outstanding long-term incentive awards upon his retirement.

Consideration of 2014 Say-on-Pay Vote Results

In July 2014, the Compensation Committee reviewed the results of our 2014 “say-on-pay” vote, in which we received over 93% approval from our shareholders of our named executive officer compensation. After taking into consideration the continued strong support for our executive compensation program reflected in that vote, the Compensation Committee continued the philosophy, compensation objectives and governing principles it has used in recent years when making decisions or adopting policies regarding named executive officer compensation. The Compensation Committee monitors voting policy changes adopted by our institutional shareholders and their advisors, and will continue to take those voting policies into account when considering changes to our executive compensation program.

The following discussion should be read together with the information presented in the compensation tables, the footnotes and the narratives to those tables and the related disclosures appearing elsewhere in this proxy statement.

Compensation Decision Making Process

Compensation Philosophy and Objectives

Our executive compensation program serves two primary objectives — to reward our management for strong performance and successful execution of our business plans and strategies; and to attract, motivate, and retain exceptional management talent. Consistent with these objectives, a meaningful portion of the annual compensation, and all of the long-term compensation, of each named executive officer is variable and “at risk” in that the receipt or value of that compensation depends upon the attainment of specific performance goals by RAI and its operating companies. This compensation structure aligns management’s interests with the long-term investment interests of our shareholders by tying a substantial portion of pay to performance.

As noted above, our total compensation opportunity is targeted at approximately 10% above the size-adjusted median of a peer group of food, beverage, tobacco and non-durable consumer goods companies, referred to as the peer group, due to the need to compete with other tobacco companies that tend to pay higher given both the controversial nature of the industry and the decline in the social acceptability of smoking. The Compensation Committee periodically requests evidence to support the existence of, and need for, higher executive compensation opportunities in the tobacco industry.

The 10% differential is the result of the following process:

•

Although we would prefer to compare our compensation program solely to other tobacco companies, there are only two U.S.-based, U.S.-oriented tobacco companies against which to compare. Thus, we begin our benchmarking process with a broader peer group, which we view as most comparable to our businesses and with which we compete for executive talent.

•

We target base salaries at the size-adjusted median of the peer group. However, to approximate the higher pay of competitor tobacco companies, we target both annual cash compensation (base salary + target annual incentive) and long-term incentives at the midpoint between the size-adjusted 50th and 75th percentiles of what is mostly a non-tobacco peer group.

The result for 2014 was a pay philosophy 10% higher than the size-adjusted 50th percentile of the peer group, but approximately at the size-adjusted 50th percentile of our U.S.-based tobacco peers. This result allows RAI to compete successfully for executive talent.

We provide compensation opportunities initially targeted at specific percentiles of the size-adjusted peer group data as described above. We then design our incentive plans to pay more or less than the target amount when performance is above or below target performance levels, respectively. Thus, our plans are designed to result in payouts that are market-appropriate given our performance for the respective performance period.

Peer Group

In evaluating and determining appropriate levels of base salary and annual and long-term incentives for our named executive officers, the Compensation Committee annually reviews peer group information showing the compensation paid to executives holding similar positions at those companies in the peer group. At the Compensation Committee’s direction, Meridian, its independent compensation consultant, conducted an in-depth analysis in 2011 of the companies comprising the peer group used to benchmark our executive compensation. The analysis included an evaluation of applicable data sources, industry and size parameters, the rationale for the inclusion or exclusion of specific companies, and peer groups used by competitors in the tobacco industry. Based on such analysis, the Compensation Committee approved a peer group consisting of 30 public companies in the food, beverage, tobacco and non-durable consumer products industries that were more closely aligned in size and provided the necessary data to benchmark our entire executive population. This comparator peer group consisted of a combination of those companies that compete directly with our operating companies in the tobacco business — Altria Group, Inc. and Lorillard, Inc. — and certain companies outside of the tobacco industry that sell brand-focused consumer products and have annual revenues ranging from approximately one-half to seven times that of RAI. All peer group data is size-adjusted by Meridian through regression analysis using revenues as the independent variable. The peer group represents those companies, in terms of industry and relative revenue size, that RAI and its subsidiaries were most likely to compete against for their executive talent.

In the fourth quarter of 2013, at the Compensation Committee’s direction, Meridian reviewed and confirmed, using information from Aon Hewitt’s Total Compensation Measurement™ Database, data for 29 of the 30 companies (Ralcorp Holdings, Inc. having been acquired by another company in early 2013). RAI’s revenues for the prior fiscal year were $8.3 billion, an amount that was between the peer group’s median annual revenues of $8.1 billion and average annual revenues of $12.9 billion.

The peer group used by the Compensation Committee for its 2014 compensation decisions consisted of the following 29 companies operating in the food, beverage, tobacco or non-durable consumer products industries:

Altria Group, Inc. (MO)	General Mills, Inc. (GIS)
Avon Products, Inc. (AVP)	H. J. Heinz Company (HNZ)
Beam Inc. (BEAM)	The Hershey Company (HSY)
Campbell Soup Company (CPB)	The Hillshire Brands Company (HSH)
Chiquita Brands International, Inc. (CQB)	Hormel Foods Corporation (HRL)
The Clorox Company (CLX)	The J. M. Smucker Company (SJM)
The Coca-Cola Company (KO)	Kellogg Company (K)
Colgate-Palmolive Company (CL)	Kimberly-Clark Corporation (KMB)
ConAgra Foods, Inc. (CAG)	Lorillard, Inc. (LO)
Constellation Brands, Inc. (STZ)	McCormick & Company, Incorporated (MKC)
Dean Foods Company (DF)	Mead Johnson Nutrition Company (MJN)
Dole Food Company, Inc. (DOLE)	Molson Coors Brewing Company (TAP)
Dr Pepper Snapple Group, Inc. (DPS)	Mondelez International, Inc. (MDLZ)
Energizer Holdings, Inc. (ENR)	PepsiCo, Inc. (PEP)
The Estee Lauder Companies Inc. (EL)

Analysis of 2014 Compensation Decisions

For 2014, our compensation program was again designed to focus our named executive officers serving with us at the beginning of the year on achieving our short-term and long-term financial and strategic goals, and increasing shareholder value while limiting excessive risk taking. In this way, 2014 compensation was tied specifically to our short-term and long-term performance.

The material elements of the 2014 compensation program consisted of annual base pay, an annual cash incentive, long-term incentive compensation, perquisites, potential severance benefits payable under certain termination circumstances, and retirement benefits. Each element and our decisions regarding each element for 2014 fit within our overall pay philosophy and compensation objectives, and we considered how such decisions affected our decisions on other elements as part of our 2014 executive compensation program review process.

The 2014 compensation decisions related to each of these elements are discussed and analyzed below, together with information about RAI’s other compensation policies and practices. Information regarding the Compensation Committee’s other duties, responsibilities and activities is set forth above under “Committees and Meetings of the Board of Directors — Compensation and Leadership Development Committee — General.”

Annual Compensation

Base Salary

General.    The objective of base salary is to provide fixed compensation based on competitive market data. It is designed to reward core competence in the executive role relative to skills, experience and contributions to the company. We choose to pay base salary because it is a standard element of pay for executive positions and is required to attract and retain talented executives.

When determining the annual base salary for each of our executive officers when he or she is first hired as, or promoted to become, an executive officer, we generally provide a market competitive salary targeted at or near the size-adjusted 50th percentile (median) of similarly situated positions in the peer group, taking into specific consideration the person’s responsibilities, experience, performance and, in the case of a new hire, whether such person is employed elsewhere (and, if so, at what rate). Executive officer base salaries below the size-adjusted median for similar positions in the peer group are reviewed annually against the peer group market data, and base salary market adjustments may be made to move such base salaries towards the median on January 1 of each year.

The Compensation Committee approves the initial base salary for all executive officers at the senior vice president level and above, except for RAI’s Chief Executive Officer, Chief Financial Officer and General Counsel and RJR Tobacco’s President, which positions require the approval of the independent members of the Board. In addition to any base salary market adjustments, each named executive officer, like all other employees, generally is eligible to receive an annual performance-based merit increase based on his or her individual performance rating in the same manner and under the same merit increase table applicable to all other employees, as described below.

2014 Base Salary Decisions.

Base Salary Market Adjustments.    After a review of peer group compensation market data provided by Meridian in December 2013, the Board and Compensation Committee approved, effective January 1, 2014, base salary market adjustments for Messrs. Delen, Gilchrist and Holton in order to move their base salaries closer to the targeted size-adjusted peer group median in accordance with RAI’s pay philosophy.

Annual Individual Performance Evaluations.    Each of our named executive officers serving with us at the beginning of 2013 established individual qualitative objectives for 2013 that were consistent with our fundamental core values (principled, creative, dynamic and passionate behavior) and our strategic and operational goals for the year. In February 2014, the Compensation Committee, with input from the Board, evaluated the performance of Mr. Delen as to his 2013 individual qualitative objectives, and Mr. Delen evaluated the performance of the other named executive officers serving with us at that time as to their 2013 individual qualitative objectives. Based on these evaluations, the Compensation Committee, in the case of Mr. Delen, and Mr. Delen, in the case of such other named executive officers, assigned the named executive officer a performance rating corresponding to one of the five categories set forth below. In each case, the assigned performance rating was not the result of any specific formulaic process or mathematical calculation. Instead, the Compensation Committee’s (in the case of Mr. Delen) or Mr. Delen’s (in the case of the other applicable named executive officers) subjective assessment of each such named executive officer’s overall achievement against his individual qualitative objectives during the year, rather than a calculated amount for each objective, drove the determination of the subjective performance ratings. Depending on each such named executive officer’s performance rating, the named executive officer was eligible to receive a base salary merit increase, effective April 1, 2014, based on the following merit increase table approved by the Compensation Committee:

Performance		Rating	Merit Increase Factor

•	Consistently and significantly exceeds expectations	Exceeds	2.0 times target

•	Outperforms some expectations and fully meets remaining expectations	High Achieves	1.25 times target

•	Fully meets expectations	Achieves	1.0 times target

•	Meets some but not all expectations	Almost Achieves	0.5 times target

•	Does not meet expectations	Fails to Meet	0

Annual Performance Merit Increases.    Under our performance-based merit increase process, generally all employees, including the named executive officers, receiving a rating in a particular performance rating category receive the same merit-based percentage increase in base salary for the next year. For 2014, management reviewed a market outlook and projected 2014 merit increase budget data for the food, beverage, tobacco and non-durable consumer products industries in general. After reviewing such information and our business outlook for 2014 to gain a general understanding of the compensation environment, management recommended, and the Compensation Committee approved, a target merit increase of 3.0% for 2014, an amount consistent with the median data for our industry.

2014 Base Salary Decisions for New Named Executive Officers.

Ms. Cameron.    As noted above, Ms. Cameron rejoined RAI as its President and Chief Executive Officer on May 1, 2014. Her annual base salary was determined in the manner described above for all newly hired executive officers, while also taking into specific consideration her responsibilities, experience, performance and base salary during her previous tenure as the President and Chief Executive Officer of RAI. Upon the recommendation of the Compensation Committee, the independent members of the Board approved an annual base salary of $1,300,000 for Ms. Cameron. Prior to May 1, 2015, the Compensation Committee and the Board will evaluate Ms. Cameron’s annual performance in the same manner described above for the other named executive officers and determine, in their discretion, whether to make any adjustment to her base salary.

Ms. Crew.    The annual base salary for Ms. Crew, who became the President and Chief Commercial Officer of RJR Tobacco on October 1, 2014, was determined in the same manner, taking into specific consideration her responsibilities, experience, performance and base salary at her previous employer. Upon the recommendation of the Compensation Committee, the independent members of the Board approved an annual base salary of $620,000 for Ms. Crew. The Compensation Committee and the Board will evaluate her annual performance in the same manner described above for the other named executive officers.

Each named executive officer’s 2013 base salary, 2014 base salary market adjustment (if any, effective January 1, 2014), 2013 performance rating (if applicable), 2014 merit increase factor (expressed as a percentage of such officer’s base salary immediately prior to such increase, if applicable), 2014 base salary merit increase (effective April 1, 2014, if applicable) and 2014 base salary (effective April 1, 2014 or the applicable hire date for each of the new named executive officers), as recommended by the Compensation Committee and approved by the Board, are shown in the table below.

Named Executive Officer	2013 Base Salary ($)	2014 Base Salary Market Adjustment ($)	2013 Performance Rating	2014 Merit Increase Factor (%)	2014 Base Salary Merit Increase ($)	2014 Base Salary ($)
Susan M. Cameron	N/A	N/A	N/A	N/A	N/A	1,300,000
Thomas R. Adams	709,300	—	Achieves	3.00	21,300	730,600
Andrew D. Gilchrist	561,100	40,400	Exceeds	6.00	36,100	637,600
Martin L. Holton III	527,200	28,500	Achieves	3.00	16,700	572,400
Debra A. Crew	N/A	N/A	N/A	N/A	N/A	620,000
Daniel M. Delen(1)	1,106,200	15,500	Achieves	3.00	33,700	1,155,400

(1)	Mr. Delen retired as President and Chief Executive Officer of RAI on April 30, 2014.

Base Salary Increase Limitations.    To ensure that base salary levels do not become too costly and do not escalate above a range that is competitive in the market, we generally impose a cap on the amount of the annual base salary of any salaried employee, including the named executive officers. If an increase would cause the base salary to exceed the size-adjusted 65th percentile for those persons in the peer group holding a comparable position, then the employee or named executive officer receives (in the pay period following the effective date of the increase) the amount of such excess in a lump sum cash payment. Any such lump sum cash payment is not taken into account for purposes of calculating amounts payable under the annual incentive plan, described below, but is considered in determining benefits under other plans, such as our defined contribution and defined benefit plans. No named executive officer exceeded the 65th percentile cap during 2014.

Annual Incentive Compensation

Overview of Annual Incentive Opportunity.    The objective of our annual incentive program is to promote the attainment of critical annual goals that lead to our long-term success. It is designed to reward achievement of specified financial and marketplace goals. We choose to pay this compensation element in order to motivate achievement of annual performance metrics critical to continued company growth and shareholder value creation.

A significant portion of each named executive officer’s annual compensation is linked directly to the attainment of specific corporate financial and operating targets. We believe that the named executive officers, all of whom hold positions giving them the authority to make critical decisions affecting the overall performance of RAI, should have a material percentage of their annual compensation contingent upon the performance of RAI and its operating companies. Moreover, the greater the responsibilities a particular named executive officer has, the greater his annual cash incentive opportunity should be.

Each named executive officer is eligible to receive an annual cash incentive based on a target incentive opportunity expressed as a percentage of base salary, but the actual annual incentive payout may be higher or lower than the targeted amount, as explained in further detail below.

Annual Incentive for Continuing Named Executive Officers.    In 2014, the annual incentive cash opportunity for a specific group of executive officers, including the named executive officers (except the new named executive officers), was provided under the shareholder-approved Omnibus Plan with the intention that it would give us the ability to potentially take advantage of certain tax deductions for performance-based compensation under Section 162(m) of the Code. See “Other Compensation Policies — Deductibility of Compensation” below for additional information about our philosophy on structuring our executive compensation for tax purposes.

For 2014, our annual incentive program for our named executive officers (except the new named executive officers, each of whom participated in a different annual incentive program as discussed below) involved a maximum performance metric based on our cash net income results for the year and was designed to be eligible to  qualify  as  performance-based  compensation  under  Section 162(m)  of  the  Code. Achievement  of the maximum performance metric established a maximum limitation on the dollar amount of the annual cash incentive that could be paid to each such named executive officer for the 2014 performance period (specifically by establishing a maximum award pool that could be paid to each such named executive officer). As permitted under the Omnibus Plan, the Compensation Committee, using negative discretion, could then pay an annual incentive amount less than such maximum award pool (subject to any other award limitations contained in the Omnibus Plan) to each such named executive officer guided by its review and consideration of the performance of RAI and its operating companies against a set of underlying performance metrics and targets more reflective of the performance of the companies regarding the specific business goals for the year, as explained in more detail below.

2014 Annual Incentives.    In February 2014, the Board and the Compensation Committee approved a performance formula based on RAI’s cash net income (which performance metric was previously approved by RAI’s shareholders) for determining a maximum annual incentive award pool for 2014 under the Omnibus Plan for each named executive officer serving at that time. Under the formula, the award pool for each of such named executive officers was determined based on the following percentages of RAI’s 2014 cash net income — Mr. Adams: 0.25%; Mr. Gilchrist: 0.25%; Mr. Holton: 0.25%; and Mr. Delen: 0.50%. For purposes of determining the award pools, the term “cash net income” means net income from continuing operations in the consolidated statement of income adjusted to eliminate the impact of non-cash items, such as depreciation, amortization, unrealized gains and losses, intangible asset impairments and other non-cash gains/losses included in net income (as reported in RAI’s 2014 Annual Report on Form 10-K).

As discussed above, each named executive officer’s annual cash compensation (base salary + target annual incentive) is targeted at the midpoint between the size-adjusted 50th and 75th percentiles for comparable positions in the peer group. The target annual incentive is then determined by subtracting the target median base salary from the target annual cash compensation. After the December 2013 review of peer group compensation market data described above, the Board approved an adjustment to the target annual incentive opportunity (denominated as a percentage of annual base salary) for Mr. Gilchrist in order to align such target annual incentive with RAI’s pay philosophy. In February 2014, the Board then approved the actual 2014 target annual incentive opportunity for each of the named executive officers (except the new named executive officers, who were not serving at such time). The target annual incentive opportunity represented the amount that the Board and the Compensation Committee generally expected to pay out for target company performance during the performance period. The 2014 target annual incentive opportunity, expressed as a percentage of annual base salary and a dollar amount, for each of the named executive officers (except the new named executive officers, who were not serving at such time) is set forth below under “ — 2014 Annual Incentive Payouts.”

Overview of 2014 Underlying Performance Metrics.    For 2014, the Compensation Committee used the annual incentive performance metrics, referred to as the underlying performance metrics, set forth in the table below to guide its use of negative discretion to reduce the annual incentive awards determined based on the cash net income maximum award pools. These performance metrics were chosen because they were reflective of the overall performance of RAI and its operating companies and were believed to have a positive correlation with shareholder returns. This design allows us to more closely tie final annual incentive payouts to the performance that most directly helped us achieve our business goals. In addition, the Compensation Committee had the ability to apply a performance adjustment to the total weighted score for the other performance metrics based on its subjective evaluation of the overall performance related to the VUSE digital vapor product.

The table below summarizes the underlying performance metrics, and the performance of RAI and its operating companies regarding such metrics, considered by the Compensation Committee in determining the final annual incentive award payouts for the named executive officers for 2014.

					2014
Performance Metric (1)	Weighting	Threshold	Target	Maximum	Performance (5)	Score(5)
Adjusted Earnings Per Share	50%	$2.66	$3.32	$3.65	$3.42	129%
Market Share:
Total Camel (2)	14%	(4)	(4)	(4)	Above Target	157%
Pall Mall	10%	(4)	(4)	(4)	Below Target	97%
Natural American Spirit	10%	(4)	(4)	(4)	At Target	100%
Grizzly	10%	(4)	(4)	(4)	Below Target	76%
Operating Companies Total Tobacco (3)	6%	(4)	(4)	(4)	Below Target	89%

				Total Weighted Score		119%

			VUSE Performance Adjustment(6)			12%

				Final Payout Score		131%

(1)	For additional information on the underlying performance metrics and scoring, see the narrative under the heading “2014 Annual Incentives” following the 2014 Grants of Plan-Based Awards Table below.

(2)	The Total Camel metric includes Camel smoke-free tobacco products.

(3)	The Operating Companies Total Tobacco metric is based on the total market share for RAI’s operating companies (including e-cigarettes).

(4)	The specific quantitative 2014 market share goals are not included in this table given the competitively sensitive nature of that information, even on a historical basis. The disclosure of specific market share goals for specific brands would allow competitors to ascertain a damaging level of insight into our company and brand strategies, and devise counter-strategies, particularly with respect to pricing and promotional activities, that would be competitively harmful to our operating companies. For additional information on the market share goals and performance against such goals, see “ — Performance Against 2014 Underlying Performance Metrics” below.

(5)	For purposes of evaluating the performance and calculating the score for RAI’s adjusted earnings per share metric, the impact of certain items is excluded from RAI’s earnings per share in accordance with a pre-approved process that adjusts for such items and is consistent with the manner in which the targets were established and adjusted earnings per share results are reported in RAI’s earnings releases. As disclosed in RAI’s earnings releases, the following items were excluded for purposes of determining RAI’s adjusted earnings per share performance: a one-time benefit of $0.04 from the partial settlement of the Master Settlement Agreement Non-Participating Manufacturer adjustment claims; charges of $0.51 for pension and postretirement mark-to-market adjustments primarily resulting from a change in actuarial mortality assumptions; implementation costs of $0.02; charges of $0.06 for transaction-related costs; charges of $0.05 for financing costs; charges for Engle progeny cases of $0.12; and a one-time gain on discontinued operations of $0.05.

(6)	After its assessment of overall VUSE performance for 2014, the Compensation Committee approved the application of a 1.1 performance multiple to the 2014 total weighted score, resulting in the addition of a VUSE performance adjustment of 12 percentage points to the annual incentive payout score, for the reasons set forth under “— Performance Against 2014 Underlying Performance Metrics” below.

Rationale for 2014 Underlying Performance Metrics.    As in prior years, the financial and marketplace components of the program were each weighted 50% to balance the two types of performance. All employees of RAI and its subsidiaries are rewarded based on the same underlying performance metrics to focus the entire organization on performance that we believe aligns the annual incentive program with the interests of our shareholders.

The 2014 annual incentive program again placed significant emphasis on RAI’s financial performance tied to RAI’s overall earnings through the use of the financial metric – adjusted earnings per share, referred to as adjusted EPS. The use of adjusted EPS reflected our continued focus on increasing profitability in our operating companies, while at the same time providing flexibility in the allocation of our financial resources. Adjusted EPS performance aligns our interests with the interests of our shareholders through its impact on dividends paid and stock price, while recognizing the efficient use of capital and the effective execution of our share repurchase program.

The combined weighting of RAI’s market share metrics of 50% reflected our continuing focus on the key strategic growth areas for our operating companies. Our business strategy, focused on increasing the market share of our operating companies’ four key growth brands, is key to our operating companies’, and thus RAI’s, future success, and resulted in the inclusion of the following 2014 market share metrics: RJR Tobacco’s two growth brands – Camel (including Camel smoke-free tobacco products) and Pall Mall; Natural American Spirit, the growth brand at Santa Fe Natural Tobacco Company, Inc., referred to as SFNTC; and Grizzly, the growth brand at American Snuff Company, LLC, referred to as American Snuff Co. The inclusion of the Operating Companies Total Tobacco market share metric reflected the strategic importance of the overall effect of brand interactions across our operating companies.

For 2014, the annual incentive program also included a subjective assessment by the Compensation Committee of the overall performance for 2014 of the VUSE digital vapor cigarette product manufactured and marketed by R. J. Reynolds Vapor Company, referred to as RJR Vapor, and provided the Committee with the ability to apply a positive or negative performance adjustment (or no performance adjustment at all) to the total weighted score for the other performance metrics. The inclusion of the Compensation Committee’s ability to make a VUSE performance adjustment reflected the importance of VUSE to our transformation strategy and long-term success, while recognizing and balancing the current difficulties in measuring performance in the e-cigarette channel as a result of limitations related to tracking sales volumes and market share.

Performance Against 2014 Underlying Performance Metrics.    The 2014 thresholds, targets and maximums on the scoring grid (shown in the table above) for the underlying performance metrics were set based on management’s 2014 business plan and the past performance of RAI and its operating companies, and approved by the Compensation Committee in early 2014. Each target was established based upon the belief that the likelihood of actual performance exceeding the target was the same as the likelihood of actual performance not reaching the target, with the maximum final payout score being limited to two times the target. The Compensation Committee believes the foregoing approach strikes a proper balance, as a particular target should be set high enough so that executives are rewarded for achieving a level of performance that requires considerable collective effort, but not so unrealistically high that the compensation program ceases to be an effective incentive device. In addition, the Committee’s ability to apply a VUSE performance adjustment increasing or decreasing the final payout score was limited to a maximum positive performance adjustment of 50%.

For 2014, our adjusted EPS target was $3.32 (a 4% increase over our actual 2013 adjusted EPS) and the threshold and maximum for such metric were set at 10% below and 20% above the target, respectively. Although the preceding table does not include 2014 actual market share targets, thresholds and maximums, given the competitively sensitive nature of that information even on a historical basis, the 2014 market share targets for the four growth brand metrics — Total Camel, Pall Mall, Natural American Spirit and Grizzly — all were set above the actual market share achieved for each metric in 2013. Although RJR Tobacco’s cigarette brands, collectively, have experienced declining market share for several years, our overall growth brand strategy has attempted to address such decline by focusing on the long-term market share growth of the operating companies’ growth brands while managing their support brands for long-term sustainability and profitability. In addition, the increasing relevance of the e-cigarette category is reflected in its inclusion in the Operating Companies Total Tobacco market share metric and target for 2014, which resulted in the market share target for this metric representing an increase over the metric’s actual 2013 market share.

RAI’s 2014 adjusted EPS performance of $3.42, reflecting the exclusions described above, was significantly above target. Similarly, we met or exceeded the 2014 market share performance targets for two of our growth brand metrics, with Total Camel achieving growth significantly above its growth target, primarily from additional growth in Camel’s premium menthol styles, and Natural American Spirit achieving its growth target, reflecting the continued appeal of its distinctive additive-free natural tobacco styles. Pall Mall continued its market share growth, although falling slightly short of its growth target, reflecting the continued strength of the brand’s true-value proposition, and Grizzly, while also achieving market share growth, fell short of its growth target, primarily due to significant competitive activity and spending. The 2014 market share performance for the Operating Companies’ Total Tobacco metric fell short of its growth target, primarily due to the inclusion of e-cigarettes in the metric.

In assessing overall VUSE performance for the year, the Compensation Committee reviewed and considered performance against a number of performance criteria as well as the end of year market position. Based upon such assessment and VUSE’s end of year market share position in the convenience store/gas channel, the Committee approved the application of a 1.1 performance multiple to the weighted score for the other performance metrics, resulting in the addition of a VUSE performance adjustment of 12 percentage points to the annual incentive payout score. The Committee’s determination of the amount of such performance adjustment was not the result of any specific formulaic process or mathematical calculation, but instead its subjective assessment of overall VUSE performance for the year. After its annual review of the overall performance of RAI and its operating companies, the Compensation Committee then approved a 2014 annual incentive award program final payout score of 131%.

2014 Annual Incentive Payouts.    At its February 2015 meeting, the Compensation Committee certified the annual incentive award pools generated by the performance formulas established for each named executive officer (except the new named executive officers) based on RAI’s 2014 cash net income of $1.8 billion. These award pools were the absolute maximum limitations on the dollar value of awards earned for the 2014 performance period. The Compensation Committee then exercised negative discretion to reduce the amount of the annual cash incentive award for each named executive officer (except the new named executive officers) and determined the actual annual cash incentive payouts guided by its consideration of the 2014 performance of RAI and its operating companies against the underlying performance metrics described above.

The table below shows each named executive officer’s (except the new named executive officers) annual incentive target (expressed as a percentage of 2014 base salary and in dollars) and the actual annual incentive payout (expressed as a percentage of annual incentive target, percentage of 2014 base salary, and in dollars) for 2014:

Named Executive Officer	Annual Incentive Target as % of Base Salary	Annual Incentive Target ($)	Annual Incentive Payout as % of Target	Annual Incentive Payout as % of Base Salary	Annual Incentive Payout(1) ($)
Thomas R. Adams	105%	767,130	131%	137.6%	1,004,940
Andrew D. Gilchrist	105%	669,480	131%	137.6%	877,019
Martin L. Holton III	100%	572,400	131%	131.0%	749,844
Daniel M. Delen(2)	160%	1,848,640	N/A	N/A	N/A

(1)	The dollar amount of the 2014 annual incentive paid to each named executive officer is included in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table below.

(2)	Mr. Delen retired effective April 30, 2014 and did not receive any annual incentive payout for 2014.

2014 Annual Incentives for New Named Executive Officers.

Ms. Cameron.    Ms. Cameron’s annual incentive cash opportunity also was provided under the Omnibus Plan and was designed with the intention that it would be eligible to qualify as performance-based compensation under Section 162(m) of the Code. Similar to the process described above for the named executive officers other than the new named executive officers, the Board and the Compensation Committee approved a performance formula for determining Ms. Cameron’s annual incentive award pool under the Omnibus Plan for the May 1, 2014 to April 30, 2015 performance period of 1.0% of RAI’s cash net income for the period from April 1, 2014 to March 31, 2015. For purposes of determining Ms. Cameron’s award pool, the term “cash net income” means net income from continuing operations in the consolidated statement of income adjusted to eliminate the impact of non-cash items, such as depreciation, amortization, unrealized gains and losses, intangible asset impairments and other non-cash gains/losses included in net income (as reported in RAI’s quarterly and annual reports for the period from April 1, 2014 to March 31, 2015). Following the same process described above for the named executive officers (other than the new named executive officers), the Board and the Compensation Committee established and approved a target annual incentive opportunity for Ms. Cameron (expressed as a percentage of her annual base salary and a dollar amount as set forth in the table below), such amount representing the amount that the Board generally expected to pay out for target performance during such one-year performance period. At the end of such one year performance period, the Compensation Committee will certify Ms. Cameron’s cash net income maximum award pool and then, guided by its consideration of the performance of RAI and its subsidiaries against the underlying performance metrics for the performance period and the achievement of other performance goals established by the Compensation Committee, will determine Ms. Cameron’s actual annual cash incentive payout for the performance period, which may not exceed her cash net income maximum award pool.

Ms. Crew.    Ms. Crew’s annual incentive cash opportunity also was provided under the Omnibus Plan and designed to be eligible to qualify as performance-based compensation under Section 162(m) of the Code. Similar to the process described above for the named executive officers (other than the new named executive officers), the Board and the Compensation Committee approved a performance formula for determining Ms. Crew’s annual incentive award pool under the Omnibus Plan for the October 1, 2014 to December 31, 2014 performance period of 0.40% of RAI’s cash net income for such period. For purposes of determining Ms. Crew’s award pool, the term “cash net income” means net income from continuing operations in the consolidated statement of income adjusted to eliminate the impact of non-cash items, such as depreciation, amortization, unrealized gains and losses, intangible asset impairments and other non-cash gains/losses included in net income for the period from October 1, 2014 to December 31, 2014 (consistent with those reported in RAI’s 2014 Annual Report on

Form 10-K). Following the same process described above for the named executive officers (other than the new named executive officers), the Board and the Compensation Committee established and approved a prorated target annual incentive opportunity for Ms. Crew (expressed as a percentage of her annual base salary and a dollar amount as set forth in the table below), the prorated amount representing the amount that the Board generally expected to pay out for target performance during such three-month performance period. At the end of such three-month performance period, the Compensation Committee considered the performance of RAI and its subsidiaries against the 2014 underlying performance metrics to guide its use of negative discretion to reduce Ms. Crew’s annual incentive award determined based on her cash net income maximum award pool.

The table below shows each new named executive officer’s annual incentive target (expressed as a percentage of 2014 base salary and in dollars) and, in the case of Ms. Crew, her actual annual incentive payout (expressed as a percentage of annual incentive target, percentage of 2014 base salary, and in dollars) for 2014:

New Named Executive Officer	Annual Incentive Target as % of Base Salary	Annual Incentive Target ($)	Annual Incentive Payout as % of Target	Annual Incentive Payout as % of Base Salary	Annual Incentive Payout ($)
Susan M. Cameron(1)	160%	2,080,000	N/A	N/A	N/A
Debra A. Crew(2)	105%	162,750	131%	137.6%	213,203

(1)	Ms. Cameron’s annual incentive payout will not be determined until after her one-year annual incentive performance period ends on April 30, 2015.

(2)	Ms. Crew’s annual incentive target was prorated for 2014. Her prorated annual incentive payout as a percentage of target was determined based on the same analysis described above for the other named executive officers (other than Ms. Cameron). The dollar amount of the prorated annual incentive paid to Ms. Crew is included in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table below.

Long-Term Incentive Compensation

The objective of providing long-term incentive compensation is to focus our named executive officers on metrics that lead to increased shareholder value over the long-term. It is designed to reward achievement of financial and marketplace metrics, dividend maintenance, stock price increase and continued employment. We choose to pay this compensation element because it aligns our executives’ interests with those of our shareholders and helps in the retention of the management team.

Long-Term Incentive Opportunity

Overview of Long-Term Incentive Opportunity.    We believe an effective executive compensation program should have an appropriate mix between short-term and long-term incentive compensation. As a result, RAI’s practice has been to award, on an annual basis, long-term incentive grants with a value dependent upon the performance of RAI and its operating companies over a three-year period, a measurement period commonly used by our peer group companies. This design strongly ties our equity-based compensation to our performance.

The Compensation Committee, at its first regularly scheduled meeting of the year, approves long-term incentive grants to key employees, and recommends to the Board for approval long-term incentive grants for RAI’s Chief Executive Officer, Chief Financial Officer, and General Counsel, and RJR Tobacco’s President. The target long-term incentive opportunity for each of our named executive officers is denominated as a multiple of the executive’s annual base salary. The actual grant date of the long-term incentive awards is generally effective in early March of each year, after the public announcement of RAI’s financial results and the filing with the SEC of RAI’s Annual Report on Form 10-K for the prior year.

Long-Term Incentive for Continuing Named Executive Officers.    The 2014 long-term incentive opportunity for the same group of executive officers described under the annual incentive program, including the named executive officers (except the new named executive officers), was provided in the form of three-year (2014-2016) performance shares granted under the shareholder-approved Omnibus Plan, with the intention that it would give us the ability to grant incentive awards that may qualify as performance-based compensation under Section 162(m) of the Code. See “Other Compensation Policies — Deductibility of Compensation” below for additional information about our philosophy on structuring our executive compensation for tax purposes.

For 2014, as we described above for our annual incentive awards, the long-term incentive program for our named executive officers (except the new named executive officers) involved a maximum performance metric based on our cash net income results for the 2014-2016 performance period and was designed with the intention that it would be eligible to qualify as performance-based compensation under Section 162(m) of the Code. Achievement of the maximum performance metric will establish a maximum limitation on the dollar amount of the long-term incentive that can be paid to each named executive officer (except the new named executive officers) for the 2014-2016 performance period (specifically by establishing a maximum award pool for the performance shares (and the associated cash dividend equivalent payment) that can be earned by each named executive officer. As permitted under the Omnibus Plan, the Compensation Committee, using negative discretion, may then reduce that amount to a lesser earned amount of performance shares (subject to any other award limitations contained in the Omnibus Plan) for each named executive officer guided by its consideration of the performance of RAI and its operating companies measured by performance metrics and targets designed to reflect in more detail the degree to which we achieved our specific business goals for the three-year period, as further discussed below.

2014 Long-Term Incentives.    In February 2014, the Board and Compensation Committee approved a performance formula based on RAI’s cash net income for determining a maximum award pool for the performance shares (and the associated cash dividend equivalent payment) granted to each named executive officer (except the new named executive officers) under the Omnibus Plan for 2014. Under the formula, the award pool of performance shares for each of the named executive officers was determined based on the following percentages of RAI’s cumulative cash net income for the 2014-2016 performance period —Mr. Adams: 0.40%; Mr. Gilchrist: 0.40%; Mr. Holton: 0.40%; and Mr. Delen: 1.00%. These pools will serve as the maximum limitation on the dollar amount of awards that can be paid to these named executive officers for the 2014-2016 performance period. The term “cash net income” is defined the same as for the annual incentive plan, except it is based on the amounts as reported in RAI’s Annual Reports on Form 10-K for the 2014, 2015 and 2016 fiscal years.

As discussed above, RAI’s long-term incentive opportunity is targeted at the midpoint between the size-adjusted 50th and 75th percentiles for comparable positions in the peer group. After the December 2013 review of peer group compensation market data described above, the Board and/or the Compensation Committee approved an adjustment to Mr. Gilchrist’s target long-term incentive opportunity, denominated as a multiple of his then current annual base salary in order to align his target long-term incentive with RAI’s pay philosophy. In February 2014, the Board then approved the actual 2014 target long-term incentive opportunity for each of the named executive officers (except the new named executive officers). The target long-term incentive opportunity represented the amount the Board and Compensation Committee generally expected to pay out for target company performance during the 2014-2016 performance period.

2014 Long-Term Incentive Grants.    In February 2014, the Board and Compensation Committee approved long-term incentive grants under the Omnibus Plan, effective March 1, 2014, to the named executive officers serving at that time for the January 1, 2014 to December 31, 2016 performance period. Consistent with 2013, the 2014 long-term incentive grants were granted entirely in the form of performance shares, with the number of performance shares actually earned to be determined at the end of the 2014-2016 performance period.

The table below sets forth the 2014 target long-term incentive opportunity for each named executive officer (other than the new named executive officers), expressed as (1) a multiple of annual base salary as of March 1, 2014, (2) a dollar amount and (3) a target number of performance shares .

Named Executive Officer	2014 Long-Term Incentive Target as Multiple of Base Salary	2014 Long-Term Incentive Target ($)	2014 Long-Term Incentive Target Number of Performance Shares(1) (#)
Thomas R. Adams	3.25X	2,305,200	47,599
Andrew D. Gilchrist	3.00X	1,804,500	37,260
Martin L. Holton III	2.50X	1,389,300	28,687
Daniel M. Delen(2)	6.25X	7,010,600	144,757

(1)	The target number of performance shares granted to each named executive officer represented his target long-term incentive opportunity divided by the average closing price of RAI common stock for the 20 trading days prior to the March 3, 2014 grant date, which for the 2014 grant was $48.43 per share.

(2)	Mr. Delen retired effective April 30, 2014 and forfeited this long-term incentive grant along with all of his other outstanding long-term incentive grants upon such retirement.

The number of performance shares each such named executive officer actually will receive, if any, will be determined at the end of the 2014-2016 performance period, as follows. First, the Compensation Committee will determine the maximum award pool for each named executive officer (other than the new named executive officers and Mr. Delen) based on the level of achievement of the pre-established cash net income formula. Then, the Compensation Committee may use negative discretion to reduce the number of performance shares actually earned (determined pursuant to such pre-established cash net income formula) to an amount consistent with the average of RAI’s annual incentive award program scores for each of the three years of the performance period, but such score may not be higher than 150% of target. In addition, if RAI fails to pay cumulative dividends for the 2014-2016 performance period of at least $8.04 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), then the number of performance shares earned will be further reduced by an amount equal to three times the percentage of the dividend underpayment for the 2014-2016 performance period, up to a maximum performance share reduction of 50%. Subject to the foregoing, the performance shares actually earned generally will vest on March 3, 2017, and will be settled in shares of RAI common stock as soon as practicable after such date. At the time the performance share awards vest, each such named executive officer also will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the payment of the performance shares, multiplied by the number of performance shares actually earned by each of such named executive officers. For more information about the 2014 long-term incentive grants, see the narrative under the heading “2014 Long-Term Incentives” following the 2014 Grants of Plan-Based Awards Table below.

Awarding long-term incentive compensation entirely in performance shares that are subject to the above conditions aligns the interests of our named executive officers with long-term shareholder interests, and strongly ties pay to long-term performance, by:

•	requiring both performance and continued retention before payments are made;

•	requiring dividend maintenance over the entire 2014-2016 performance period in order to keep a focus on shareholder return;

•	paying the dividend equivalent only on the number of performance shares actually earned at the end of the 2014-2016 performance period;

•	ensuring that the value of the long-term incentive grant throughout the 2014-2016 performance period and upon its payout in shares of RAI common stock is directly tied to the actual stock price; and

•	increasing RAI common stock ownership by management.

The use of RAI’s annual incentive program scores, reflecting financial and marketplace performance over the 2014-2016 performance period, as the performance measure for participants in the long-term incentive program, including the executives of RAI’s subsidiaries, also ensures a unified focus on RAI’s overall performance.

2014 Long-Term Incentives for New Named Executive Officers.

In connection with their respective appointments as new named executive officers, each of Ms. Cameron and Ms. Crew was provided long-term incentive opportunities under the Omnibus Plan that are designed with the intention that each would be eligible to qualify as performance-based compensation under Section 162(m) of the Code. Following the same process described above for the other named executive officers, the Board and the Compensation Committee established and approved target long-term incentive opportunities for each of Ms. Cameron and Ms. Crew (expressed as a multiple of annual base salary, a dollar amount, and a target number of performance shares in the table below), with such amounts representing the amount that the Board generally expected to pay out for target performance over a one-year performance period, in the case of Ms. Cameron, and a 27-month performance period, in the case of Ms. Crew. Based on such target long-term incentive opportunities, the Board and Compensation Committee approved long-term incentive grants to each of Ms. Cameron and Ms. Crew in the form of performance shares. The number of performance shares each of Ms. Cameron and Ms. Crew actually will receive, if any, will be determined at the end of their respective performance periods based first on the maximum payout limitation provided by the performance shares award pool generated under their respective pre-established cash net income performance formulas. Once the maximum pool is determined at the end of the applicable performance period, the Compensation Committee may use negative discretion to reduce the number of performance shares each new named executive officer actually earns. A description of each of Ms. Cameron’s and Ms. Crew’s long-term incentive opportunities is set forth below.

Ms. Cameron.    In April 2014, the Board and the Compensation Committee approved a performance formula for determining Ms. Cameron’s long-term incentive award pool of performance shares (and the associated cash dividend equivalent payment) under the Omnibus Plan for the May 1, 2014 to April 30, 2015 performance period of 5.0% of RAI’s cash net income for the period from April 1, 2014 to March 31, 2015. For purposes of determining Ms. Cameron’s award pool, the term “cash net income” is defined the same as for her annual incentive opportunity. Following the same process described above for the other named executive officers, in April 2014, the Board and the Compensation Committee established and approved a target long-term incentive opportunity in the form of performance shares for Ms. Cameron. The Compensation Committee may use negative discretion to reduce the number of performance shares she actually earns after consideration of the level of performance of RAI and its subsidiaries over the performance period against the 2014 underlying performance metrics, her progress on succession planning goals and such other performance factors as the Compensation Committee chooses to consider, but such score may not be higher than 150% of target. In addition, if RAI fails to pay cumulative dividends for the performance period of at least $2.68 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the performance period, up to a maximum performance share reduction of 50%. Subject to the foregoing, Ms. Cameron’s performance share award generally will vest on May 1, 2015, and will be settled in shares of RAI common stock as soon as practicable after such date.

Ms. Crew.    In August 2014, the Board and the Compensation Committee approved a performance formula for determining Ms. Crew’s long-term incentive award pool for performance shares (and the associated cash dividend equivalent payment) under the Omnibus Plan for the October 1, 2014 to December 31, 2016 performance period of 0.40% of RAI’s cash net income for the period from October 1, 2014 to December 31,

2016. For purposes of determining Ms. Crew’s award pool, the term “cash net income” is defined the same as for her annual incentive opportunity, except it is based on the amounts reported in RAI’s Annual Reports on Form 10-K for fiscal years 2014, 2015 and 2016. Following the same process described above for the other named executive officers, in August 2014, the Board and the Compensation Committee established and approved a prorated target long-term incentive opportunity in the form of performance shares for Ms. Crew. The Compensation Committee may use negative discretion to reduce the number of performance shares she actually earns to an amount consistent with the average of RAI’s annual incentive award program scores for 2014, 2015 and 2016, but such score may not be higher than 150%. In addition, if RAI fails to pay cumulative dividends for the performance period of at least $6.03 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the performance period, up to a maximum performance share reduction of 50%. Subject to the foregoing, Ms. Crew’s performance share award generally will vest on March 3, 2017, and will be settled in shares of RAI common stock as soon as practicable after such date.

At the time the respective performance share awards described above vest, each of Ms. Cameron and Ms. Crew will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of her respective performance period through the payment of the performance shares, multiplied by the number of performance shares she actually earns. For more information about the 2014 long-term incentive grants to Ms. Cameron and Ms. Crew, see the narratives under the headings “2014 Long-Term Incentives — Ms. Cameron” and “2014 Long-Term Incentives — Ms. Crew,” respectively, following the 2014 Grants of Plan-Based Awards Table below.

The table below sets forth the 2014 target long-term incentive opportunity for each new named executive officer, expressed as (1) a multiple of annual base salary as of her hire date, (2) a dollar amount and (3) a target number of performance shares.

New Named Executive Officer	2014 Long-Term Incentive Target as Multiple of Base Salary	2014 Long-Term Incentive Target ($)	2014 Long-Term Incentive Target Number of Performance Shares(1) (#)
Susan M. Cameron(1)	6.25X	8,125,000	149,192
Debra A. Crew(2)	3.00X	1,500,000	25,907

(1)	The target number of performance shares granted to Ms. Cameron represented her target long-term incentive opportunity divided by the average closing price of RAI common stock for the 20 trading days prior to the May 1, 2014 grant date, which for her 2014 grant was $54.46 per share.

(2)	Ms. Crew’s long-term incentive target was prorated for 2014. The target number of performance shares granted to Ms. Crew represented her target long-term incentive opportunity divided by the average closing price of RAI common stock for the 20 trading days prior to the October 1, 2014 grant date, which for her 2014 grant was $57.90 per share.

Additional 2014 Long-Term Incentive Equity Awards Granted to Ms. Crew.

Retention and Make-Whole Restricted Stock Units.    In order to induce Ms. Crew to join RJR Tobacco and offset the forfeiture of similar equity incentive grants at her prior employer, Ms. Crew was awarded two special long-term incentive equity grants under the Omnibus Plan upon her employment with RJR Tobacco. These additional long-term incentive opportunities also are designed with the intention that each would be eligible to qualify as performance-based compensation under Section 162(m) of the Code. The Board and Compensation

Committee approved the following target long-term incentive opportunities in the form of restricted stock unit grants for Ms. Crew: (1) a “retention” grant with a target value of $4,300,000, which replaced a similar retention grant at her prior employer, and (2) a “make-whole” grant with a target value of $2,400,000, which replaced existing long-term incentive awards at her prior employer. The target long-term incentive opportunities established and approved by the Board and the Compensation Committee represented the amount that the Board generally expected to pay out for target performance over the respective performance periods. The number of restricted stock units Ms. Crew actually will receive, if any, will be determined at the end of their respective performance periods subject to the maximum payout limitation provided by the restricted stock unit award pool generated under her respective pre-established cash net income performance formulas. Once the maximum pool is determined at the end of the applicable performance period, the Compensation Committee may use negative discretion to reduce the number of restricted stock units she actually earns.

The Board and the Compensation Committee approved a performance formula for determining Ms. Crew’s long-term incentive award pools for the retention grant of restricted stock units (and the associated cash dividend equivalent payment) for the October 1, 2014 to September 30, 2018 performance period (i) for the first 12 months of such performance period of 0.70% of RAI’s cash net income for the period from October 1, 2014 through September 30, 2015, and (ii) for the last 36 months of such performance period of 0.40% of RAI’s cash net income for the period from October 1, 2015 through September 30, 2018. For purposes of determining Ms. Crew’s retention grant award pools, the term “cash net income” is defined the same as for her annual incentive opportunity, except it is based on the amounts reported in RAI’s Annual Reports on Form 10-K for fiscal years 2014-2018.

The Board and the Compensation Committee also approved a performance formula for determining Ms. Crew’s long-term incentive award pools for the make-whole grant of restricted stock units (and the associated cash dividend equivalent payment) for the performance period beginning October 1, 2014 and ending September 30, 2016 (i) for the first 12 months of such performance period of 0.40% of RAI’s cash net income for the period from October 1, 2014 through September 30, 2015, and (ii) for the second 12 months of such performance period of 0.40% of RAI’s cash net income for the period from October 1, 2015 through September 30, 2016. For purposes of determining Ms. Crew’s make-whole grant award pools, the term “cash net income” is defined the same as for her annual incentive opportunity, except it is based on the amounts reported in RAI’s Annual Reports on Form 10-K for fiscal years 2014-2016.

Based on the retention grant target opportunity indicated above, in August 2014, the Board and the Compensation Committee approved the retention grant of 74,266 restricted stock units, effective October 1, 2014, to Ms. Crew for the October 1, 2014 to September 30, 2018 performance period. To the extent earned, 50% of such restricted stock units will vest on September 30, 2015, and the remaining 50% will vest on September 30, 2018. This target number of restricted stock units represented Ms. Crew’s target long-term incentive opportunity divided by the average closing price of RAI common stock for the 20 trading days prior to the October 1, 2014 grant date, which for her retention grant was $57.90 per share.

Similarly, based on the make-whole retention grant target opportunity indicated above, in August 2014, the Board and the Compensation Committee approved the make-whole grant of 41,451 restricted stock units, effective October 1, 2014, to Ms. Crew for the October 1, 2014 to September 30, 2016 performance period. To the extent earned, 50% of such restricted stock units will vest on September 30, 2015, and the remaining 50% will vest on September 30, 2016. This target number of restricted stock units represented Ms. Crew’s target long-term incentive opportunity divided by the average closing price of RAI common stock for the 20 trading days prior to the October 1, 2014 grant date, which for her make-whole grant also was $57.90 per share.

In each case, the payout of the restricted stock unit grants is subject to Ms. Crew’s continued employment with RAI on the applicable vesting date. Upon vesting, the above grants will be paid in the form of RAI stock, and Ms. Crew will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the respective performance period through the date on which the restricted stock units are paid, multiplied by the number of restricted stock units she actually earns. For more information about the retention and make-whole restricted stock unit grants to Ms. Crew, see the narrative under the heading “Additional 2014 Long-Term Incentive Equity Awards Granted to Ms. Crew” following the 2014 Grants of Plan-Based Awards Table below.

Payouts of Pre-2014 Long-Term Incentive Grants

As described in our 2014 proxy statement, in March 2014 each of the named executive officers (except the new named executive officers) earned long-term incentive payouts for performance share awards that had been granted before 2013. Such payouts consisted of performance shares originally granted on March 1, 2011 under the Omnibus Plan, referred to as the 2011 LTI performance shares, which vested in accordance with their terms on March 1, 2014. Information regarding the calculation of the number of 2011 LTI performance shares earned and satisfaction of the cumulative dividend requirement for the 2011-2013 performance period (and the associated cash dividend equivalent payments) was previously provided in our 2014 proxy statement. Upon their vesting, the earned 2011 LTI performance shares were settled in shares of RAI common stock. For more information regarding the 2011 LTI performance shares, see footnote 2 to the 2014 Option Exercises and Stock Vested Table below.

In addition, each of the named executive officers (except the new named executive officers) earned performance shares originally granted on March 1, 2012 under the Omnibus Plan, referred to as the 2012 LTI performance shares, which vested in accordance with their terms on March 1, 2015. The number of performance shares each named executive officer actually earned was based on the performance of RAI and its operating companies over the three-year performance period ended on December 31, 2014. In February 2015, the Compensation Committee approved the maximum performance share award pools generated by the pre-established performance formula for each of the named executive officers approved in February 2012 based on the percentage established for such named executive officer and RAI’s cumulative 2012-2014 cash net income of $5.3 billion. After its consideration of the three-year average of RAI’s annual incentive award scores for the 2012-2014 performance period, which was 121%, and RAI’s satisfaction of the three-year cumulative dividend requirement of $6.72, the Compensation Committee then exercised negative discretion to pay out an amount of earned performance shares (and the associated cash dividend equivalent payment) that in each case was less than the maximum performance share award pool for each such officer. The final number of performance shares actually earned was 121% of each such named executive officer’s target grant. Upon their vesting, the earned performance share awards were settled in shares of RAI common stock. In addition, each such named executive officer received a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock from the beginning of the performance period through the payout of the performance shares, multiplied by the number of performance shares actually earned by such named executive officers. For more information regarding the 2012 LTI performance shares, see footnote 5 to the Outstanding Equity Awards At 2014 Fiscal Year-End Table below.

Perquisites

Our objectives for perquisites have changed over the years resulting in the elimination of most of the perquisites that previously had been offered to senior management. The two remaining perquisites provided to our executives, including the named executive officers, during 2014 had the following objectives:

•

to maximize the value of company-provided compensation, we offered to our executive officers the choice of $10,000 in cash plus a comprehensive program of financial planning and counseling services from a third party provider or $8,000 in cash for the traditional financial planning allowance; and

•	to avoid having personal liability incidents interfere with work responsibilities, we offered personal liability insurance coverage up to $10 million.

These perquisites do not reward any particular behavior — we choose to provide them to meet the objectives noted above. The value of any of such benefits actually used was imputed to the executive for income tax purposes and is included in the “All Other Compensation” column of the 2014 Summary Compensation Table below.

Severance Benefits

RAI maintains severance arrangements with its executives, including the named executive officers. Such arrangements have the objective of obtaining benefits important to the business, including post-employment restrictive covenants (for example, non-competition and non-disclosure of confidential information) and assistance with any future litigation. Severance benefits and payments are designed to reward executives for remaining employed with us on a schedule furthering our business objectives. We choose to pay these severance benefits to maintain a competitive executive compensation program, enhance stability of the executive team during uncertain times, such as in the event of a threatened or pending change in control, and obtain the benefits important to the business mentioned above.

Severance Agreements

Prior to the inception of the Executive Severance Plan (described below under “— Executive Severance Plan”), RAI entered into a standard form of severance agreement, referred to as the severance agreement, with each of Messrs. Adams, Gilchrist and Holton.

Under the terms of the severance agreement, if the executive’s employment is involuntarily terminated other than for “cause” or if the executive terminates his employment for “good reason,” then he will receive two years of base salary plus target bonus, and benefit continuation for three years. These amounts were determined to be competitive at the time the severance agreement was approved. The base salary and target bonus amounts under the severance agreement are payable in a lump sum. No executive is entitled to receive severance benefits if the executive retires or otherwise voluntarily terminates his employment unless such termination satisfies the agreement’s definition of “good reason.”

Pursuant to the severance agreement, each of Messrs. Adams, Gilchrist and Holton also is entitled to certain benefits upon a change of control of RAI. See the Potential Payments Upon Termination of Employment and/or a Change of Control Table below, and related footnotes, for further information about these change in control benefits, and for definitions of “cause,” “good reason” and “change of control.”

Executive Severance Plan

In 2006, the Compensation Committee undertook a comprehensive review of RAI’s severance and change of control benefits offered to executives. Based on such review, RAI determined to revise these benefits for persons who at any time after July 1, 2006, are newly hired or promoted into executive level positions, and adopted the Executive Severance Plan, referred to as the ESP. Such executives participate in the ESP, instead of being offered benefits under a severance agreement. As a result, Mmes. Cameron and Crew participate in the ESP. Mr. Delen also participated in the ESP prior to his retirement in April of 2014, but he did not receive any benefits under the ESP upon such retirement.

The severance and change of control benefits under the ESP are similar to, but not the same as, the benefits payable under the severance agreement. Although both serve the same objectives, the ESP was designed to be more consistent with prevailing executive compensation practices. RAI also has greater flexibility to amend, if appropriate, the terms of the ESP than the terms of the severance agreement. Under the terms of a severance agreement, RAI generally is not able to amend such agreement without the consent of the individual executive who is a party to the agreement. In contrast, RAI is free to amend the ESP without the consent of the participants in the plan, except that any modification to the ESP adopted by RAI during either the two-year period after a change in control or the one-year period prior to a change in control, and any modification reducing the benefits of an executive already receiving benefits under the ESP, will not be enforceable against a participant, unless he or she agrees to the modification in writing.

The benefits payable under the ESP generally are less generous than the benefits to which an executive otherwise would have been entitled to under a severance agreement. Under the ESP, upon a qualifying termination, a participant who is a “Tier I Executive” for purposes of the Plan (including Ms. Cameron) is entitled to receive an amount equal to two and one-half times her base salary and target bonus, payable in a lump sum, a prorated amount of her annual bonus based on actual performance achieved and the number of months she was employed during her year of termination, and six months of company-subsidized COBRA continuation coverage under our health-care plans. Upon certain qualifying terminations in connection with a change in control, a participant at Ms. Cameron’s job level would be entitled to receive an amount equal to three times her base salary and target bonus, payable in a lump sum, a prorated amount of her annual bonus based on actual performance achieved and the number of months she was employed during her year of termination, and six months of company-subsidized COBRA continuation coverage under our health-care plans. Upon a qualifying termination, a participant who is a “Tier II Executive” for purposes of the Plan (including Ms. Crew) is entitled to receive an amount equal to one and one-half times her base salary and target bonus, payable in a lump sum, a prorated amount of her annual bonus based on actual performance achieved and the number of months she was employed during her year of termination, and six months of company-subsidized COBRA continuation coverage under our health-care plans. Upon certain qualifying terminations in connection with a change in control, a participant at Ms. Crew’s job level would be entitled to receive an amount equal to two times her base salary and target bonus, payable in a lump sum, a prorated amount of her annual bonus based on actual performance achieved and the number of months she was employed during her year of termination, and six months of company-subsidized COBRA continuation coverage under our health-care plans.

The payment of benefits to any named executive officer pursuant to his or her severance agreement or the ESP is conditioned upon the executive complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation.

The Compensation Committee periodically reviews the ESP to maintain its competitiveness and adapt it to our needs. Of note, in 2009, excise tax gross-ups were eliminated for all new participants and current participants not currently eligible for such benefit as of February 1, 2009. For further information about the benefits under the ESP, see the Potential Payments Upon Termination of Employment and/or a Change of Control Table below, and related footnotes.

Retirement Benefits

We provide retirement benefits to all our employees, including our named executive officers, as discussed below. Our objective is to assist our employees with the accumulation of adequate financial assets for retirement. These retirement benefits are designed to reward continued employment with the company and financially preparing for retirement. We choose to pay retirement benefits to remain competitive in the marketplace and assist our employees with their financial readiness for retirement.

RAI  sponsors a  defined contribution  plan which  is qualified  under  Sections 401(a)  and  401(k) of the Code, referred to as the 401(k) plan, and which is available generally to eligible employees of RAI and certain of its subsidiaries, including the named executive officers. RAI also sponsors non-qualified excess benefit plans which provide benefits to those employees, including the named executive officers, whose benefits under the 401(k) plan are limited by virtue of certain provisions of the Code. Under the foregoing plans, RAI provides a matching contribution in an amount equal to either 50% or 100% (depending upon, among other things, whether an individual is eligible to participate in one of RAI’s defined benefit plans) of the first 6% of a participant’s pre-tax contribution. In addition to the matching contribution, RAI contributes on behalf of each eligible participant in the 401(k) plan an amount ranging from 3% to 9% of such participant’s annual cash compensation. The eligibility to receive such supplemental contribution and the amount of such contribution depend upon, among other factors, whether an employee participates in certain of our defined benefit plans and the employee’s years of service. All of the named executive officers are eligible to receive RAI’s supplemental contribution under the 401(k) plan. See footnote 16 to the 2014 Summary Compensation Table below for additional information regarding RAI’s contributions to the accounts of the named executive officers under the foregoing plans.

In addition to such plans, the named executive officers (other than Mmes. Cameron and Crew and Mr. Delen), participate in certain noncontributory defined benefit retirement plans maintained by RAI. Subject to certain limited exceptions, employees hired on or after January 1, 2004, are not eligible to participate in these defined benefit plans. Mr. Gilchrist participated in a B&W retirement plan, the obligations of which, with respect to Mr. Gilchrist and certain other former B&W employees, were assumed by RAI in connection with the Business Combination. See “— Retirement Benefits” below for more information about the defined benefit plans in which the named executive officers participate. Ms. Cameron participated in, retired under, and is currently receiving ongoing payments from certain of the noncontributory defined benefit arrangements maintained by RAI, and may accumulate incremental benefits under the B&W retirement plan described above as a result of future eligible earnings during her reemployment.

Roles

Role of Compensation Consultant

The Compensation Committee continued to engage Meridian for 2014 as its independent compensation consultant to provide advice and counsel and report directly to the Committee. Throughout 2014, at the Compensation Committee’s direction, Meridian prepared, presented and made recommendations on peer group data, competitive market pay, compensation program structure and risk, compensation components, general market trends, legislative and regulatory changes, and compensation packages and agreements related to the transitions involving our named executive officers, which recommendations the Committee used in its compensation decision making process, as described above. In addition, management provided materials prepared for Compensation Committee meetings to Meridian, and discussed the materials and recommendations with Meridian in advance of each Compensation Committee meeting. A representative of Meridian attended each regular meeting of the Compensation Committee in 2014 and, at each such meeting, met with the Committee in executive session without management present. The Compensation Committee has assessed the independence of Meridian, as required under the NYSE listing rules. The Compensation Committee also has considered and assessed all relevant factors, including those required by the SEC, that could give rise to a potential conflict of interest with respect to Meridian during 2014. Based on review, the Compensation Committee did not identify any conflict of interest raised by the work of Meridian.

Role of Management

Management played an important but limited role in the process of setting the 2014 executive compensation for our named executive officers. Ms. Cameron and Mr. Delen, our Chief Executive Officers during 2014, with assistance from our Executive Vice President and Chief Human Resources Officer, and in consultation with Meridian, developed compensation recommendations for the Compensation Committee’s consideration in 2014, including:

•	business performance targets and scoring grids for the annual and long-term incentive programs; and

•	base salary, target annual bonus and long-term incentive opportunities for executives other than herself or himself, as applicable.

Mr. Delen also played an indirect role in determining the 2014 base salary merit increase for the other named executive officers (except the new named executive officers) by assigning each of them an individual annual performance rating. As discussed above, the amount of each such named executive officer’s proposed base salary merit increase for 2014 generally was determined based on his individual performance rating category and the specific merit increase amount for that rating category. The independent members of the Board then approved the proposed base salary increases for such named executive officers. As discussed above, the compensation of our Chief Executive Officer is determined by the Compensation Committee, after consultation with Meridian, and recommended to the Board for approval. No executive officer has any determinative role in setting the compensation of the Chief Executive Officer.

Tally Sheets

In February and September 2014, the Compensation Committee reviewed tally sheets for each of our named executive officers serving at such time. These tally sheets, prepared at the direction of the Compensation Committee by Meridian with assistance from management, summarized for each such named executive officer:

•

the total compensation package for each of the last four years (or for 2014 in the case of Ms. Cameron), including the value of each compensation component — base salary, annual bonus (target and actual), long-term incentives, benefits and perquisites;

•	current ownership of RAI common stock and the value of such stock at various stock prices;

•	the potential value of existing unvested long-term incentives at various stock prices and the realized gains from prior long-term incentive awards; and

•	amounts payable upon the termination of employment under various scenarios.

The semi-annual reviews showed the Compensation Committee the cumulative effect in value of its various executive compensation decisions from recent years, helped the Committee see how making a change in one compensation program or element impacted another compensation program or element on a named executive officer’s overall compensation, and provided perspective on wealth accumulation from our compensation programs and our payment and benefit obligations in the event of terminations of employment under various scenarios.

Other Compensation Policies

Special Incentives

In special circumstances, the Compensation Committee may approve a recommendation from RAI’s President and Chief Executive Officer to pay a discretionary cash award to an executive officer, in addition to the annual incentive compensation described above under “— Annual Compensation,” to reward substantial achievement or significant contributions, particularly when such contributions may not be reflected in RAI’s annual performance metrics. In 2014, the Board, upon the recommendation of the Compensation Committee, approved a special discretionary cash award of $80,000 to Mr. Gilchrist in connection with his receipt of the President’s Award for significant contributions to RAI’s success. Such cash award was paid to Mr. Gilchrist in February 2014 and is included in the “Bonus” column of the 2014 Summary Compensation Table below.

In July 2013, RAI entered into a retention letter agreement with Mr. Adams with respect to his continuation in the role of a key officer of RAI or its affiliated companies through December 31, 2014, or such earlier date on which the Board approves his release based on its assessment of organizational stability, referred to as the retention period. Under the terms of the retention letter agreement, if Mr. Adams remained actively employed by RAI or its affiliated companies through the retention period and he agrees to execute a general release of claims, confidentiality, non-compete and non-disparagement agreement at the time of his release from employment, RAI would pay him a lump sum cash retention bonus of $850,000, less taxes. Such amount was paid to Mr. Adams early in 2015 and is included in the “Bonus” column of the 2014 Summary Compensation Table below.

Sign-on Bonuses

In special circumstances, in order to induce key executives to join RAI or its subsidiaries, the Compensation Committee and the Board may approve the payment of a sign-on bonus as part of the compensation package provided to a newly hired executive. In 2014, to induce Ms. Cameron to re-join RAI as President and Chief Executive Officer, RAI paid Ms. Cameron a sign-on bonus of $500,000. Similarly, to induce Ms. Crew to join RJR Tobacco and compensate her for certain benefits she forfeited from her previous employer, RAI paid Ms. Crew a sign-on bonus of $525,000 in early 2015.

Stock Ownership Guidelines

The Board believes that executives, such as the named executive officers, whose business decisions have a profound and direct impact on the operations and results of RAI and its operating companies, should have a reasonable equity stake in RAI. Further, the greater the responsibilities an executive has, the greater his or her equity stake should be. As a result, the Board has established stock ownership guidelines for the named executive officers and other senior management. (We also maintain stock ownership guidelines for our directors, which are described above under “The Board of Directors — Equity Ownership Guidelines”.)

In 2011, at the Compensation Committee’s direction, Meridian conducted a review of our then current stock ownership guidelines, which were implemented in 2006, and the market practices for our peer group. Based upon such review, the Board amended the stock ownership guidelines to increase the ownership requirements for certain job levels and to require, until such ownership requirements are met, executives to retain 50% of all after-tax shares earned under the Omnibus Plan, assuming taxes of 50%. The stock ownership requirement is six times annual base salary for Ms. Cameron and three times annual base salary for Ms. Crew and Messrs. Adams, Gilchrist and Holton. Unvested shares of restricted stock, performance share awards and pledged shares are not counted toward satisfaction of the stock ownership guidelines. The Compensation Committee is responsible for approving any amendments to the executive stock ownership guidelines and annually reviews each executive’s progress towards satisfying the stock ownership guidelines. For 2014, management reviewed the status of all executive officers in meeting the amended stock ownership guidelines and certified to the Compensation Committee that all executive officers (other than those recently hired or promoted) already had met, or were making reasonable progress towards meeting, the stock ownership guidelines in a timely manner. If any executive were to fail to satisfy the applicable stock ownership guidelines, then the Compensation Committee would consider such failure as one factor in determining the extent to which such executive should receive any stock-based awards in the future.

Hedging and Pledging Policies

All executive officers and directors, including the named executive officers, are subject to a securities trading policy under which hedging transactions are prohibited. RAI’s Code of Conduct provides that directors and employees may not engage in put or call options, short selling or similar hedging activities involving RAI stock. These prohibitions protect against speculative trading by our executives. As noted above, pledged shares are not counted towards the satisfaction of the stock ownership guidelines for our executive officers and directors.

Recoupment

Since 2009, we have included recoupment, or “clawback,” provisions in our annual and long-term incentive programs and related agreements with our employees. These provisions provide that, in the event all or any portion of an award under any of the incentive compensation programs has been computed using financial information or performance metrics later found to be materially inaccurate, the Compensation Committee, in its sole discretion, can recoup the excess of the amount paid out over the amount that would have been paid had such financial information or performance metric been fairly stated at the time the payout was made. Additionally, consistent with statutory requirements, including the Sarbanes-Oxley Act of 2002, and principles of responsible oversight, and depending on the specific facts of each situation, the Compensation Committee would review all performance-based compensation where a restatement of our financial results for a prior performance period could affect the factors determining payment of an incentive award. Our long-term incentive agreements also provide that, if we determine that a grantee has violated any of the confidentiality, non-compete or assistance obligations in the agreement, then effective on the date the violation began, any unvested performance shares are forfeited and cancelled, and the Compensation Committee, in its sole discretion, can recoup any performance shares previously paid under the agreement.

Deductibility of Compensation

Section 162(m) of the Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. Compensation that satisfies the Code’s requirements for qualified performance-based compensation is not subject to that deduction limitation. As discussed above, the annual and long-term incentive compensation for our named executive officers is intended to meet the requirements for qualified performance-based compensation. However, the Compensation Committee may decide from time to time to grant compensation that will not qualify as “performance-based” compensation for purposes of Section 162(m) of the Code when, in the Compensation Committee’s judgment, those payments or grants are needed to achieve the Compensation Committee’s overall compensation objectives. Moreover, even if the Compensation Committee intends to grant compensation that qualifies as “performance-based” compensation for purposes of Section 162(m) of the Code, RAI cannot guarantee that such compensation will so qualify or ultimately will be deductible.

Although the Compensation Committee plans to continue taking actions intended to limit the impact of Section 162(m) of the Code, it also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise RAI’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with RAI’s management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in RAI’s 2014 Annual Report on Form 10-K.

Respectfully submitted,

Nana Mensah (Chair)
Holly Keller Koeppel
John J. Zillmer

Compensation-Related Risk Assessment

At the direction of the Compensation Committee, and with the assistance of Meridian, the Committee’s independent compensation consultant, in November 2014 management conducted a comprehensive review and evaluation of the risks arising from the compensation policies and practices applicable to all of our employees, including our named executive officers. This risk assessment was conducted under our overall enterprise risk management process and included a detailed qualitative and quantitative analysis of the risks related to the compensation architecture for all employees.

Under the enterprise risk management process, each element of our compensation architecture was analyzed for risks related to such element of compensation, including any links between behaviors and/or decisions driving compensation amounts and changes in RAI’s risk profile. Further, each element was reviewed to identify specific controls and/or attributes mitigating or aggravating such risks.

Risk mitigating controls and attributes identified during the risk assessment included both entity level risk controls (such as our corporate governance structure, approval authority guidelines and risk authority guidelines) and compensation risk controls and attributes (such as the oversight of the executive compensation programs by the Compensation Committee, the mixture of annual and long-term incentives, the use of performance-based annual and long-term incentives, the use of multiple performance measures in both the annual and long-term incentive programs, the mix of financial and marketplace metrics in the annual incentive program, maximum payout caps on annual and long-term incentive awards, stock ownership guidelines, Compensation Committee discretion (including negative discretion) regarding targets and payouts, and recoupment, pledging and anti-hedging policies). Finally, the likelihood and potential impact of the compensation risks were assessed during the November 2014 risk assessment.

The findings of the November 2014 comprehensive compensation risk assessment, including a summary of the extensive risk mitigating controls and attributes identified in our compensation policies and practices, were reviewed by management with the Compensation Committee and Meridian in December 2014. Based on the results of this compensation risk assessment, the Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

The following table shows the annual and long-term compensation paid or accrued by RAI and its subsidiaries to RAI’s named executive officers for the fiscal years ended December 31, 2014, 2013 and 2012, as applicable.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(11)		Non-Equity Incentive Plan Compensation ($)(14)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(15)	All Other Compensation ($)(16)	Total ($)(17)
Susan M. Cameron	2014	904,111	(6)	500,000	(7)	8,351,638	(12)	0	720,470	275,334	10,751,553
President and Chief Executive Officer of RAI(1)

Thomas R. Adams	2014	725,275		850,000	(8)	2,536,551		1,004,940	1,923,837	193,220	7,233,823
Executive Vice President and Chief Financial Officer of RAI(2)	2013 2012	710,875 693,200		60,000 0		2,215,089 1,804,490		1,065,014 616,948	1,034,066 966,716	146,007 180,336	5,231,051 4,261,690

Andrew D. Gilchrist	2014	628,575		80,000	(9)	1,985,585		877,019	704,671	72,412	4,348,262
Executive Vice President of RAI(3)	2013	557,675		0		1,480,137		762,254	162,603	41,838	3,004,507
	2012	513,600		0		1,336,978		388,538	497,339	41,729	2,778,184

Martin L. Holton III	2014	568,225		0		1,528,730		749,844	751,732	147,879	3,746,410
Executive Vice President, General Counsel and Assistant Secretary of RAI	2013 2012	523,200 502,200		60,000 0		1,256,573 1,307,297		753,896 357,566	452,334 382,636	95,789 117,549	3,141,792 2,667,248

Debra A. Crew	2014	155,000		525,000	(10)	8,317,578		213,203	0	18,545	9,229,326
President and Chief Commercial Officer of RJR Tobacco(4)

Daniel M. Delen	2014	376,708		0		7,714,101	(13)	0	0	13,682,991	21,773,800
Former President and	2013	1,098,150		0		6,599,869	(13)	2,530,986	0	223,201	10,452,206
Chief Executive Officer of RAI(5)	2012	1,000,000		0		6,247,480	(13)	1,201,500	0	203,312	8,652,292

(1)	Ms. Cameron became President and Chief Executive Officer of RAI effective May 1, 2014.

(2)	Mr. Adams resigned as Executive Vice President and Chief Financial Officer of RAI effective as of the close of business on February 28, 2015.

(3)	Mr. Gilchrist became an Executive Vice President of RAI effective October 1, 2014, and then became Executive Vice President and Chief Financial Officer of RAI effective March 1, 2015.

(4)	Ms. Crew became President and Chief Commercial Officer of RJR Tobacco effective October 1, 2014.

(5)	Mr. Delen retired as President and Chief Executive Officer of RAI effective as of the close of business on April 30, 2014.

(6)	This amount also includes $37,444, representing the Board and Board committee retainers for service on the Board and fees for attendance at Board and Board committee meetings paid to Ms. Cameron in 2014 prior to her appointment as the President and Chief Executive Officer of RAI.

(7)	This amount represents a sign-on bonus paid to Ms. Cameron in connection with her appointment as the President and Chief Executive Officer of RAI, pursuant to the Cameron offer letter.

(8)	This amount represents a retention bonus earned by Mr. Adams pursuant to the terms of a retention letter agreement dated July 23, 2013. This amount was paid to him in January 2015.

(9)	This amount represents a special cash award paid to Mr. Gilchrist in February 2014 in connection with his receipt of a President’s Award for significant contributions to RAI’s success.

(10)	This amount represents a sign-on bonus paid to Ms. Crew in connection with her becoming the President and Chief Commercial Officer of RJR Tobacco, pursuant to the Crew offer letter.

(11)	The amounts shown in this column for 2014 represent the aggregate grant date fair value (calculated in accordance with ASC 718) for the stock-based long-term incentive award(s) that were granted to each named executive officer in 2014 based on the probable outcome of the performance conditions at the time of the grant. The assumptions upon which these amounts are based are set forth in note 14 to the consolidated financial statements contained in our 2014 Annual Report on Form 10-K. For additional information on the performance shares (and restricted stock units in the case of Ms. Crew) granted under the Omnibus Plan in 2014, see the footnotes and narrative following the 2014 Grants of Plan-Based Awards Table below. Assuming that the highest level of performance conditions are achieved, the aggregate grant date fair value of the performance shares (and restricted stock units in the case of Ms. Crew) granted under the Omnibus Plan in 2014 to each named executive officer would be as follows — Ms. Cameron: $12,507,511; Mr. Adams: $3,804,853; Mr. Gilchrist: $2,978,378; Mr. Holton: $2,293,122; Ms. Crew: $9,078,366; and Mr. Delen: $11,571,177.

The amounts shown in this column do not equal the actual value that any named executive officer received in 2014 with respect to the vesting of a long-term incentive award. The actual value any named executive officer receives at the end of the performance period for such executive’s award is determined based on the specific terms of the grant documentation for the award, and such value may differ significantly from the amounts shown in this column. For the value that each of the named executive officers (other than Mmes. Cameron and Crew, who did not receive such awards) actually received in 2014 in connection with the vesting of long-term incentive awards made in 2012 consisting of performance shares settled with shares of RAI common stock, see the 2014 Option Exercises and Stock Vested Table below.

(12)	This amount also includes $13,297, representing the aggregate grant date fair value (calculated in accordance with ASC 718) of the quarterly grants of deferred stock units made to Ms. Cameron under the EIAP in 2014 for her Board service as a non-employee director prior to her appointment as the President and Chief Executive Officer of RAI effective May 1, 2014.

(13)	As noted above, Mr. Delen forfeited all of his outstanding stock-based long-term incentive awards upon his retirement on April 30, 2014.

(14)	The amounts in this column for 2014 were paid to the named executive officers in the first quarter of 2015 and represent annual incentive award payments with respect to 2014 performance. As noted above, (a) Ms. Cameron did not receive any annual incentive award payout for 2014 since her one-year annual incentive performance period does not end until April 30, 2015, and (b) Mr. Delen did not receive any annual incentive award payout for 2014 as a result of his retirement on April 30, 2014.

For information regarding the foregoing annual incentives, see “Compensation Discussion and Analysis — Analysis of 2014 Compensation Decisions — Annual Compensation — Annual Incentive Compensation — 2014 Annual Incentives” and “— 2014 Annual Incentives for New Named Executive Officers” above, and for further information regarding the annual incentive opportunity for each named executive officer, subject to the maximum award payout limitations established by the Compensation Committee, see the narrative following the 2014 Grants of Plan-Based Awards Table below.

(15)	The amounts in this column for each named executive officer for 2014 represent the total change in the actuarial present value of the executive’s accumulated benefit under all defined benefit plans, including supplemental plans. The amounts in this column for 2013 and 2012 have been revised to reflect a refinement in the actuarial methodology used to determine such amounts. For additional information regarding the defined benefit plans in which the named executive officers participate, see the 2014 Pension Benefits Table below.

(16)	The amounts shown in this column for 2014 include, among other items:

(a)	contributions made by RAI to the named executive officers under RAI’s qualified defined contribution plan, and amounts credited by RAI to the accounts of the named executive officers in RAI’s non-qualified excess benefit plans (with such excess benefit plans described in greater detail in the footnotes and narrative following the 2014 Non-Qualified Deferred Compensation Table below), as follows:

Name	Qualified Plan Contribution ($)	Non-Qualified Plan Credit ($)
Ms. Cameron	16,900	54,600
Mr. Adams	26,000	153,029
Mr. Gilchrist	7,720	34,005
Mr. Holton	23,285	95,706
Ms. Crew	4,710	9,420
Mr. Delen	23,400	238,292

(b)	the perquisites described below:

•	in the case of Mr. Adams, a payment of $8,000 representing a financial planning allowance;

•

in the case of Mmes. Cameron and Crew, and Messrs. Gilchrist, Holton and Delen, the sum of $13,344, $4,000, $20,000, $20,000 and $20,000, respectively, representing a cash payment to such named executive officer in 2014 of $6,672, $2,000, $10,000, $10,000 and $10,000, respectively, plus the value of a program of financial planning and counseling services provided to such named executive officer in 2014, which value was imputed to such named executive officer for income tax purposes;

•

in the case of Ms. Cameron, $91,471 representing the value (based upon the aggregate incremental cost to RJR Tobacco) ascribed to personal flights taken by Ms. Cameron, or her respective guests, on aircraft fractionally owned by RJR Tobacco, which amount was imputed to her for income tax purposes; and

•	the cost of premiums paid by RAI for certain excess liability insurance covering each of the named executive officers, except Mr. Adams who declined such insurance.

(c)	in the case of Ms. Cameron, (i) the value of a matching grant in the amount of $10,000 made on behalf of Ms. Cameron while she was a non-employee director pursuant to the directors’ matching grant program described above under “Director Compensation — Other Benefits — Matching Grants Program,” and (ii) a reimbursement payment of $29,266 for financial planning services pursuant to a B&W program of retiree benefits, which RAI assumed in the Business Combination;

(d)	in the case of Ms. Cameron, and Messrs. Adams, Gilchrist and Holton, the change in value of the accrued post-retirement benefit from December 31, 2013 to December 31, 2014, as follows — Ms. Cameron: $54,474; Mr. Adams: $872; Mr. Gilchrist: $9,021; and Mr. Holton: $5,248; and

(e)	in the case of Mr. Delen, a lump sum payment in the amount of $13.4 million made on June 6, 2014 pursuant to the Delen consulting agreement. For additional information regarding the Delen consulting agreement, see “Compensation Discussion and Analysis — Executive Summary — Summary of Key 2014 Compensation Actions Related to Former Chief Executive Officer” above.

(17)	The amounts in this column for 2013 and 2012 have been revised to reflect the revisions made to the amounts in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2013 and 2012 noted above.

Equity and Non-Equity Incentive Awards

The following table sets forth certain information concerning each grant of an award made to a named executive officer during 2014 under any plan.

2014 Grants of Plan-Based Awards Table

	Grant Date	Board or Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards (3)($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Susan M. Cameron	5/1/2014	4/16/2014	—	—	—	—	149,192	223,788	8,338,341
	5/1/2014	4/16/2014	—	2,080,000	4,160,000	—	—	—	—
Thomas R. Adams	3/3/2014	2/6/2014	—	—	—	—	47,599	71,399	2,536,551
	2/6/2014	2/6/2014	—	767,130	1,534,260	—	—	—	—
Andrew D. Gilchrist	3/3/2014	2/6/2014	—	—	—	—	37,260	55,890	1,985,585
	2/6/2014	2/6/2014	—	669,480	1,338,960	—	—	—	—
Martin L. Holton III	3/3/2014	2/6/2014	—	—	—	—	28,687	43,031	1,528,730
	2/6/2014	2/6/2014	—	572,400	1,144,800	—	—	—	—
Debra A. Crew	10/1/2014	8/18/2014	—	—	—	—	25,907	38,861	1,521,518
	10/1/2014	8/18/2014	—	—	—	—	74,266	74,266	4,361,642
	10/1/2014	8/18/2014	—	—	—	—	41,451	41,451	2,434,418
	10/1/2014	8/18/2014	—	162,750	325,500	—	—	—	—
Daniel M. Delen	3/3/2014	2/6/2014	—	—	—	—	144,757	217,136	7,714,101
	2/6/2014	2/6/2014	—	1,848,640	3,697,280	—	—	—	—

(1)	Amounts shown in these columns represent the annual incentive award opportunity for each named executive officer (except Mmes. Cameron and Crew, each of whom received an annual incentive award opportunity based upon different terms as described below) under the Omnibus Plan for the 2014 performance period. The amounts shown in the “Target” column represent the amount that the Compensation Committee generally expected, as of the beginning of the performance period, to pay to each such named executive officer for target performance during the performance period. The “Threshold” column shows dashes because the Compensation Committee was permitted to reduce the ultimate value of the 2014 annual incentive award to essentially zero, so there is no threshold level for the awards. For above-target performance for 2014, the Compensation Committee decided to limit, subject to the maximum cash net income award pools, the maximum payout for the 2014 annual incentive awards to two times the target value, which maximum values for each named executive officer are reflected in the “Maximum” column. The ultimate annual incentive award for 2014 was determined by the Compensation Committee in early 2015, as more fully described in the narrative under the heading “2014 Annual Incentives” following this table, and the actual payouts made relating to the 2014 annual incentive awards are included in the “Non-Equity Incentive Plan Compensation” column in the 2014 Summary Compensation Table above. As noted above, Mr. Delen did not receive any annual incentive award payout for 2014 as a result of his retirement on April 30, 2014.

Amounts shown in these columns for Ms. Cameron represent her annual incentive cash opportunity under the Omnibus Plan for the one-year performance period from May 1, 2014 to April 30, 2015. The amount shown in the “Target” column represents the amount that the Compensation Committee generally expected, as of the beginning of the performance period, to pay Ms. Cameron for target performance during the performance period; the “Threshold” column shows a dash because the Compensation Committee was permitted to reduce the ultimate value of her 2014-2015 annual incentive award to essentially zero, so there is no threshold level for the award; and the Compensation Committee decided to limit, subject to her maximum cash net income award pool, the maximum payout for Ms. Cameron’s 2014-2015 annual incentive award to two times the target value, which maximum value for Ms. Cameron is reflected in the “Maximum” column. The ultimate 2014-2015 annual incentive award for Ms. Cameron will be determined by the Compensation Committee in May 2015, as more fully described in the narrative under the heading “2014 Annual Incentives — Ms. Cameron” following this table, and the actual payout made relating to her

2014-2015 annual incentive award will be included in the “Non-Equity Incentive Plan Compensation” column in the 2015 Summary Compensation Table.

Amounts shown in these columns for Ms. Crew represent her prorated annual incentive cash opportunity under the Omnibus Plan for the three-month performance period from October 1, 2014 to December 31, 2014. The prorated amount shown in the “Target” column represents the amount that the Compensation Committee generally expected, as of the beginning of the performance period, to pay Ms. Crew for target performance during the performance period; the “Threshold” column shows a dash because the Compensation Committee was permitted to reduce the ultimate value of her 2014 annual incentive award to essentially zero, so there is no threshold level for the award; and the Compensation Committee decided to limit, subject to her maximum cash net income award pool, the maximum payout for Ms. Crew’s 2014 prorated annual incentive award to two times the target value, which maximum value for Ms. Crew is reflected in the “Maximum” column. The ultimate 2014 prorated annual incentive award for Ms. Crew was determined by the Compensation Committee in early 2015, as more fully described in the narrative under the heading “2014 Annual Incentives — Ms. Crew” following this table, and the actual payout made relating to her 2014 prorated annual incentive award is included in the “Non-Equity Incentive Plan Compensation” column in the 2014 Summary Compensation Table above.

(2)	Amounts shown in these columns represent performance shares granted to each of the named executive officers (except Mmes. Cameron and Crew, each of whom received long-term incentive award opportunities based upon different terms as described below) under the Omnibus Plan for the 2014-2016 performance period. The amounts shown in the “Target” column represent the number of performance shares initially awarded to each such named executive officer as his long-term incentive award opportunity, and represent the number of performance shares that the Compensation Committee generally expected, as of the beginning of the performance period, to pay to each such named executive officer for target performance during the performance period. The number of performance shares initially granted to each such named executive officer was determined by dividing the target long-term incentive opportunity, denominated as a multiple of the executive’s January 1, 2014 base salary, by $48.43, the average closing price of RAI common stock for the 20 trading days prior to the grant date. The “Threshold” column shows dashes because the Compensation Committee will be permitted to reduce the ultimate number of the 2014 performance shares to essentially zero, so there is no threshold level for the awards. For above-target performance for the 2014-2016 performance period, the Compensation Committee has decided to limit, subject to the cash net income maximum award pools, the maximum payout of the 2014 performance shares to 150% of each such named executive officer’s target award opportunity, which maximum numbers of performance shares are reflected in the “Maximum” column. The ultimate number of performance shares actually earned by each of such named executive officers for the 2014-2016 performance period will be determined by the Compensation Committee in early 2017, as more fully described in the narrative under the heading “2014 Long-Term Incentives” following this table. As noted above, Mr. Delen forfeited this performance share award and all of his other outstanding equity awards upon his retirement on April 30, 2014.

Amounts shown in these columns for Ms. Cameron represent her long-term incentive opportunity under the Omnibus Plan for the performance period from May 1, 2014 to April 30, 2015. As described above, the amount shown in the “Target” column represents the number of performance shares initially awarded to Ms. Cameron as her 2014 long-term incentive award opportunity, and represent the number of performance shares that the Compensation Committee generally expected, as of the beginning of the performance period, to pay to Ms. Cameron for target performance during the performance period. The number of performance shares initially granted to Ms. Cameron was determined by dividing the target long-term incentive opportunity, denominated as a multiple of her May 1, 2014 base salary, by $54.46, the average closing price of RAI common stock for the 20 trading days prior to the grant date. The “Threshold” column shows dashes because the Compensation Committee will be permitted to reduce the ultimate number of her 2014 performance shares to essentially zero, so there is no threshold level for the awards. For above-target performance for the performance period, the Compensation Committee has decided to limit, subject to her cash net income maximum award pool, the maximum payout of the 2014 performance shares to 150% of Ms. Cameron’s target award opportunity, which maximum number of performance shares is reflected in the “Maximum” column.

The ultimate number of performance shares actually earned by Ms. Cameron for the performance period will be determined by the Compensation Committee in May 2015, as more fully described in the narrative under the heading “2014 Long-Term Incentives — Ms. Cameron” following this table.

Amounts shown in these columns for Ms. Crew represent three long-term incentive opportunities under the Omnibus Plan. The first grant represents a prorated grant of performance shares for the performance period from October 1, 2014 to September 30, 2017. As described above, the amount shown in the “Target” column represents the prorated number of performance shares initially awarded to Ms. Crew as her 2014 long-term incentive award opportunity, and represent the number of performance shares that the Compensation Committee generally expected, as of the beginning of the performance period, to pay to Ms. Crew for target performance during the performance period. The prorated number of performance shares initially granted to Ms. Crew was determined by dividing the prorated 2014 target long-term incentive opportunity, denominated as a multiple of her October 1, 2014 base salary, by $57.90, the average closing price of RAI common stock for the 20 trading days prior to the grant date. The “Threshold” column shows dashes because the Compensation Committee will be permitted to reduce the ultimate number of her 2014 performance shares to essentially zero, so there is no threshold level for the awards. For above-target performance for the performance period, the Compensation Committee has decided to limit, subject to her cash net income maximum award pool, the maximum payout of the 2014 performance shares to 150% of Ms. Crew’s prorated target award opportunity, which maximum number of performance shares is reflected in the “Maximum” column. The ultimate number of performance shares actually earned by Ms. Crew for the performance period will be determined by the Compensation Committee in early 2017, as more fully described in the narrative below under the heading “2014 Long-Term Incentives — Ms. Crew” following this table.

The second grant represents the retention grant of restricted stock units granted to Ms. Crew under the Omnibus Plan for the performance period from October 1, 2014 to September 30, 2018. The amount shown in the “Target” column represents the number of restricted stock units initially awarded to Ms. Crew as the retention grant. The number of restricted stock units initially granted to Ms. Crew was determined by dividing the target long-term incentive opportunity of $4,300,000, by $57.90, the average closing price of RAI common stock for the 20 trading days prior to the grant date. The “Threshold” column shows dashes because the Compensation Committee will be permitted to reduce the ultimate number of her retention grant of restricted stock units to essentially zero, so there is no threshold level for the awards. The Compensation Committee decided to limit, subject to Ms. Crew’s cash net income maximum award pools for this grant, the maximum payout of the retention grant of restricted stock units to the target amount so that number of restricted stock units is reflected in the “Maximum” column. The ultimate number of restricted stock units actually earned by Ms. Crew will be determined by the Compensation Committee in October 2015 and October 2018, respectively, as more fully described in the narrative below under the heading “Additional 2014 Long-Term Incentive Equity Awards Granted to Ms. Crew” following this table.

The third grant represents the make-whole grant of restricted stock units granted to Ms. Crew under the Omnibus Plan for the performance period from October 1, 2014 to September 30, 2016. The amount shown in the “Target” column represents the number of restricted stock units initially awarded to Ms. Crew as the make-whole grant. The number of restricted stock units initially granted to Ms. Crew was determined by dividing the target long-term incentive opportunity of $2,400,000, by $57.90, the average closing price of RAI common stock for the 20 trading days prior to the grant date. The “Threshold” column shows dashes because the Compensation Committee will be permitted to reduce the ultimate number of her make-whole grant of restricted stock units to essentially zero, so there is no threshold level for the awards. The Compensation Committee also decided to limit, subject to Ms. Crew’s cash net income maximum award pools for this grant, the maximum payout of the make-whole grant of restricted stock units to the target amount so that number of restricted stock units is reflected in the “Maximum” column. The ultimate number of restricted stock units actually earned by Ms. Crew will be determined by the Compensation Committee in October 2015 and October 2016, respectively, as more fully described in the narrative below under the heading “Additional 2014 Long-Term Incentive Equity Awards Granted to Ms. Crew” following this table.

(3)	Amounts shown in this column represent the grant date fair value of the 2014 performance shares award for each named executive officer (other than Mmes. Cameron and Crew) and equal the product of $53.29 (the per share closing price of RAI common stock on the grant date of March 3, 2014), multiplied by the target number of performance shares awarded to such named executive officer based on the probable outcome of the performance conditions on the grant date.

The amount shown in this column for Ms. Cameron represents the grant date fair value of her 2014 performance shares award and equals the product of $55.89 (the per share closing price of RAI common stock on the grant date of May 1, 2014), multiplied by the target number of performance shares awarded to her based on the probable outcome of the performance conditions on the grant date.

The amounts shown in this column for Ms. Crew represent the grant date fair value of her 2014 performance shares award, the retention grant of restricted stock units and the make-whole grant of restricted stock units, and each such amount equals the product of $58.73 (the per share closing price of RAI common stock on the grant date of October 1, 2014), multiplied by the target number of performance shares or restricted stock units awarded to her, as applicable, based on the probable outcome of the performance conditions on the grant date.

All of these amounts also are disclosed in the “Stock Awards” column in the 2014 Summary Compensation Table above.

2014 Annual Incentives.    The annual incentive opportunities reflected in the table above were approved in February 2014 for each of the named executive officers serving at such time for the January 1, 2014 to December 31, 2014 performance period. Although such values represented the target and maximum annual incentive award opportunity for each such named executive officer for 2014, the ultimate value of the 2014 annual incentive awards was determined by the Compensation Committee at the end of the performance period based first on the annual incentive cash award pool generated for each of such named executive officers under the pre-established cash net income performance formula, and then reduced using negative discretion after consideration of the actual performance of RAI and its operating companies on the underlying performance metrics described in the Compensation Discussion and Analysis.

In February of 2014, the Compensation Committee established the underlying financial and marketplace performance metrics, weightings, targets and scoring grids for 2014. Each metric had a threshold, target and maximum score associated with it. If the threshold score relating to a particular metric was not met, then such metric was assigned a score of zero in determining the overall score. The maximum score that can be assigned to any metric is 200% of target. In determining the score for any performance metric, the Compensation Committee considered unanticipated, unusual or non-recurring events that affected such metric. The score for each metric was multiplied by its applicable percentage weighting; the resulting product yielded a weighted score for the particular metric, which was then added to all other weighted metric scores (calculated in the same fashion), resulting in an overall score. The Compensation Committee then considered whether any additional adjustment was appropriate; if any such adjustment was approved by the Committee, the adjustment was applied to the weighted total score resulting in the final payout score.

After the end of the 2014 performance period, the Compensation Committee approved the annual incentive cash award pools for each named executive officer eligible to receive a 2014 annual incentive award based on RAI’s 2014 cash net income of $1.8 billion, and then reviewed the 2014 performance of RAI and its operating companies as measured by the underlying performance metrics. After consideration of the above results, the Compensation Committee used negative discretion to reduce the amount of the annual incentive cash award for each such named executive officer. Each of such named executive officer’s 2014 annual incentive award was paid out in cash in the first quarter of 2015 (except for Mr. Delen, who did not receive any annual incentive award payout for 2014 due to his retirement in April 2014). For more information about our annual incentive compensation, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2014 Compensation Decisions — Annual Compensation — Annual Incentive Compensation.”

2014 Annual Incentives — Ms. Cameron.    The annual incentive opportunity reflected in the table above for Ms. Cameron was approved in April 2014 for the May 1, 2014 to April 30, 2015 performance period. Although such value represented the target annual incentive award opportunity for Ms. Cameron for 2014, the ultimate value of her 2014 annual incentive award will be determined by the Compensation Committee at the end of the performance period based first on the annual incentive cash award pool generated for Ms. Cameron under her pre-established cash net income performance formula, and then may be reduced using negative discretion after consideration of the actual performance of RAI and its operating companies on the 2014 underlying performance metrics as described above and in the Compensation Discussion and Analysis for the other named executive officers and Ms. Cameron’s performance against other performance goals established by the Compensation Committee.

After the end of the performance period, the Compensation Committee will approve an annual incentive cash award pool for Ms. Cameron based on RAI’s cash net income for the period from April 1, 2014 to March 31, 2015, and then review the 2014 performance of RAI and its operating companies as measured by the underlying performance metrics and Ms. Cameron’s performance against the other performance goals over the performance period. After consideration of the above results, the Compensation Committee may use negative discretion to reduce the amount of the annual incentive cash award for Ms. Cameron. Ms. Cameron’s 2014 annual incentive award will be paid out in cash in May 2015. For more information about Ms. Cameron’s annual incentive compensation, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2014 Compensation Decisions — Annual Compensation — Annual Incentive Compensation — 2014 Annual Incentives for New Named Executive Officers — Ms. Cameron.”

2014 Annual Incentives — Ms. Crew.    The annual incentive opportunity reflected in the table above for Ms. Crew was approved in August 2014 for the October 1, 2014 to December 31, 2014 performance period. Although such value represented the prorated target annual incentive award opportunity for Ms. Crew for 2014, the ultimate value of her 2014 annual incentive award was determined by the Compensation Committee at the end of the performance period based first on the annual incentive cash award pool generated for Ms. Crew under the pre-established cash net income performance formula, and then reduced using negative discretion after consideration of the actual performance of RAI and its operating companies on the 2014 underlying performance metrics as described above and in the Compensation Discussion and Analysis for the other named executive officers (other than Ms. Cameron).

After the end of the three-month performance period, the Compensation Committee approved the annual incentive cash award pool for Ms. Crew based on RAI’s 2014 cash net income of $0.44 billion for the performance period, and then reviewed the 2014 performance of RAI and its operating companies as measured by the underlying performance metrics. After consideration of the above results, the Compensation Committee used negative discretion to reduce the amount of the prorated annual incentive cash award for Ms. Crew. Ms. Crew’s 2014 prorated annual incentive award was paid out in cash in the first quarter of 2015. For more information about Ms. Crew’s annual incentive compensation, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2014 Compensation Decisions — Annual Compensation — Annual Incentive Compensation — 2014 Annual Incentives for New Named Executive Officers — Ms. Crew.”

2014 Long-Term Incentives.    The performance share awards reflected in the table above were made on March 3, 2014 to each of the named executive officers serving at such time as a target long-term incentive award for the January 1, 2014 to December 31, 2016 performance period. The number of performance shares each named executive officer actually will receive, if any, will be determined at the end of such performance period based first on the maximum payout limitation provided by the performance shares award pool generated for each of such named executive officers under a pre-established cash net income performance formula. Then, the Compensation Committee may use negative discretion to reduce the number of performance shares actually earned to an amount consistent with the average of RAI’s annual incentive award program scores for each of the three years in the performance period, but not higher than 150% of target. For example, if RAI’s actual three-year average annual incentive award score equals the 100% target, then each such named executive officer may earn 100% of his target number of performance shares (subject to reduction using negative discretion and the adjustment described below). If, in the alternative, RAI’s actual three-year average score equals or exceeds the 150% maximum annual incentive award score, then each such named executive officer may earn a maximum of 150% of his target number of performance shares (subject to reduction using negative discretion and the adjustment described below), and if RAI’s actual three-year average score is zero, then the named executive officers will not earn any performance shares. For actual three-year average scores between zero and the 150% maximum, the number of performance shares each such named executive officer actually earns will be determined by the Compensation Committee taking into account RAI’s actual three-year average score. In addition, if RAI fails to pay cumulative dividends for the three-year performance period of at least $8.04 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the three-year performance period, up to a maximum additional performance share reduction of 50%. The number of performance shares earned after the performance adjustments generally will vest on March 3, 2017, and will be settled in shares of RAI common stock as soon as practicable after such date. At the time the performance share awards vest, if at all, each named executive officer will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the date on which the performance shares are paid, multiplied by the number of performance shares actually earned by the named executive officer after the performance adjustments.

In the event of such named executive officer’s death or termination due to permanent disability, in each case prior to the normal vesting date and while the executive is an active employee of RAI or one of its subsidiaries, any outstanding performance shares will vest on the date of the named executive officer’s death or termination due to permanent disability on a pro rata basis based on target performance, with payment of the pro rata amount of the performance shares (plus the associated cash dividend equivalent payment for such shares) to be made as soon as practicable after such event occurs. In the event of a named executive officer’s retirement or involuntary termination of employment without cause where the executive is eligible for and accepts severance benefits under an RAI-sponsored severance plan or agreement with RAI, the amount of performance shares that will vest on a pro rata basis on the March 3, 2017 vesting date will be determined as described above based on the actual performance of RAI and its operating companies over the three-year performance period, with the payment of the earned number of performance shares (plus the associated cash dividend equivalent payment for such shares) to be made as soon as practicable after the March 3, 2017 vesting date. In all instances, however, in the event of a change of control of RAI, the amount of performance shares that will vest on a pro rata basis on the date of the change of control will be equal to the higher of (1) the target number of performance shares and (2) the amount of performance shares that would be earned based on the actual performance of RAI and its operating companies for those fiscal years completed prior to the change of control and a score of 100% for the year of the change of control and any remaining years in the performance period, and the payment of such performance shares will be made as soon as practicable after the change of control. In the event of such named executive officer’s voluntary termination of employment (except in the case of Messrs. Adams and Holton, who are eligible for retirement) or termination of employment for cause, the named executive officer’s outstanding performance shares will be forfeited and cancelled. For more information about this long-term incentive award, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2014 Compensation Decisions — Long-Term Incentive Compensation — Long-Term Incentive Opportunity.”

2014 Long-Term Incentives — Ms. Cameron.    The performance share award reflected in the table above was made to Ms. Cameron on May 1, 2014 as a target long-term incentive award for the May 1, 2014 to April 30, 2015 performance period. The number of performance shares (and the associated cash dividend equivalent payment) Ms. Cameron actually will receive, if any, will be determined at the end of such performance period based first on the maximum payout limitation provided by the performance shares award pool generated under her pre-established cash net income performance formula. Then, the Compensation Committee may use negative discretion to reduce the number of performance shares she actually earns to an amount consistent with the performance of RAI and its subsidiaries over the performance period against the 2014 underlying performance metrics and consideration of her progress on succession planning goals and such other performance factors as the Compensation Committee chooses to consider, but such score may not be higher than 150% of target. In addition, if RAI fails to pay cumulative dividends for the performance period of at least $2.68 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the performance period, up to a maximum performance share reduction of 50%. Subject to the foregoing, Ms. Cameron’s performance share award generally will vest on May 1, 2015, and will be settled in shares of RAI common stock as soon as practicable after such date. At the time her performance share award vests, if at all, Ms. Cameron will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the payment of the performance shares, multiplied by the number of performance shares she actually earns after the performance adjustments.

In the event of Ms. Cameron’s death or termination due to permanent disability, in each case prior to the end of the performance period, any outstanding performance shares will vest on the date of her death or termination due to permanent disability on a pro rata basis based on target performance, with payment of the pro rata amount of the performance shares (plus the associated cash dividend equivalent payment for such shares) to be made as soon as practicable after such event occurs. In the event of Ms. Cameron’s involuntary termination of employment without cause where she is eligible for and accepts severance benefits under an RAI-sponsored severance plan or agreement with RAI prior to the end of the performance period, the amount of performance shares that will vest on a pro rata basis on the May 1, 2015 vesting date will be determined as described above based on the actual performance of RAI and its operating companies over the performance period against the 2014 underlying performance metrics and consideration of her progress on succession planning goals and such other performance factors as the Compensation Committee chooses to consider, with the payment of the earned number of performance shares (plus the associated cash dividend equivalent payment for such shares) to be made as soon as practicable after the May 1, 2015 vesting date. In all instances, however, in the event of a change of control of RAI, the amount of performance shares that will vest on a pro rata basis on the date of the change of control will be equal to the higher of (1) the target number of performance shares and (2) the amount of performance shares that would be earned based on the actual performance of RAI and its operating companies for the performance period, and the payment of such performance shares will be made as soon as practicable after the change of control. In the event of Ms. Cameron’s voluntary termination of employment or termination of employment for cause, her outstanding performance shares will be forfeited and cancelled. For more information about these long-term incentive awards, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2014 Compensation Decisions — Long-Term Incentive Compensation — Long-Term Incentive Opportunity — 2014 Long-Term Incentives for New Named Executive Officers — Ms. Cameron.”

2014 Long-Term Incentives — Ms. Crew.    The performance share award reflected in the table above was made to Ms. Crew on October 1, 2014 as a prorated target long-term incentive award for the October 1, 2014 to December 31, 2016 performance period. The number of performance shares (and the associated cash dividend equivalent payment) Ms. Crew will receive, if any, will be determined at the end of such 27-month performance period based first on the maximum payout limitation provided by the performance shares award pool generated under her pre-established cash net income performance formula. Then, the Compensation Committee may use negative discretion to reduce the number of performance shares actually earned to an amount consistent with the average of RAI’s annual incentive award program scores for 2014, 2015 and 2016, but not higher than 150% of her prorated target, in the same manner as described above under “2014 Long-Term Incentives.” In addition, if RAI fails to pay cumulative dividends for the 27-month performance period of at least $6.03 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), then the number of performance shares she earns will be reduced by an amount equal to three times the percentage of the dividend underpayment for the 27-month performance period, up to a maximum additional performance share reduction of 50%. The number of performance shares earned after the performance adjustments generally will vest on March 3, 2017, and will then be settled in shares of RAI common stock. At the time her performance share award vests, if at all, Ms. Crew will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of her performance period through the payment of the performance shares, multiplied by the number of performance shares she actually earns after the performance adjustments.

In the event of Ms. Crew’s death or termination due to permanent disability, in each case prior to the normal vesting date and while she is an active employee of RAI or one of its subsidiaries, any outstanding performance shares will vest on the date of her death or termination due to permanent disability on a pro rata basis based on target performance, with payment of the pro rata amount of the performance shares (plus the associated cash dividend equivalent payment for such shares) to be made as soon as practicable after such event occurs. In the event of Ms. Crew’s retirement or involuntary termination of employment without cause where she is eligible for and accepts severance benefits under an RAI-sponsored severance plan or agreement with RAI prior to the normal vesting date, the amount of performance shares that will vest on a pro rata basis on the March 3, 2017 vesting date will be determined as described above based on the actual performance of RAI and its operating companies over the 27-month performance period, with the payment of the earned number of performance shares (plus the associated cash dividend equivalent payment for such shares) to be made as soon as practicable after the March 3, 2017 vesting date. In all instances, however, in the event of a change of control of RAI, the amount of performance shares that will vest on a pro rata basis on the date of the change of control will be equal to the higher of (1) the target number of performance shares and (2) the amount of performance shares that would be earned based on the actual performance of RAI and its operating companies for those fiscal years completed prior to the change of control and a score of 100% for the year of the change of control and any remaining years in the performance period, and the payment of such performance shares will be made as soon as practicable after the change of control. In the event of Ms. Crew’s voluntary termination of employment or termination of employment for cause, her outstanding performance shares will be forfeited and cancelled. For more information about this long-term incentive award, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2014 Compensation Decisions — Long-Term Incentive Compensation — Long-Term Incentive Opportunity — 2014 Long-Term Incentives for New Named Executive Officers — Ms. Crew.”

Additional 2014 Long-Term Incentive Equity Awards Granted to Ms. Crew.    The retention grant of restricted stock units reflected in the table above was made to Ms. Crew on October 1, 2014 as a target long-term incentive award for the October 1, 2014 to September 30, 2018 performance period. The number of retention restricted stock units (and the associated cash dividend equivalent payment) that will vest at the end of the first 12 months of the performance period, if any, will be subject to the maximum payout limitation provided by the award pool generated under the pre-established cash net income performance formula for such 12-month period. The number of the remaining restricted stock units (and the associated cash dividend equivalent payment) that will vest at the end of the final 36 months of the performance period, if any, will be subject to the maximum payout limitation provided by the award pool generated under the pre-established cash net income performance formula for such 36-month period. In each case, the Compensation Committee may use negative discretion to reduce the number of the retention grant restricted stock units Ms. Crew actually earns.

The make-whole grant of restricted stock units reflected in the table above also was made to Ms. Crew on October 1, 2014 as a target long-term incentive award for the October 1, 2014 to September 30, 2016 performance period. The number of make-whole restricted stock units (and the associated cash dividend equivalent payment) that will vest at the end of the first 12 months of the performance period, if any, will be subject to the maximum payout limitation provided by the award pool generated under the pre-established cash net income performance formula for such 12-month period. The number of the remaining make-whole restricted stock units (and the associated cash dividend equivalent payment) that will vest at the end of the final 12 months of the performance period, if any, will be subject to the maximum payout limitation provided by the award pool generated under the pre-established cash net income performance formula for such 12-month period. In each case, the Compensation Committee may use negative discretion to reduce the number of the make-whole grant restricted stock units she actually earns.

In each case, the vesting of such restricted stock units is subject to Ms. Crew’s continued employment with RAI on the applicable vesting date. Upon vesting, the restricted stock unit grants will be paid in the form of shares of RAI stock plus the associated cash dividend payment for the corresponding period, which will be paid in cash.

In the event of Ms. Crew’s death, permanent disability or a change of control, in each case while she is an active employee of RAI or one of its subsidiaries, any outstanding restricted stock units will vest on a pro rata basis (with the formula varying depending on whether such event occurs before or after the first vesting date for each applicable award), with payment of the pro rata amount of the restricted stock units (plus the associated cash dividend equivalent payment) to be made as soon as practicable after such event occurs. In the event of Ms. Crew’s involuntary termination of employment without cause where she is eligible for and accepts severance benefits under an RAI-sponsored severance plan or agreement with RAI, any outstanding restricted stock units will vest on a pro rata basis (with the formula varying depending on whether such event occurs before or after the first vesting date for each applicable award) on the first or second vesting date, as applicable. In the event of Ms. Crew’s voluntary termination of employment or termination of employment for cause, her outstanding restricted stock units will be forfeited and cancelled. For more information about these restricted stock unit awards, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2014 Compensation Decisions — Long-Term Incentive Compensation — Long-Term Incentive Opportunity —Additional 2014 Long-Term Incentive Equity Awards Granted to Ms. Crew.”

The following table sets forth certain information concerning equity incentive plan awards outstanding as of the end of 2014 for each named executive officer.

Outstanding Equity Awards At 2014 Fiscal Year-End Table

	Stock Awards
Name	Grant Year	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(9) ($)
Susan M. Cameron	2014	149,192(2)	9,588,570
Thomas R. Adams	2014	71,399(3)	4,588,814
	2013	76,629(4)	4,924,946
	2012	51,790(5)	3,328,543
Andrew D. Gilchrist	2014	55,890(3)	3,592,050
	2013	51,204(4)	3,290,881
	2012	38,372(5)	2,466,168
Martin L. Holton III	2014	43,031(3)	2,765,602
	2013	43,470(4)	2,793,817
	2012	37,520(5)	2,411,410
Debra A. Crew	2014	38,861(6)	2,497,596
	2014	74,266(7)	4,773,076
	2014	41,451(8)	2,664,055
Daniel M. Delen(1)	—	—	—

(1)	Mr. Delen forfeited all of his outstanding equity awards upon his retirement on April 30, 2014.

(2)	This amount represents performance shares granted under the Omnibus Plan on May 1, 2014. These performance shares will vest on May 1, 2015, subject to the achievement of certain performance criteria and a cumulative dividend requirement. The material terms governing such award are described in the narrative under the heading “2014 Long-Term Incentives — Ms. Cameron” following the 2014 Grants of Plan-Based Awards Table above. The number of performance shares set forth in this table represents the target number of performance shares Ms. Cameron may earn at the end of the one-year performance period ending April 30, 2015. The number of performance shares actually earned by Ms. Cameron will be determined by the Compensation Committee based on the actual performance over the one-year performance period, and such amount may differ significantly from the amount shown in this column.

(3)	These amounts represent performance shares granted under the Omnibus Plan on March 3, 2014. These performance shares will vest on March 3, 2017, subject to the achievement of certain performance criteria and a cumulative dividend requirement. The material terms governing such awards are described in the narrative under the heading “2014 Long-Term Incentives” following the 2014 Grants of Plan-Based Awards Table above. The number of performance shares set forth in this table represents the maximum number of performance shares each such named executive officer may earn at the end of the three-year performance period ending December 31, 2016, based on the actual performance for the first year of the performance period. The number of performance shares actually earned by such named executive officers will be determined by the Compensation Committee based on the actual performance over the entire three-year performance period, and such amount may differ significantly from the amounts shown in this column.

(4)

These awards represent performance shares granted under the Omnibus Plan on March 1, 2013. These performance shares will vest on March 1, 2016, subject to the achievement of certain performance criteria and a cumulative dividend requirement. The number of performance shares set forth in the table represents the maximum number of performance shares each such named executive officer may earn at the end of the three-year performance period based on the actual performance for the first two years of the performance period. The material terms governing such awards are essentially the same as the terms governing the performance shares granted on March 3, 2014, as described in the narrative under the heading “2014 Long-

Term Incentives” following the 2014 Grants of Plan-Based Awards Table above, except that the three-year performance period applicable to the 2013 performance shares ends on December 31, 2015, the three-year average annual incentive award score will be based on the 2013, 2014 and 2015 scores, and the three-year cumulative dividend threshold is $7.08. The number of performance shares actually earned by such named executive officers will be determined by the Compensation Committee based on the actual performance over the entire three-year performance period, and such amount may differ significantly from the amounts shown in this column.

(5)	These awards represent performance shares granted under the Omnibus Plan on March 1, 2012. The performance shares vested, in accordance with their terms, on March 1, 2015. The number of performance shares set forth in the table represents the number of performance shares each such named executive officer actually earned based on the performance of RAI and its operating companies over the three-year performance period ended on December 31, 2014. In February 2015, the Compensation Committee approved the maximum performance share award pools generated by the pre-established performance formula for each of the named executive officers approved in February 2012 based on the percentage established for such named executive officer and RAI’s 2012-2014 cumulative cash net income of $5.3 billion. The Compensation Committee then paid out an amount of earned performance shares (and the associated cash dividend equivalent payment) less than the maximum performance share award pool to such named executive officer based on its review and consideration of the three-year average of RAI’s annual incentive award program scores for 2012, 2013 and 2014 (89%, 143% and 131%, respectively), which was 121%. In addition, RAI satisfied the three-year cumulative dividend requirement of $6.72 (the amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), so there was no additional reduction to the number of performance shares earned. As a result, the final number of performance shares actually earned was 121% of target. Upon their vesting, the earned performance shares were settled in shares of RAI common stock. The associated cash dividend equivalent payment each named executive officer received was equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock from the beginning of the performance period through the payout of the performance shares, multiplied by the number of performance shares actually earned after the performance adjustments.

(6)	This amount represents performance shares granted to Ms. Crew under the Omnibus Plan on October 1, 2014. These performance shares will vest on March 3, 2017, subject to the achievement of certain performance criteria and a cumulative dividend requirement. The material terms governing such award are described in the narrative under the heading “2014 Long-Term Incentives — Ms. Crew” following the 2014 Grants of Plan-Based Awards Table above. The number of performance shares set forth in this table represents the maximum number of performance shares Ms. Crew may earn at the end of the 27-month performance period ending December 31, 2016, based on the actual performance for the 2014 annual incentive award program. The number of performance shares actually earned by Ms. Crew will be determined by the Compensation Committee based on the actual performance over the full 27-month performance period, and such amount may differ significantly from the amount shown in this column.

(7)	This amount represents the retention grant of restricted stock units granted to Ms. Crew under the Omnibus Plan on October 1, 2014. These restricted stock units will vest as follows: (a) 50% of the retention grant of restricted stock units will vest on September 30, 2015, and (b) the remaining 50% will vest on September 30, 2018, in each case subject to Ms. Crew’s continued employment on the applicable vesting date. The material terms governing such award are described in the narrative under the heading “Additional 2014 Long-Term Incentive Equity Awards Granted to Ms. Crew” following the 2014 Grants of Plan-Based Awards Table above. The number of restricted stock units set forth in this table represents the target number of restricted stock units Ms. Crew may earn in the aggregate at the end of the one-year and three-year vesting periods ending September 30, 2015 and September 30, 2018, respectively.

(8)

This amount represents the make-whole grant of restricted stock units granted to Ms. Crew under the Omnibus Plan on October 1, 2014. These restricted stock units will vest as follows: (a) 50% of the make-whole grant of restricted stock units will vest on September 30, 2015, and (b) the remaining 50% will vest on September 30, 2016, in each case subject to Ms. Crew’s continued employment on the applicable vesting date. The material terms governing such awards are described in the narrative under the heading “Additional 2014 Long-Term Incentive Equity Awards Granted to Ms. Crew” following the 2014 Grants of Plan-Based Awards Table above. The number of restricted stock units set forth in this table represents the target number of restricted stock units Ms. Crew may earn in the aggregate at the end of the two one-year vesting periods ending September 30, 2015 and September 30, 2016, respectively.

(9)	The amounts shown in this column represent the product of $64.27, the per share closing price of RAI common stock on December 31, 2014 (the last trading day of the year), and the number of performance shares or restricted stock units reflected in the table for the named executive officer as of December 31, 2014.

The following table provides information concerning the performance shares settled with shares of RAI common stock that the named executive officers vested in during 2014.

2014 Option Exercises and Stock Vested Table (1)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
Susan M. Cameron	—	—
Thomas R. Adams	54,012(2)	2,745,430
Andrew D. Gilchrist	39,726(2)	2,019,273
Martin L. Holton III	38,843(2)	1,974,390
Debra A. Crew	—	—
Daniel M. Delen	192,611(2)	9,790,417

(1)	None of the named executive officers beneficially owned at any time during 2014 any options to acquire shares of RAI common stock. The number of shares in the table reflects the actual number of shares acquired by the named executive officer on the date the officer vested in his 2011 performance share award.

(2)	These amounts represent the number of performance shares settled with shares of RAI common stock that vested on March 1, 2014, from a grant made on March 1, 2011 pursuant to the Omnibus Plan. The number of performance shares set forth in the table represents the number of performance shares each named executive officer (who received a March 1, 2011 grant) actually earned based on the performance of RAI and its operating companies over the three-year performance period ended on December 31, 2013. In February 2014, the Compensation Committee approved the maximum performance share award pools generated by the pre-established performance formula for each of such named executive officers with award pools approved in February 2011 based on the percentage established for such named executive officer and RAI’s 2011-2013 cumulative cash net income of $5.1 billion. For these named executive officers, the Compensation Committee then exercised negative discretion to pay out an amount of earned performance shares and the associated cash dividend equivalent payment to such named executive officer, which in each case was less than the maximum performance share award pool for such officer. The number of performance shares earned by such named executive officers was determined based on the three-year average of RAI’s annual incentive award program scores for 2011, 2012 and 2013, which was 106% of target. In addition, RAI satisfied the three-year cumulative dividend requirement of $6.36, so there was no additional reduction to the number of performance shares earned. As a result, the final number of performance shares actually earned was 106% of target. Upon their vesting, the earned performance shares were settled in shares of RAI common stock. Each such named executive officer also received an associated cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock from the beginning of the performance period through the payout of the performance shares, multiplied by the number of performance shares actually earned after the performance adjustments.

(3)	The amounts shown in this column represent the value of each such named executive officer’s earned performance shares settled in shares of RAI common stock on March 1, 2014, the vesting date of such performance shares, based on the $50.83 per share closing price of RAI common stock on February 28, 2014.

Retirement Benefits

The following table sets forth information concerning each defined benefit plan that provides the named executive officers with payments or other benefits at, following, or in connection with retirement.

2014 Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Susan M. Cameron	Reynolds American Additional Benefits Plan(3)(5)(6)	6.337	3,433,755	183,318
	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates(4)(5)(6)	18.100	1,950,240	72,978
Thomas R. Adams	Reynolds American Retirement Plan	15.551	638,597	0
	Reynolds American Additional Benefits Plan(3)(5)	15.551	2,018,723	0
	Contractual Benefit	29.497	6,454,010	0
Andrew D. Gilchrist	Reynolds American Retirement Plan	10.334	224,860	0
	Reynolds American Additional Benefits Plan(3)(5)	10.334	1,153,442	0
	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates(4)(5)	6.500	382,245	0
	Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation(3)(5)	6.500	525,255	0
Martin L. Holton III	Reynolds American Retirement Plan	12.838	455,552	0
	Reynolds American Additional Benefits Plan(3)(5)	12.838	2,075,638	0
Debra A. Crew	—	—	—	—
Daniel M. Delen	—	—	—	—

(1)	The number of years of credited service is shown as of December 31, 2014.

(2)	The actuarial present value of accumulated benefit is shown as of December 31, 2014. The narrative below describes the valuation method and material assumptions applied for purposes of determining the values in this column.

(3)	Effective June 30, 2013, the Supplemental Pension Plan for Executives of Brown &Williamson Tobacco Corporation, a non-qualified plan referred to as the B&W Supplemental Plan, the Reynolds American Supplemental Benefits Plan, a non-qualified plan referred to as the SBP, and certain other non-qualified plans were merged into the Reynolds American Additional Benefits Plan, a non-qualified plan referred to as the ABP. The ABP was then renamed the RAI Non-Qualified Retirement Plan.

(4)	Effective December 31, 2013, certain other qualified plans were merged into the Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates, referred to as the Legacy Plan. The Legacy Plan was then renamed the Retirement Income Plan for Certain RAI Affiliates.

(5)	Following the mergers referred to above, each of the plans that merged into the ABP and the Legacy Plan, respectively, retained the same benefits and terms as it had prior to the merger. For purposes of this table and the narrative that follows, the information describes the benefits and terms of the underlying plans.

(6)	Prior to rejoining RAI in 2014, Ms. Cameron had retired in 2011 and commenced receiving payments from the ABP and the Legacy Plan based on her prior periods of employment with RAI and B&W, respectively. The amounts shown under the Payments During Last Fiscal Year column represent the amounts she received under each of such plans during 2014.

RAI maintains two defined benefit plans — the Reynolds American Retirement Plan, a tax-qualified pension equity plan referred to as the PEP, and the ABP (in which all of the named executive officers participate, other than Ms. Crew and Mr. Delen, who were not eligible to participate based upon their hire dates, and Ms. Cameron, who is not eligible to actively participate in these plans based on the date she rejoined RAI).

In addition, Ms. Cameron accrued benefits for service with B&W before the Business Combination under two additional defined benefit plans, the obligations of which were assumed by RAI in connection with the Business Combination — the Legacy Plan and the B&W Supplemental Plan. Her benefits under the B&W Supplemental Plan were paid out in a lump sum upon her retirement in 2011 and, as of December 31, 2014, she had not accrued additional benefits under the B&W Supplemental Plan. Mr. Gilchrist also has accrued benefits for service with B&W before the Business Combination under the Legacy Plan and the B&W Supplemental Plan.

Ms. Cameron’s years of credited service for purposes of the ABP represent her service with RAI after the Business Combination and prior to her retirement in 2011. Her years of credited service for purposes of the Legacy Plan represent her service with B&W before the Business Combination.

Mr. Gilchrist’s years of credited service for purposes of the PEP and the ABP represent his service with RAI after the Business Combination. His years of credited service for purposes of the Legacy Plan and the B&W Supplemental Plan represent his service with B&W before the Business Combination.

In addition, pursuant to a letter agreement between Mr. Adams and RJR Tobacco, Mr. Adams was credited with 13.945 years of additional service for purposes of the special retirement benefit provided under such letter agreement, referred to as the contractual benefit, as described in more detail under the heading “Contractual Benefit” below.

The calculation of the present value of each accumulated benefit assumes a discount rate of 4.12% (the rate used by RAI in determining the accumulated pension obligations for financial reporting purposes) and post-commencement mortality based on RP 2014 “Healthy Annuitants” table without collar or amount adjustments, projected using Scale MP 2014 with generational projection. Benefit values of the PEP and the ABP are based on immediate payment at January 1, 2015. Benefit values for Ms. Cameron’s ongoing payments from the ABP and the Legacy Plan, which commenced following her retirement in 2011, are based on amounts payable from January 1, 2015 forward. Benefit values for Mr. Gilchrist for the Legacy Plan and the B&W Supplemental Plan are based on payment at age 56, the age at which his unreduced benefits could commence assuming continued employment to that age.

The present values of accumulated benefits under the ABP and the contractual benefit shown in this column for Mr. Adams have been reduced by the value of benefits under such plan or arrangement previously waived in connection with an elective funding of a portion of certain named executive officers’ non-qualified pension benefits. In 2000, RJR offered its current employees who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75% of their total earned qualified and non-qualified pension benefits funded under an existing retention trust over a three-year period. For any eligible named executive officer who elected such funding, the accumulated benefits under the ABP and, in the case of Mr. Adams, the contractual benefit, were reduced to give effect to the fact that non-qualified benefits waived would be paid from the retention trust. The reduction for Mr. Adams was $2,321,007.

Reynolds American Plans.    The PEP provides a lump sum benefit that is a multiple of final average earnings payable after termination of employment at any age. The multiple is the sum of the participant’s core earned percentages (ranging from 4% to 13% per year depending on age) and excess earned percentages (ranging from 0% to 4% per year depending on age) while covered by the PEP. A participant’s lump sum benefit is equal to his or her total final average earnings multiplied by his or her total core percentage, plus his or her final average earnings in excess of Social Security covered compensation multiplied by his or her total excess percentage. For purposes of the PEP, final average earnings is the annualized sum of base salary and bonus in the year earned, and is determined by considering the 36 consecutive months that yield the highest average during the participant’s last 60 months of service. Each year’s compensation for the PEP is limited by the compensation limits under the Code.

The ABP provides a benefit equal to the benefit that would be paid under the PEP if the limits on compensation and benefits under the Code did not apply and if certain extraordinary items of income that are excluded from compensation under the PEP were included. This benefit is reduced by the PEP benefit and is paid upon termination of employment in monthly annuity payments. Lump sum payments above $10,000 are not available. The ABP is a non-qualified unfunded plan designed to allow participants in the plan to receive a pension benefit equal to the benefit that would have been paid under the PEP had the PEP not been subject to the limits on compensation and benefits under the Code and had the compensation thereunder been recognized under the PEP. All benefits under the ABP are payable out of the general corporate assets of RAI.

Legacy B&W Plans.    The Legacy Plan provides monthly benefits equal to the product of a participant’s years of pensionable service (to a maximum of 38 years) multiplied by her or his pensionable salary, divided by 57 and reduced by a proportionate amount of the participant’s Social Security benefit. A participant’s pensionable salary is the average of the participant’s base rate of pay in effect for the 36-month period immediately before termination of employment. Ms. Cameron’s and Mr. Gilchrist’s service with RAI is not considered pensionable service under the Legacy Plan, but her or his base rate of pay with RAI is taken into account in determining her or his pensionable salary.

Benefits are payable at age 65. In addition, early retirement benefits may commence before age 65 to a participant who terminates employment either after attaining age 55 with at least ten years of service or with at least ten years of service when her or his age plus years of service equal at least 65. If early retirement benefits commence before age 65, they are reduced 0.25% per month for each month that commencement precedes age 60, unless the participant has 30 years of service at termination, in which case benefits may commence without reduction on or after age 55. An employee who was a participant on July 1, 1994, who terminates employment with at least ten years of service when her or his age plus years of service equal at least 60 may commence benefits after attaining age 50 with the reduction for commencement before age 60 described above.

The B&W Supplemental Plan is a non-qualified pension plan that provides a benefit equal to the benefit that would have been paid under the Legacy Plan had the Legacy Plan not been subject to limits on compensation and benefits under the Code, reduced by the actuarial value of the benefit payable under the Legacy Plan. In addition, for certain employees, including Ms. Cameron, the B&W Supplemental Plan included bonuses and deferred compensation in pensionable salary and included additional service in pensionable service. For purposes of this plan, for the period after the Business Combination, such participant’s bonus is deemed to be an amount equal to the participant’s salary rate multiplied by the average rating under B&W’s Performance Incentive Plan for the three years preceding the Business Combination. Benefits are payable in a lump sum upon termination of employment from the general assets of RAI.

Contractual Benefit.    Pursuant to the letter agreement referenced above, Mr. Adams is vested in the contractual benefit in an amount equal to his final average compensation multiplied by his total years of credited service (including the additional credited service described above) multiplied by 0.0175. His final average compensation is defined as the highest consecutive three years of pay (base salary plus actual bonus) out of the last five years of service. This contractual retirement benefit will be offset by any amounts paid under the PEP, the ABP and the special elective funding arrangement described above.

The following table sets forth information regarding each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2014 Non-Qualified Deferred Compensation Table

Name	Plan Name	Registrant Contributions In Last FY(1) ($)	Aggregate Earnings In Last FY(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last FYE(4) ($)
Susan M. Cameron	Reynolds American Additional Benefits Plan(5)	54,600	92	54,692	0

Thomas R. Adams	Reynolds American Additional Benefits Plan(5)	153,029	865	153,894	29,037

Andrew D. Gilchrist	Reynolds American Additional Benefits Plan(5)	34,005	170	34,175	0

Martin L. Holton III	Reynolds American Additional Benefits Plan(5)	95,706	485	96,191	0

Debra A. Crew	Reynolds American Additional Benefits Plan(5)	9,420	7	9,427	0

Daniel M. Delen	Reynolds American Additional Benefits Plan(5)	238,292	1,565	239,858	0

(1)	The amounts in this column represent the principal amounts credited during 2014 and also are included in the “All Other Compensation” column of the 2014 Summary Compensation Table above.

(2)	The amounts in this column represent the aggregate interest credited during 2014 on each named executive officer’s account in the ABP, but are not included in the 2014 Summary Compensation Table.

(3)	These amounts, which were paid to the respective named executive officers during the first quarter of 2015, represent the sum of the principal amounts and interest credited under the ABP during 2014.

(4)	These amounts represent the balance in each named executive officer’s account in the ABP as of December 31, 2014, after taking into account the payment, described in the preceding footnote, made with respect to each executive’s account. The amount in this column represents pre-2004 deferrals, as discussed further below, and is not included in prior years’ Summary Compensation Tables.

(5)	As noted above, certain other non-qualified plans were merged into the ABP effective June 30, 2013. For more information, see footnote 3 to the 2014 Pension Benefits Table above.

RAI maintains two non-qualified excess benefit plans — the ABP and the SBP — for those employees, including the named executive officers, whose benefits under RAI’s tax-qualified 401(k) plan are limited by virtue of certain provisions of the Code. All information in the preceding table reflects activity under the ABP. None of the named executive officers had any balance or activity under the SBP in 2014. Under the ABP, RAI credits to each named executive officer’s account an amount, referred to as the principal amount, equal to the amount RAI would have contributed to such executive’s account in the tax-qualified 401(k) plan, but for the Code’s compensation limitations. In addition, RAI credits the principal amount with interest at the same rate as is earned by a certain interest income fund offered under RAI’s tax-qualified 401(k) plan. Unlike with respect to the tax-qualified 401(k) plan, RAI does not contribute any funds to the non-qualified excess benefit plans, but instead credits amounts by book entry to participants’ accounts.

Commencing with the amounts credited for the 2004 plan year, RAI distributes, in the first quarter of each year, to each participant in the non-qualified excess benefit plans any amounts that have been credited to such participant’s account during the prior year. Prior to January 1, 2004, a participant in the non-qualified excess benefit plans had the election to defer receipt of the amounts credited to his or her account in any year until the beginning of the next year or until his or her termination of employment. Any participant in the non-qualified excess benefit plans who elected to defer receipt, until after termination of employment, of any amounts that had been credited to his or her account prior to January 1, 2004, will continue to earn interest on such amounts until termination of employment.

Termination and Change of Control Payments

RAI has entered into agreements and has adopted plans that require it to provide compensation and/or other benefits to each named executive officer in the event of such executive’s termination of employment under certain circumstances, or upon a change of control of RAI occurring during the executive’s term of employment. The following table sets forth the amounts payable to each named executive officer (other than Mr. Delen) if such executive’s employment had terminated under different scenarios, and/or a change of control of RAI had occurred, on December 31, 2014.

The table below does not include certain payments or benefits that do not discriminate in favor of RAI’s executive officers and that generally would be available to any salaried employee of RAI or its subsidiaries upon termination of employment, or upon a change of control of RAI. For instance, any participant in RAI’s cash annual incentive award program whose employment were terminated, for any reason other than cause, on the last business day of any year would be entitled to receive a cash annual incentive award for such year. As a result, the cash annual incentive award for 2014 paid to each of the named executive officers (and included in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table above) is not included in the table below.

Except as otherwise expressly indicated, the amounts set forth in the following table do not represent the actual sums a named executive officer would receive if her/his employment were terminated or there were a change of control of RAI. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that the named executive officers who were employed by RAI or any of its subsidiaries on December 31, 2014 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the named executive officers, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2014. Payments which RAI may make in the future upon an employee’s termination of employment or upon a change of control of RAI will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of RAI’s benefit plans and agreements as of December 31, 2014.

Potential Payments Upon Termination of Employment and/or a Change of Control Table

Name	Benefits and Payments	Voluntary Termination ($)	Involuntary Termination not for Cause(1) ($)	Termination for Cause(1) ($)	Qualifying Termination on Change of Control(2)(3) ($)	Termination due to Death or Disability ($)		Change of Control (3)(4) ($)
Susan M. Cameron
	Cash Severance(5)	0	8,450,000	0	10,140,000	0		0
	Performance Shares(6)	0	6,637,478	0	6,637,478	6,637,478		6,637,478
	Health-Care Benefits(7)	622,073	622,073	622,073	622,073	622,073	(8)	0
Thomas R. Adams
	Cash Severance(5)	0	3,019,460	0	3,019,460	0		0
	Performance Shares(6)	7,196,391	7,196,391	0	7,196,391	5,955,953		7,196,391
	Incremental Pension Benefit(9)	0	2,031,619	0	2,031,619	0		0
	Insurance Benefits(10)	0	64,743	0	64,743	0		0
	Health-Care Benefits(7)	41,662	28,602	41,662	28,602	41,662	(8)	0
	280G Tax Gross-up(11)	0	0	0	0	0		0
Andrew D. Gilchrist
	Cash Severance(5)	0	2,674,160	0	2,674,160	0		0
	Performance Shares(6)	0	5,175,415	0	5,175,415	4,292,103		5,175,415
	Incremental Pension Benefit(9)	0	1,031,545	0	1,031,545	0	(12)	0
	Insurance Benefits(10)	0	80,073	0	80,073	0		0
	280G Tax Gross-up(11)	0	0	0	4,502,111	0		2,157,976
Martin L. Holton III
	Cash Severance(5)	0	2,349,600	0	2,349,600	0		0
	Performance Shares(6)	4,668,948	4,668,948	0	4,668,948	3,866,396		4,668,948
	Incremental Pension Benefit(9)	0	1,707,322	0	1,707,322	0		0
	Insurance Benefits(10)	0	80,364	0	80,364	0		0
	280G Tax Gross-up(11)	0	0	0	2,465,207	0		0
Debra A. Crew
	Cash Severance(5)	0	1,906,500	0	2,542,000	0		0
	Performance Shares(6)	0	155,206	0	155,206	141,115		155,206
	Restricted Stock Units(13)	0	1,268,473	0	1,268,473	1,268,473		1,268,473

(1)	Messrs. Adams, Gilchrist and Holton have entered into severance agreements with RAI. Generally, under the severance agreement, the term “cause” is defined to mean (a) the executive’s criminal conduct, (b) the executive’s deliberate and continued refusal to (i) perform employment duties on a substantially full-time basis or (ii) act in accordance with the specific lawful instructions of an authorized officer or more senior employee or majority of the Board, or (c) the executive’s deliberate misconduct which would be materially damaging to RAI without a reasonable good faith belief that the conduct was in the best interest of RAI. Under the severance agreement, a termination for cause is required to be made by RAI’s senior human resources executive.

Each of Mmes. Cameron and Crew are eligible to participate in the ESP. Under the ESP, the term “cause” is defined to mean (a) the executive’s criminal conduct, (b) the executive’s deliberate and continued refusal to (i) substantially perform his employment duties or (ii) act in accordance with any specific lawful instructions of an authorized officer or a more senior employee or majority of the Board, (c) the executive’s deliberate misconduct which would be materially damaging to RAI without a reasonable good faith belief that the conduct was in the best interest of RAI, (d) the executive’s material violation of RAI’s code of conduct or any policy, or (e) the executive’s material breach of any non-competition, non-disclosure of confidential information or commitment to provide assistance agreement or other material obligation to RAI, except that an executive at the level of Mmes. Cameron and Crew (who are the only named executive officers who are not a party to a severance agreement, but instead participate in the ESP) will not be deemed to have been terminated for cause unless the Board, by an affirmative vote of at least two-thirds of the Board, adopts a resolution finding that the executive committed an act constituting cause.

Under the severance agreement and the ESP, an executive may terminate employment for “good reason,” in the absence of a change of control event, if the executive experiences a more than 20% reduction in the total amount of the executive’s base salary, targeted annual incentive and targeted long-term incentive award opportunity. In addition, under the severance agreement, unlike under the ESP, an executive may terminate employment for “good reason” in the absence of a change of control event, if the executive’s responsibilities are substantially reduced in importance or if the executive is forced to relocate a certain distance from the executive’s current place of employment. Any such termination for good reason, in the absence of a change of control, is treated the same as an involuntary termination not for cause.

(2)	The amounts in this column are based on the assumption that on December 31, 2014, (a) a change of control of RAI occurred, and (b) (i) in the case of each named executive officer (other than Mr. Delen), after such change of control, either RAI terminated the executive’s employment without cause or the executive terminated employment for good reason or (ii) in the case of each of Mmes. Cameron and Crew, who participate in the ESP, that during the one-year period prior to the change in control, the executive’s employment was terminated without cause at the request of a party involved in the change in control transaction (a termination described in this clause (b) is referred to as a qualifying termination). Under the severance agreement and the ESP, a participant is eligible to receive severance benefits if the executive terminates employment for good reason, or the executive’s employment is terminated without cause, within two years after a change in control. A party to the severance agreement, unlike a participant in the ESP, is not eligible to receive severance benefits under the circumstances described in (b)(ii) of the preceding clause.

Following the occurrence of a change of control event, the circumstances that would entitle an executive under the severance agreement to terminate employment for good reason, generally would be (a) a material reduction in the executive’s duties from those in effect prior to the change in control, (b) the executive having to relocate a certain distance from the executive’s current place of employment, (c) a reduction in the executive’s pay grade or bonus opportunity, (d) a material breach of the severance agreement, or (e) a material reduction in certain employee benefits.

Following the occurrence of a change of control event, the circumstances that would entitle an executive under the ESP to terminate employment for good reason, generally, would be (a) a material reduction in the executive’s duties from those in effect prior to the change in control, (b) the executive having to relocate a certain distance from the executive’s current place of employment, (c) a reduction in the executive’s base salary, target annual bonus opportunity or target long-term incentive opportunity, (d) a material breach of the ESP, (e) a reduction in the aggregate employee benefits, or (f) RAI’s failure to obtain an agreement from any successor to perform RAI’s obligations under the ESP.

(3)	A “change of control” of RAI is defined, for purposes of the severance agreement and ESP, to mean the first to occur of the following: (a) the acquisition by a person of 30% or more of the voting power of RAI’s securities ordinarily having the right to vote for the election of directors, except that BAT’s acquisition of RAI’s common stock pursuant to the Business Combination or as expressly permitted by the Governance Agreement will not be deemed to be a change of control, (b) the failure of the persons who constituted RAI’s Board of Directors on July 30, 2004 (or the failure of individuals elected or nominated either by a supermajority of such persons or pursuant to certain provisions of the Governance Agreement) to be a majority of the Board, and (c) in the case of the severance agreement, the approval by RAI’s shareholders, and in the case of the ESP, the consummation, of certain extraordinary transactions involving RAI, including certain merger transactions or certain sales of all or substantially all of RAI’s assets.

(4)	The amounts in this column are based on the assumption that a change of control of RAI occurred on December 31, 2014, but that the executive’s employment continued after such date.

(5)	These amounts represent the value of the following sums that would be payable upon the occurrence of the events set forth in the table pursuant to the severance agreement (in the case of the named executive officers other than Mmes. Cameron and Crew) and pursuant to the ESP (in the case of Mmes. Cameron and Crew) (as described above under “Compensation Discussion and Analysis — Severance Benefits”):

(a)	two times annual base salary and two times target annual incentive in the case of the named executive officers, except Mmes. Cameron and Crew, payable in a single lump sum on July 1, 2015;

(b)	in the case of Ms. Cameron, a payment equal to two and one-half times annual base salary and two and one-half times target annual incentive upon an involuntary termination of employment without cause, or three times annual base salary and three times target annual incentive upon a qualifying termination, in either case payable in a single lump sum on July 1, 2015;

(c)	in the case of Ms. Crew, a payment equal to one and one-half times annual base salary and one and one-half times target annual incentive upon an involuntary termination of employment without cause, or two times annual base salary and two times target annual incentive upon a qualifying termination, in either case, payable in a single lump sum on July 1, 2015;

(d)	three years of such person’s respective financial planning allowance payments (as described in footnote 16 to the 2014 Summary Compensation Table above), other than Mmes. Cameron and Crew, who are not entitled to this amount under the ESP, with such amounts payable in a single lump sum on July 1, 2015.

As indicated in the preceding sentence, the lump sum payment under the severance agreement or ESP, as applicable, would be delayed for a period of six months for purposes of compliance with Section 409A of the Code.

The payment of the amounts described in this footnote, and of the benefits described in footnote 10, are subject to the named executive officer complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation. If the named executive officer refuses to execute a document evidencing the foregoing obligations, then the named executive officer will not be entitled to receive the payments described in this footnote and the benefits described in footnote 10; in such event, the executive will be entitled to a lesser benefit under RAI’s Separation Pay Plan, provided the named executive officer executes a release of claims against RAI. Under such program, the amount a person receives as separation pay is based upon years of service, with such amount not to exceed 78 weeks of base pay and 52 weeks of target annual incentive.

(6)	These amounts represent the value of the performance shares in which the named executive officer may vest (and the associated dividend equivalent payments), if the employment of such named executive officer had terminated on December 31, 2014, under the circumstances set forth in the table.

For each of the named executive officers (except for Mmes. Cameron and Crew), the value of such performance shares reflects a pro rata amount of the total number of performance shares granted on March 3, 2014, March 1, 2013 and March 1, 2012. As of December 31, 2014, Messrs. Adams and Holton were eligible for retirement under the terms of the performance share grant agreements, and the amounts set forth in the “Voluntary Termination” column for each of them are based on the assumption that they voluntarily retired on December 31, 2014. The terms governing the performance shares granted on March 3, 2014, are summarized in the narrative following the 2014 Grants of Plan-Based Awards Table above. The terms governing the performance shares granted on March 1, 2013 and March 1, 2012 are essentially the same as the terms governing the performance shares granted on March 3, 2014, except that the three-year performance periods applicable to the 2013 and 2012 performance shares end on December 31, 2015 and ended on December 31, 2014, respectively; the three-year average annual incentive award score is based on the 2013, 2014 and 2015 scores, and 2012, 2013 and 2014 scores, respectively; and the three-year minimum cumulative dividend threshold is $7.08 and $6.72, respectively. In contrast, for the 2014 performance shares, the three-year performance period ends on December 31, 2016, the three-year average annual incentive award score will be based on the 2014, 2015 and 2016 scores, and the three-year minimum cumulative dividend threshold is $8.04.

The value of the performance shares shown in the table if such named executive officer’s employment had terminated on December 31, 2014 (a) due to death or disability — is based on the assumption that RAI’s three-year average annual incentive award score would be equal to the target, and (b) due to involuntary termination without cause or a change of control of RAI (irrespective of whether an executive’s employment continued thereafter or ended on such date due to a qualifying termination) — is based on the following:

(i) in the case of the 2014 performance shares, RAI’s actual annual incentive award score for 2014 and the assumption that RAI’s annual incentive award scores for 2015 and 2016 would be equal to the target annual incentive score; (ii) in the case of the 2013 performance shares, RAI’s actual annual incentive award scores for 2013 and 2014 and the assumption that RAI’s annual incentive award score for 2015 would be equal to the target annual incentive award score; and (iii) in the case of the 2012 performance shares, the value of the performance shares actually earned based on the average of the actual annual incentive award scores for 2012, 2013 and 2014; and that in all three cases, the assumption that there is no adjustment to the number of vested performance shares because RAI satisfied the minimum cumulative dividend requirement.

In the case of Ms. Cameron, the value of such performance shares reflects a pro rata amount of the number of performance shares granted on May 1, 2014. The terms governing such performance shares are summarized in the narrative following the 2014 Grants of Plan-Based Awards Table above. The value of the performance shares shown in the table if Ms. Cameron’s employment had terminated on December 31, 2014, due to death, disability, involuntary termination without cause or due to a change of control of RAI (irrespective of whether her employment continued thereafter or ended on such date due to a qualifying termination) is based on the assumptions that the long-term incentive achievement score for the performance period would be equal to the target and that there is no adjustment to the number of vested performance shares because RAI satisfied the minimum cumulative dividend requirement.

In the case of Ms. Crew, the value of such performance shares reflects a pro rata amount of the number of performance shares granted on October 1, 2014. The terms governing such performance shares are summarized in the narrative following the 2014 Grants of Plan-Based Awards Table above. The value of the performance shares shown in the table if Ms. Crew’s employment had terminated on December 31, 2014 (a) due to death or disability — is based on the assumption that RAI’s three-year average annual incentive award score would be equal to the target, and (b) due to involuntary termination without cause or a change of control of RAI (irrespective of whether her employment continued thereafter or ended on such date due to a qualifying termination) — is based on RAI’s actual annual incentive award score for 2014 and the assumption that RAI’s annual incentive award scores for 2015 and 2016 would be equal to the target annual incentive award score; and, in each case, the assumption that there is no adjustment to the number of vested performance shares because RAI satisfied the minimum cumulative dividend requirement.

For each of the named executive officers, the values in these rows represent: (a) the product of $64.27, the per share closing price of RAI common stock (since vested performance shares are paid out in shares of RAI common stock) on December 31, 2014, and the number of performance shares as determined based on the assumptions set forth above, plus (b) the associated dividend equivalent payment for such number of performance shares.

(7)	The amounts listed for Ms. Cameron represent the present value, discounted to December 31, 2014, of retiree health-care benefits that would commence immediately in the event of her voluntary termination, termination for cause, involuntary termination not for cause or qualifying termination on change of control. Ms. Cameron is already vested in these retiree health-care benefits as of such date. These retiree health-care benefits are reflected in this table because the benefits Ms. Cameron would receive pursuant to a former B&W plan, which RAI assumed in the Business Combination, are more generous than the health-care benefits provided under the RAI sponsored plan in which the other named executive officers participate and which is generally available to employees of RAI.

The amounts listed for Mr. Adams represent the present value, discounted to December 31, 2014, of the health-care benefits that would commence (a) immediately in the event of voluntary termination or termination for cause or (b) immediately after the severance period, as defined below, in the event of involuntary termination not for cause or qualifying termination on change of control. The health-care benefits for Mr. Adams are reflected in this table because he would receive such benefits as a result of additional service credit provided under the terms of certain letter agreements between RJR Tobacco and Mr. Adams.

The calculation of the present values listed for this footnote and footnote 8 are based on a discount rate of 4.11% (the rate used by RAI in determining postretirement health-care obligations for financial reporting purposes) and post-commencement mortality based on RP 2014 “Healthy Annuitants” table without collar or amount adjustments, projected using Scale MP 2014 with generational projection.

(8)	The amount shown for Ms. Cameron represents the present value, discounted to December 31, 2014, of the health-care benefits that would commence immediately for her in the event of termination due to disability; in the event of her termination due to death, the amount of the survivor benefit would be $276,943.

The amount shown for Mr. Adams represents the present value, discounted to December 31, 2014, of the health-care benefits that would commence immediately for him in the event of termination due to disability under the terms of the letter agreements between RJR Tobacco and Mr. Adams described above in footnote 7; in the event of his termination due to death, the amount of the survivor benefit would be $17,220.

(9)	These amounts represent the value of the incremental benefit under RAI’s qualified and non-qualified pension and/or defined contribution plans (and for Mr. Adams, his contractual benefit described in the 2014 Pension Benefits Table above) resulting from the additional service and age credit the named executive officers (other than Mmes. Cameron and Crew, who are not entitled to such benefit under the ESP) will be granted for the additional three-year period under the severance agreement, referred to as the severance period, and the treatment of salary and annual incentives as if they were paid at 100% versus two-thirds, where applicable. In addition to the amounts in this row, each named executive officer (other than Mmes. Cameron and Crew) would receive in these circumstances his accumulated pension benefit; the present value of such accumulated benefit is set forth in the 2014 Pension Benefits Table above.

(10)	The insurance benefits represent the value of (a) the premiums which would be paid by RAI on behalf of each named executive officer (other than Mmes. Cameron and Crew, who are not entitled to such payments under the ESP) during the severance period for health care, life insurance and excess liability insurance (except for Mr. Adams, who declined excess liability coverage) and (b) contributions by RAI for the benefit of each of the named executive officers (other than Mmes. Cameron and Crew, who are not entitled to such payments under the ESP) to RAI’s postretirement health-savings account program.

(11)	These amounts represent RAI’s payments, as soon as practicable after the hypothetical change of control, of (a) the excise tax that would be imposed on the executive by virtue of the executive’s receipt of an “excess parachute payment” within the meaning of Section 280G of the Code and (b) a tax gross-up amount relating to the payment of such tax. Under the ESP, unlike the severance agreement, an eligible participant is entitled to a tax reimbursement payment only if the participant was eligible to participate in the ESP as a Tier I or Tier II Executive as of the close of business on January 31, 2009 and receives “total parachute payments,” within the meaning of the Code, that exceed 110% of the amount the participant would be entitled to receive without being subject to the excise tax. Accordingly, neither Ms. Cameron nor Ms. Crew is eligible to receive a tax gross-up on any excess parachute payments.

(12)	Mr. Gilchrist would be entitled to an unreduced pension benefit under a certain RAI retirement plan, the obligations of which, with respect to him and other former B&W employees, were assumed by RAI in connection with the Business Combination. The value of such benefit is not included in this table because all participants in such plan are entitled to such an unreduced benefit upon termination of employment due to disability.

(13)	These amounts represent the value of the restricted stock units granted to Ms. Crew on October 1, 2014 that would vest (and the associated dividend equivalent payments), if her employment had terminated on December 31, 2014, under the circumstances set forth in the table. The terms governing such restricted stock units are summarized in the narrative following the 2014 Grants of Plan-Based Awards Table above. The values in these rows represent: (a) the product of $64.27, the per share closing price of RAI common stock (since vested restricted stock units are paid out in shares of RAI common stock) on December 31, 2014, and the prorated number of restricted stock units, plus (b) the associated dividend equivalent payment for such number of restricted stock units.

As discussed above, Mr. Delen retired as President and Chief Executive Officer of RAI effective as of the close of business on April 30, 2014. He received no payments or benefits under any RAI-sponsored compensation or benefit plan upon his retirement from RAI.

Other Management Proposals

Item 2:	Advisory Vote to Approve the Compensation of Named Executive Officers

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to as the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking you to cast an advisory (non-binding) vote on the following resolution at our 2015 annual meeting of shareholders:

“RESOLVED, that, on an advisory basis, the compensation of RAI’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions in RAI’s proxy statement for the 2015 annual meeting, hereby is APPROVED.”

Your Board of Directors recommends a vote FOR this proposal.

This advisory vote, commonly known as a “say-on-pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this proxy statement. We are currently conducting say-on-pay votes every year, and after this year’s vote expect to hold the next say-on-pay vote in connection with our 2016 annual meeting of shareholders.

The Board believes that our executive compensation program is designed appropriately and working effectively to ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals enhancing shareholder value. We received over 93% approval from our shareholders for our 2014 say-on-pay vote, which our Board interpreted as strong support for our executive compensation program. In fact, we have received over 93% approval for all three of our prior say-on-pay votes. Before you vote, please review our Compensation Discussion and Analysis beginning on page 38 and the tabular and narrative disclosure that follows it. These sections describe the compensation program for our named executive officers and the rationale behind the decisions made by our Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the say-on-pay vote will not be binding on us or the Board. The final decision on the compensation and benefits of our named executive officers remains with the Board and the Compensation Committee. However, RAI and the Board value the views of our shareholders. The Board and Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

Our 2014 Business Highlights

RAI is a holding company whose operating subsidiaries include RJR Tobacco, the second largest tobacco company in the United States; American Snuff Co., the second largest smokeless tobacco products manufacturer in the United States; SFNTC, the manufacturer of the leading U.S. super-premium cigarette brand; RJR Vapor, a manufacturer and marketer of digital vapor cigarettes in the United States; Niconovum USA, Inc. and Niconovum AB, marketers of nicotine replacement therapy products in the United States and Sweden, respectively; and SFR Tobacco International GmbH, referred to as SFRTI, and various foreign subsidiaries associated with it. As a result of shifts in consumer preferences, our business strategy continues to focus on transforming tobacco to deliver sustainable earnings growth, strong cash flow and enhanced long-term shareholder value.

2014 was another successful year for our operating companies’ core operations and key brands. Substantial progress was made in our transforming tobacco strategy. Our operating companies’ innovative new products across all categories are enhancing prospects for commercial success in an evolving marketplace, while also underscoring our commitment to reducing the harm caused by tobacco. Market share gains by our companies’ key brands were driven by their efficient operational execution of their growth strategies. This successful execution of our companies’ business strategies led to the achievement of the following 2014 highlights:

•	growth in our adjusted earnings per share over the prior year;

•	market share increases for all four of our key growth brands — Camel, Pall Mall, Grizzly and Natural American Spirit;

•	launch of the national expansion of RJR Vapor’s VUSE digital vapor cigarette; and

•	announcement of (and subsequent shareholder approval of) RAI’s proposed acquisition of Lorillard, Inc.

Our total shareholder return for 2014 was just under 35% and for the three-year period from 2012 – 2014 was 81%, outperforming the S&P 500 over the period. We also continued to demonstrate our ongoing commitment to enhance shareholder value in 2014 by:

•	increasing our quarterly dividend by 6.3% during the year;

•	completing our $2.5 billion share repurchase program; and

•	maintaining our dividend payout target of 80% of our net income.

Our 2014 Executive Compensation Program

As described more fully in our Compensation Discussion and Analysis, our executive compensation program is designed to help us:

•	reward our management for strong performance and the successful execution of our business plans and strategies;

•	align management’s compensation interests with the long-term investment interests of our shareholders;

•	attract, motivate, and retain exceptional management talent; and

•	provide adequate incentives to overcome the reluctance that some people may have to work in a controversial industry such as the tobacco industry.

The principal components of the 2014 compensation program for our named executive officers included:

Moderate fixed pay:  base salary targeted at the size-adjusted median of our peer group of food, beverage, tobacco and non-durable consumer goods companies.

Targeted total compensation:  total compensation opportunity targeted at approximately 10% above the size-adjusted median of our food, beverage, tobacco and non-durable consumer goods peer group (the result of targeting specific percentiles for each element of pay) in order to compete with other tobacco companies who tend to pay higher given the controversial nature of the industry.

Performance-based incentives:  a balanced annual incentive program driven by both financial and marketplace performance; and a long-term incentive program based entirely on performance and aligned with shareholder interests through links to stock price, dividend maintenance and multiple years of financial and marketplace performance, with payout potential capped at a conservative level of 150% of target.

Other notable good governance features of our 2014 executive compensation program included:

•

dividends paid only on earned performance shares, modest use of perquisites (without gross-ups), no use of stock options and no history of backdating or repricing of stock options (which we do not currently grant), reasonable severance arrangements that provide important protections for our businesses, and no new excise tax gross-ups for new participants since February 2009;

•

annual review and assessment of potential compensation-related risks, risk mitigating controls and attributes, including clawback provisions in incentive programs, stock ownership guidelines (which do not count pledged shares) and an anti-hedging policy for our executives and directors, and semi-annual reviews of tally sheets; and

•	use of an independent compensation consultant directly retained by the Compensation Committee, which is comprised entirely of independent directors.

Transitions Involving Certain of Our Named Executive Officers During 2014

During 2014, we experienced transitions involving a number of our key named executive officers:

•	Mr. Delen retired as the President and Chief Executive Officer of RAI on April 30, 2014;

•	Ms. Cameron rejoined RAI as its President and Chief Executive Officer on May 1, 2014; and

•	Ms. Crew joined RJR Tobacco as its President and Chief Commercial Officer on October 1, 2014.

Ms. Cameron and Ms. Crew were provided with compensation packages that are consistent with RAI’s desire to attract exceptional management talent while rewarding them for performance that aligns with the long-term investment interests of our shareholders. For further information on the compensation packages provided to Ms. Cameron and Ms. Crew, please review the “Summary of Key 2014 Compensation Actions Related to New Named Executive Officers” in our Compensation Discussion and Analysis beginning on page 38, as well as the other sections of the Compensation Discussion and Analysis describing the compensation granted to Ms. Cameron and Ms. Crew in 2014 and the rationale behind the decisions made by our Compensation Committee.

In addition, to ensure a smooth transition and to access Mr. Delen’s strategic insights relating to the existing and emerging markets for present and future products and innovations of RAI’s operating companies, Mr. Delen and RAI entered into the Delen consulting agreement. For further information on the Delen consulting agreement, please review the “Summary of Key 2014 Compensation Actions Related to Former Chief Executive Officer” in our Compensation Discussion and Analysis beginning on page 38, which describes the terms of the Delen consulting agreement and the rationale behind the decisions made by our Compensation Committee.

Pay for Performance

The Compensation Committee annually evaluates our executive compensation program’s pay for performance effectiveness and shareholder orientation when making compensation decisions. We believe you should vote “FOR” the compensation program for our named executive officers because the compensation earned by our named executive officers for 2014, based on the 2014 compensation actions summarized below, was aligned with our overall pay philosophy, our pay for performance philosophy and our actual one-year and three-year performance:

•

Moderate merit increases in early 2014 of 3% to 6% of base salary for those of our named executive officers serving at that time, driven by individual performance ratings for the prior year using the same review process used for all employees in our companies.

•

Base salary market adjustments for three of the named executive officers effective January 1, 2014, based on our compensation philosophy and a review of peer group base salary market data by the Compensation Committee’s independent compensation consultant in late 2013.

•

2014 annual incentive awards paid out at 131% of target (except in the case of Ms. Cameron, who has a different annual incentive performance period). We exceeded the performance targets set at the beginning of 2014 for the adjusted earnings per share financial metric, met or exceeded the targets for the Total Camel and Natural American Spirit market share metrics, achieved market share increases on all four of our key growth brand metrics, and launched the national expansion of VUSE.

•

Performance shares granted in 2012 vested and were paid out in shares of RAI stock at 121% of target based on (1) our above target financial and marketplace performance over the 2012-2014 performance period, and (2) our satisfaction of the minimum cumulative dividend requirement for the three-year performance period.

For these reasons, your Board of Directors recommends that shareholders vote FOR the approval, on an advisory basis, of the compensation of RAI’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions in RAI’s proxy statement for the 2015 annual meeting.

Audit Matters

Audit Committee Report

The Board of Directors of RAI has adopted a written Audit and Finance Committee Charter which incorporates requirements mandated by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. All members of the Audit Committee meet the definition of an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for 2014 with management and has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for 2014 be included in RAI’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.

Respectfully submitted,

Martin D. Feinstein (Chair)

Luc Jobin

Lionel L. Nowell, III

Ronald S. Rolfe

Richard E. Thornburgh

Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s current policy is to pre-approve on an annual basis all audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of these services does not impair the independent registered public accounting firm’s independence. Such pre-approved services are described in appendices to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy. Such Policy (including appendices) is publicly available, as set forth below.

The Audit Committee also generally establishes approved fees for pre-approved audit and non-audit services on an annual basis. The Audit Committee is required to approve any fee expected to exceed a pre-approved level by more than $100,000, and is required to be notified at its next meeting if any fee is expected to exceed a pre-approved level by less than $100,000. In addition, to the extent that the Audit Committee does not establish a fee level for a specific service that falls within a broad category of a pre-approved audit or non-audit service, the Audit Committee is required to pre-approve any fee for such service expected to exceed $100,000, and is required to be notified at its next meeting if any fee for such service is expected to be less than $100,000. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to approve any such services.

The Audit Committee’s current Audit and Non-Audit Services Pre-Approval Policy was adopted by the Audit Committee in August 2004 and last revised in February 2015. The Audit and Non-Audit Services Pre-Approval Policy describes the procedures and conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved by the Audit Committee, or its Chair pursuant to delegated authority. The Policy provides that the Chair of the Audit Committee may make pre-approval decisions for proposed services that are not covered by specific reference in the Policy and have not been previously approved by the full Audit Committee. Under the Policy, the Chair is required to report any such pre-approval decisions to the full Audit Committee at its next scheduled meeting.

A copy of the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Fees of Independent Registered Public Accounting Firm

The following table shows the aggregate fees billed to RAI by KPMG LLP for services rendered during each of the years ended December 31, 2014 and 2013:

	Amount of Fees
	2014	2013
Audit Fees	$4,098,953	$4,005,171
Audit-Related Fees	373,387	373,804
Tax Fees	682,304	384,777
All Other Fees	0	0

Total Fees	$5,154,644	$4,763,752

Audit Fees

Audit fees principally constitute fees billed for professional services rendered by KPMG LLP for the audit of RAI’s consolidated financial statements for the years ended December 31, 2014 and 2013, the reviews of the condensed consolidated financial statements included in RAI’s Quarterly Reports on Form 10-Q filed during the years ended December 31, 2014 and 2013, services related to RAI’s preparation of registration statements and the audits of certain subsidiaries where legally or statutorily required.

Audit-Related Fees

Audit-related fees constitute fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit or review of RAI’s consolidated financial statements, other than the services reported above under “— Audit Fees,” for each of the years ended December 31, 2014 and 2013. In 2014 and 2013, audit-related fees consisted principally of fees for audits of the financial statements of certain employee benefit plans and other agreed upon procedure engagements performed under applicable auditing and attestation standards. The Audit Committee pre-approved 100% of the audit-related services in 2014 and 2013.

Tax Fees

Tax fees constitute fees billed for professional services rendered by KPMG LLP for tax compliance, tax consulting and tax planning for each of the years ended December 31, 2014 and 2013. In 2014 and 2013, tax fees consisted principally of fees for international tax services and tax compliance advice. The Audit Committee pre-approved 100% of the tax services in 2014 and 2013.

All Other Fees

All other fees constitute the aggregate fees billed, if any, for services, other than the services reported above under “— Audit Fees,” “— Audit-Related Fees” and “— Tax Fees,” provided by KPMG LLP for each of the years ended December 31, 2014 and 2013.

Item 3:	Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP, independent registered public accounting firm, to audit the consolidated financial statements of RAI for the year ending December 31, 2015. We are submitting this selection to you for your ratification. KPMG LLP audited RAI’s consolidated financial statements for the year ended December 31, 2014, and has been RAI’s independent registered public accounting firm since RAI’s organization in 2004. KPMG LLP also had served as RJR’s independent registered public accounting firm from 2000 to 2004. Representatives of KPMG LLP are expected to be present at the 2015 annual meeting to make a statement, if KPMG LLP desires, and to answer your questions.

If the shareholders do not ratify the appointment of KPMG LLP, then the Audit Committee may reconsider its appointment, but is not obligated to appoint a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of RAI and its shareholders.

Your Board of Directors considers KPMG LLP to be well qualified and recommends a vote FOR ratification of KPMG’s appointment as our independent registered public accounting firm for fiscal year 2015.

Shareholder Proposals

Certain of our shareholders have submitted the two proposals described under Items 4 and 5. We will furnish the names, addresses and claimed share ownership positions of the proponents of these proposals promptly upon written or oral request directed to the Secretary of RAI. The following proposals have been carefully considered by the Board, which has concluded that their adoption would not be in the best interests of RAI or its shareholders. For the reasons stated after each proposal and its supporting statement, the Board recommends a vote AGAINST each of the two proposals.

Proposals of shareholders intended to be included in RAI’s 2016 annual meeting proxy statement and form of proxy must be received by the Secretary of RAI, in writing, no later than November 21, 2015, at our corporate offices: Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in our 2016 proxy statement and permit us to exclude proposals from our proxy statement in specified circumstances.

In accordance with RAI’s Bylaws, shareholders who do not submit a proposal for inclusion in our 2016 annual meeting proxy statement, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at our 2016 annual meeting, must notify the Secretary of RAI, in writing, that they intend to submit their proposal, nomination or other business at our 2016 annual meeting by no earlier than October 22, 2015, and no later than November 21, 2015. RAI’s Bylaws contain detailed requirements that a shareholder’s notice must satisfy. If a shareholder does not comply with the notice requirements, including the deadlines specified above, then the persons named as proxies in the form of proxy for the 2016 annual meeting will use their discretion in voting the proxies on any such matters raised at the 2016 annual meeting. Any shareholder notice should be in writing and addressed to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. RAI’s Bylaws can be found in the “Governance” section of our website at www.reynoldsamerican.com or may be obtained, free of charge, from the Office of the Secretary.

For a further discussion of the Board nomination process, see “The Board of Directors — Governance Agreement” and “The Board of Directors — Committees and Meetings of the Board of Directors — Corporate Governance and Nominating Committee” above.

Item 4:	Shareholder Proposal on Green Tobacco Sickness

A shareholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

“Resolved: Shareholders of Reynolds American, Inc. (the ‘Company’) urge the Board of Directors to prepare a report, within ninety days of the 2015 annual meeting of stockholders, at reasonable cost and excluding proprietary and personal information, on the steps the Company has taken to reduce the risk of acute nicotine poisoning (‘Green Tobacco Sickness’) for farmworkers in the Company’s supply chain for tobacco. The report should include a quantitative summary of the results of the Company’s inspections of its suppliers.”

Supporting Statement:

“Green Tobacco Sickness is an occupational hazard that occurs when farmworkers absorb nicotine through the skin after contacting leaves of tobacco plants. Children and adolescents are particularly susceptible to Green Tobacco Sickness, and its symptoms include nausea, vomiting, headache, muscle weakness, and dizziness. Robert McKnight and Henry Spiller, ‘Green Tobacco Sickness in Children and Adolescents,’ Public Health Rep. 2005 Nov-Dec; 120(6): 602-606. Available at http://www.ncbi.nlm.nih.gov/pmc/articles/PMC1497768/.

“The tobacco industry has recognized that Green Tobacco Sickness is a significant social policy issue that needs to be addressed. In 2009, The Wall Street Journal reported that ‘The world’s biggest tobacco companies — under pressure from human-rights and farm-labor activists — are publicly acknowledging the health risks associated with green tobacco sickness and taking steps designed to help prevent it.’ Lauren Etter, ‘Tackling Green Tobacco Sickness: Companies Seek to Help Field Workers Avoid Acute Nicotine Poisoning,’ The Wall Street Journal, March 24, 2009. Available at http://online.wsj.com/articles/SB123785974499021145.

“Children who are under age 18 work as tobacco farmworkers in the United States and are exposed to Green Tobacco Sickness as an occupational risk. A 2014 Human Rights Watch report described symptoms of Green Tobacco Sickness in nearly three-quarters of 141 child tobacco workers, ages 7 to 17, who were interviewed and worked in North Carolina, Kentucky, Tennessee, and Virginia in 2012 or 2013. Human Rights Watch, ‘Tobacco’s Hidden Children: Hazardous Child Labor in United States Tobacco Farming,’ May 2014. Available at http://www.hrw.org/sites/default/files/reports/us0514 UploadNew.pdf.

“Our Company’s existing policies may not sufficiently protect underage farmworkers from the risk of Green Tobacco Sickness. In 2014, The New York Times reported that our Company’s ‘supplier code of conduct ‘states that domestic tobacco growers may not assign anyone under 18 to work’ that is defined as hazardous. Because federal law and regulations do not define tobacco field work as hazardous, it remains permissible for workers under age 18.’ Steven Greenhouse, The New York Times, Just 13, and Working Risky 12-Hour Shifts in the Tobacco Fields, September 6, 2014. Available at http://www.nytimes.com/2014/09/07/business/just-13-and-working-risky-12-hour-shifts-in-the-tobacco-fields.html.

“As shareholders, we are concerned that the existence of Green Tobacco Sickness as an occupational hazard in our Company’s supply chain for tobacco could harm our Company’s brand names and corporate reputation. To protect these assets and provide transparency, we believe that our Company should issue a report on the steps it has taken to reduce the risk of Green Tobacco Sickness.

“For these reasons, we urge a vote ‘FOR’ this proposal.”

Your Board of Directors recommends a vote AGAINST this proposal.

RAI and its operating companies currently provide information on their efforts to reduce the risk of Green Tobacco Sickness, referred to as GTS, and that information is publicly available. The report requested by the proponent would be both redundant and unnecessary. In addition, even assuming there was some benefit to having such information in a separate format, the proposed timing for such a report (within 90 days of our 2015 annual meeting of shareholders) would result in its failure to contain the most current information on those efforts.

Extensive audits of the RAI operating companies’ contracted tobacco growers are scheduled to begin in September 2015. These audits will gather information about the training and equipment being used to help reduce the risk of GTS on contracted farms. Any report on the efforts to reduce GTS would clearly benefit from the inclusion of the information obtained from these audits, and it would not be an effective use of company resources to prepare a one-time report detailing information obtained during “inspections of suppliers” when the 2015 audits had not yet been done.

The 2015 audits will be the first conducted since grower contracts were modified to prohibit the employment of non-family workers less than 16 years of age. The proponent, who references workers younger than 18 years of age in its supporting statement, plainly believes information about such workers is relevant. Other information relevant to GTS, such as the provision of personal protective equipment, drinking water and safety training, also will be covered in the audits. However, because the proposal establishes an August 2015 deadline, this valuable information obtained from the audits also would not be available for inclusion in the proposed report.

A vote against this proposal will not mean that shareholders or the public will lack for information about RAI’s operating companies’ efforts to promote farm worker safety, including reducing the risk of GTS. The RAI operating companies have been and will continue to be transparent about their efforts to promote safety and sustainability. RJR Tobacco was, to our knowledge, the first major purchaser of North Carolina tobacco to conduct and disclose the findings of third-party audits of its contracted growers, and a summary of those initial audits is available on RAI’s website at www.reynoldsamerican.com. RJR Tobacco also was the first to work with the state and federal departments of labor to bring safety training to farm workers – training which focuses, in part, on the reducing the risk of GTS.

Information about these training efforts and audits can be found in the recently released RAI 2014 Sustainability Report, which also is available on RAI’s website, and RAI expects and intends to continue this practice.

We believe that the report requested by the proponent is unnecessary because shareholders and other stakeholders already have access to the information requested, and the deadline contained in this proposal also would result in the creation of a report that fails to contain more timely and relevant information necessary to provide an up-to-date and accurate view of the RAI operating companies’ efforts to reduce the risk of GTS.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 5:	Shareholder Proposal on Suppression of Forced Labor

Four shareholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponents:

“REYNOLDS AMERICAN, INC.

“WHEREAS, with U.S. immigration reform stymied, undocumented workers (often the main workforce in many agricultural areas) can be exploited. In their country of origin they often must pay contract labor brokers thousands of dollars to cross our borders; once here, they often are under the control of other labor contractors in order to work on U.S. farms. This practice results in forms of forced and compulsory labor on many, if not most, U.S. farms, including tobacco farms.

“The Centro de los Derechos del Migrante, Inc. a migrant workers’ rights organization, has showed that 58% of foreign-sourced workers reported paying a recruitment fee. Of this practice the Department of Labor stated: ‘If your suppliers use labor brokers to recruit and place migrant labor, you may be at risk for forced labor and trafficking in your supply chains’ (http://www.dol.gov/ilab/child-forced-labor/step2/step2_5.html).

“The Governing Body of the International Labour Office released its ‘Recommendation on Supplementary Measures for the Effective Suppression of Forced Labour’ (May, 2014). It stated: ‘the prohibition of forced or compulsory labour forms part of the body of fundamental rights, and that forced or compulsory labour violates the human rights and dignity of millions of women and men, girls and boys’ and ‘contributes to the perpetuation of poverty and stands in the way of the achievement of decent work for all.’ In Article 2 it addressed the need of ‘protecting persons, particularly migrant workers, from possible abusive and fraudulent practices during the recruitment and placement process.’

“In Section 8, under ‘Protection’ the Recommendation asks that measures should be taken ‘to eliminate abuses and fraudulent practices by labour recruiters and employment agencies such as: (1) eliminating the charging of recruitment fees to workers; (b) requiring transparent contracts that clearly explain terms of employment and conditions of work; [and] (c) establishing adequate and accessible complaint mechanisms.’

“RESOLVED, shareholders request Reynolds American Inc.’s. Board of Directors create a policy that all its suppliers throughout its tobacco procurement supply chain verify (with independent monitoring) their commitment and compliance regarding non-employment, directly or indirectly, of laborers who have had to pay to cross the U.S. border to work or, once here, to work on U.S. farms.”

Supporting Statement

“Shareholders recommend this policy be Reynolds American Inc.’s way of ensuring implementation of the 2014 Protocol Recommendation on Supplementary Measures for the Effective Suppression of Forced Labour of the ILO, pertinent U.S. law and the UN Guiding Principles for Business and Human Rights.

“Despite tobacco companies’ insistence workers in their supply chains do not pay fees the problem noted above continues; thus this shareholder resolution. A 2014 report by Northwestern University’s Urban Institute stated: ‘The size of the agriculture community is significant, and given the vulnerability of foreign workers’ legal status, limited education background, and linguistic and geographic isolation and lack of local law enforcement involvement in proactively investigating criminal labor complaints, farmworkers may be especially vulnerable to labor trafficking.’ http://www.urban.org/UploadedPDF/413249-Labor-Trafficking-in-the-United-States.pdf”

Your Board of Directors recommends a vote AGAINST this proposal.

The Board of Directors shares the proponents’ concern about the use of forced labor in American agriculture. The issue is far broader than the tobacco industry, however, as many more farm laborers work with other agricultural crops than with tobacco. As such, it is an issue that should be addressed in a comprehensive manner as part of immigration reforms and policies at the national level — not by one company within one relatively small segment of American agribusiness.

Further, the approach requested by the proposal — termination of a migrant worker’s employment if he or she is found to have paid a fee to a labor broker in order to enter the United States or, once here, to work on U.S. farms — is unworkable and the foreseeable result is inconsistent with the RAI operating companies’ efforts to promote respect for human rights in the supply chain.

The proposed resolution would, among other things, require tobacco growers to (1) identify workers who paid to be guided across the Southern U.S. border and to work in the United States, and (2) terminate their employment.

The first requirement is impractical and unenforceable. No worker would admit to paying a guide or a recruitment fee if the consequence were termination; and no grower could know about an illegal transaction in another country between a worker and a recruiter unless the worker told him about it.

The second provision of the proposal — termination of any worker found to have paid a fee to enter the United States or, once here, to work in the United States — is misguided and would penalize the very workers the proponents are trying to help. The result of adopting the shareholder proposal would be that workers would be barred from employment, but the recruiters in other countries seeking fees from those looking for jobs in the United States would go unpunished.

The Board of Directors believes that the focus of RAI operating companies’ efforts to promote sustainability in general and address forced labor in particular should remain on our contracted growers and their employees. By using audits and training programs, RAI’s operating companies can significantly increase the likelihood of uncovering instances of forced labor, if any, perpetrated by contracted growers.

Grower audits commissioned by RAI operating companies examine indicators of forced labor, among other things. For example, the 2011-2012 audits of North Carolina growers contracted to sell tobacco to RJR Tobacco included an examination of whether workers were being paid less than minimum wage, and whether growers were holding workers’ passports or identity documents. Payment at a rate lower than the legal minimum wage suggests the possibility that third-party recruitment fees are being withheld from workers’ pay, and retention of a worker’s documents is one way to prevent a worker from leaving. Both scenarios could be potential indicators of forced labor.

The Board of Directors believes that for the reasons outlined above, the proposal is unlikely to be effective on a practical basis, and has the potential to bring the greatest harm to those whom the proponents seek to assist — the agricultural workers.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Certain Relationships and Related Transactions

Related Person Transaction Approval Policy

Effective February 6, 2007, RAI’s Board adopted a Related Person Transaction Approval Policy, referred to as the Policy. The Policy generally requires that certain transactions in which (1) RAI, or one of its subsidiaries, is a participant and (2) a related person has a direct or indirect interest, be approved in advance by a designated executive officer, the Audit Committee, the Board or a sub-set of the Board. The arbiter in any particular case may only approve a proposed related person transaction if it has determined in good faith that such transaction is in, or not inconsistent with, the best interests of RAI and its shareholders. The definition of “related person” for purposes of the Policy is based upon the definition set forth in the applicable rules of the SEC; a “related person” of RAI means a director or director nominee of RAI, an executive officer of RAI, a greater than 5% shareholder of RAI or an immediate family member of any of the foregoing.

The Policy’s pre-approval requirements depend upon the related person and the dollar amount involved in a proposed transaction, as summarized below:

Related Person:	Dollar Amount of Transaction:	Approval Required by:
• Transactions in which an RAI director, executive officer or an immediate family member of either of the foregoing has an interest(1)	• Less than or equal to $25,000 • Greater than $25,000	• Chief Executive Officer or Chief Financial Officer • Audit Committee

• Transactions in which BAT, or an affiliate thereof, has an interest	• Less than $1 million	• Chief Executive Officer, Chief Financial Officer or General Counsel

	• Greater than or equal to $1 million and less than $20 million	• Audit Committee

	• Greater than or equal to $20 million	• Independent directors (excluding any independent directors who have been designated by B&W)

• Transactions in which any related person other than those listed above has an interest	• Less than $1 million	• Chief Executive Officer, Chief Financial Officer or General Counsel
	• Greater than or equal to $1 million and less than $20 million	• Audit Committee

	• Greater than or equal to $20 million	• Board of Directors

(1)	If the transaction involves RAI’s Chief Executive Officer, or an immediate family member of such officer, then the Audit Committee is required to approve the transaction. If the transaction involves RAI’s Chief Financial Officer, or an immediate family member of such officer, then the Audit Committee or the Chief Executive Officer is required to approve the transaction.

Under the Policy, any contract in existence on the effective date of the Policy (February 6, 2007) involving a related person is not required to be pre-approved under the Policy; provided, however, that if a material amendment or modification of any such pre-existing contract is adopted after February 6, 2007, then such material amendment or modification shall be subject to the Policy’s pre-approval requirements. Further, any compensation, benefit or indemnification arrangement involving an RAI director, executive officer or an immediate family member of any of the foregoing, which arrangement is approved by the RAI Board or another Board committee, is not required to be pre-approved under the Policy.

The approval requirements of the Policy are in addition to other measures already in place. For example, under the Governance Agreement, the independent directors of RAI (excluding any independent directors who have been designated by B&W) are required to approve any material contract or transaction involving RAI or any of its subsidiaries, on the one hand, and BAT or any of its subsidiaries, on the other hand, if the terms of that contract or transaction are not governed by either an agreement existing on the date of the Business Combination or a provision of our Articles of Incorporation or Bylaws.

The full text of the Policy can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

2014 Related Person Transactions

RAI paid BAT an aggregate of $388,101 during 2014 in consideration for the services of Messrs. Oberlander, Withington and Daly (for his service prior to his retirement from BAT in April 2014) as directors of RAI. In addition, at the direction of BAT, RAI paid Mr. Daly the sum of $224,771 during 2014, which amount normally would have been paid to BAT, in consideration for his service as a director of RAI after his retirement from BAT. For further information on this arrangement, see “The Board of Directors — Director Compensation — Payment for Services of Certain Board Designees,” above.

In connection with the consummation of the Business Combination on July 30, 2004, RJR Tobacco entered into contract manufacturing agreements with two subsidiaries of BAT — BATUS Japan, Inc., referred to as BATUSJ, and B.A.T. (U.K. & Export) Limited, referred to as BATUKE (BAT and all its subsidiaries, including B&W, BATUSJ and BATUKE, are referred to as the BAT Group), pursuant to which RJR Tobacco manufactures certain of BAT’s U.S.-sourced cigarettes and other tobacco products for export outside of the United States.

In December 2012, RJR Tobacco and BATUSJ entered into an amendment and extension agreement modifying the parties’ 2010 contract manufacturing agreement, referred to as the 2010 Agreement. Under the 2010 Agreement, RJR Tobacco is BATUSJ’s exclusive manufacturer of all of BATUSJ’s requirements for certain American-blend cigarettes intended to be sold and distributed in Japan. Either RJR Tobacco or BATUSJ may terminate the 2010 Agreement by furnishing three years’ notice to the other party, with any such notice to be given no earlier than January 1, 2016. The foregoing termination right is in addition to certain other termination rights each party has under the 2010 Agreement, including, without limitation, the right of a party to terminate upon the material, uncured breach of the 2010 Agreement by the other party. Sales by RJR Tobacco to the BAT Group pursuant to the 2010 Agreement during 2014 were $254,377,000. Under a 2004 contract manufacturing agreement with BATUKE, RJR Tobacco was appointed the exclusive U.S. manufacturer of all American-blend cigarettes which any BAT Customer, as defined in the agreement, chooses to manufacture in the United States, its territories and military installations. This agreement remains in effect; however, either RJR Tobacco or the BAT Customer may, in addition to certain other termination rights, terminate the agreement on any December 31 by furnishing at least one year’s prior notice to the other party.

During 2014, the BAT Group purchased tobacco leaf from RJR Tobacco in the amount of $56,761,000. Also during 2014, the BAT Group agreed to purchase additional tobacco leaf from RJR Tobacco in the amount of $31,916,000, none of which (including that portion of the purchase price that was paid by the BAT Group in 2014) was recorded as sales in RAI’s 2014 financial statements, but will be recognized as sales when the product is shipped to the BAT Group. In addition, during 2014, the BAT Group purchased from RJR Tobacco expanded tobacco and re-constituted tobacco, and other tobacco products, in the amount of $97,000.

RJR Tobacco and a member of the BAT Group are also parties to a technology sharing and development services agreement, which was entered into on July 30, 2004. Pursuant to this agreement, each party may license or otherwise transfer rights to the other in its respective technologies, and may pursue joint technology projects with the other party. Each party or its respective affiliates also may provide certain contract services to the other party or its affiliates. Unless earlier terminated as provided therein, the technology sharing and development services agreement automatically renews for additional one-year periods each December 31 unless one of the parties provides a notice of non-renewal at least 12 months prior to the December 31 date on which termination is to become effective. During 2014, RJR Tobacco billed the BAT Group $3,701,000, and the BAT Group billed RJR Tobacco approximately $254,000, pursuant to such agreement. In 2014, RJR Tobacco recorded royalty income of $6,953,000 for the use of certain capsule technology by the BAT Group.

RJR Tobacco also purchases from the BAT Group tobacco leaf and cigarettes, and pays royalties to the BAT Group relating to the sale by RJR Tobacco of certain cigarette brands. The parties entered into the agreements evidencing such arrangements, which have various expiration dates, following the consummation of the Business Combination. During 2014, RJR Tobacco recorded purchases from the BAT Group of $21,904,000 pursuant to the foregoing arrangements. RJR Tobacco also paid the BAT Group $2,277,000 for other purchases. In addition, as of the end of 2014, RJR Tobacco had $551,000 in accounts payable to the BAT Group under such arrangements. During 2014, American Snuff Co. also recorded leaf purchases of $3,547,000 from the BAT Group. In 2014, SFRTI recorded cigarette purchases of $199,000 from the BAT Group.

In connection with the Business Combination, RJR Tobacco agreed to indemnify B&W and its affiliates for certain litigation liabilities arising out of the U.S. cigarette and tobacco business of B&W. As a result of this indemnity, RJR Tobacco has assumed the defense of pending B&W-specific tobacco-related litigation, has paid the judgments and costs related to certain pre-Business Combination tobacco-related litigation of B&W, and has posted bonds on behalf of B&W, where necessary, in connection with cases decided since the Business Combination. In 2014, RJR Tobacco paid no reimbursements to the BAT Group in connection with this indemnity, but $100,000 was included in accounts payable at December 31, 2014.

From time to time, each of RJR Tobacco and the BAT Group has seconded certain of its employees to the other or a member of such entity’s group of companies in connection with particular assignments. During their service with the other entity or a member of such entity’s group of companies, the seconded employees continue to be paid by the original employer and participate in employee benefit plans sponsored by such employer. Each of RJR Tobacco and the BAT Group reimburse members of the other party’s group of companies certain costs of the seconded employees’ compensation and benefits during the secondment period. For 2014, RJR Tobacco billed the BAT Group $7,000 in connection with such secondment arrangements.

In connection with the share repurchase program authorized by RAI’s Board in November 2011, RAI and B&W entered into an agreement, pursuant to which B&W agreed to participate in the repurchase program on a basis approximately proportionate with B&W’s 42% ownership of RAI’s equity. During 2014, RAI repurchased 2,887,715 shares of RAI common stock from B&W for the aggregate amount of $155,035,061 under such agreement. Such repurchase program concluded in May 2014.

In November 2011, RAI, BAT and B&W also entered into Amendment No. 3 to the Governance Agreement pursuant to which, among other things, RAI agreed, that if RAI issued RAI common stock or any other RAI equity security to certain designated persons, including its directors, executive officers or employees (such as upon the vesting of performance shares), then RAI would repurchase a number of shares of RAI common stock equal to the number of shares of RAI common stock issued so that the number of outstanding shares of RAI common stock is not increased, and B&W’s ownership interest is not decreased, by such issuance after taking into account the repurchases. During 2014, RAI repurchased 946,252 shares of RAI common stock for the aggregate amount of $47,702,982 under such agreement.

On July 15, 2014, RAI and BAT entered into a Subscription and Support Agreement, referred to as the subscription agreement, in connection with the transactions related to RAI’s proposed acquisition of Lorillard. Under the subscription agreement, BAT, directly or indirectly through one or more of its wholly owned subsidiaries, will subscribe for and purchase, at a price of approximately $4.7 billion in the aggregate, shares of RAI common stock sufficient to maintain BAT’s approximately 42% beneficial ownership interest in RAI. In addition, BAT agreed to cause all shares of RAI common stock beneficially owned by BAT to be voted in favor of the issuance of the additional shares of RAI common stock contemplated by both the merger agreement related to the acquisition of Lorillard and the subscription agreement.

Lisa J. Caldwell, currently Executive Vice President and Chief Human Resources Officer of RAI and RAISC, is married to Alan L. Caldwell, who is currently Director — Corporate and Civic Engagement of RAISC, and previously served in a variety of positions with RJR Tobacco since joining RJR Tobacco in 1981. During 2014, Mr. Caldwell earned approximately $251,924 in salary and bonus, and vested in a long-term incentive award valued at approximately $76,702.

Other

The Board is not aware of any matters to be presented for action at the 2015 annual meeting other than those described herein and does not intend to bring any other matters before the annual meeting. However, if other matters shall come before the 2015 annual meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Dated: March 20, 2015

REYNOLDS AMERICAN INC. 401 NORTH MAIN STREET WINSTON-SALEM, NC 27102-2990 You have the option to submit your proxy by the Internet, telephone or mail. Your vote does not count until we receive it. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 6, 2015 (May 2, 2015 for Savings Plan or SIP participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ElECTRONIC DElIVERY OF FUTURE SHAREHOlDER COMMUNICATIONS If you would like to reduce the costs incurred by Reynolds American Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2015 (May 2, 2015 for Savings Plan or SIP participants). Have your proxy card in hand when you call and follow the simple instructions provided to you. VOTE BY MAIl Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Reynolds American Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned the proxy card. If you vote by telephone or Internet, do not mail back the proxy card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M84333-P60952-Z64923 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY REYNOlDS AMERICAN INc. The Board of Directors recommends a vote FOR: 1. Election of Directors Nominees For Class II: 1a. John P. Daly 1b. Holly Keller Koeppel 1c. Richard E. Thornburgh 1d. Thomas C. Wajnert Nominee For Class III: 1e. Ricardo Oberlander For Against Abstain 2. Advisory Vote to Approve the Compensation of Named Executive Officers 3. Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm The Board of Directors recommends a vote AGAINST: 4. Shareholder Proposal on Green Tobacco Sickness 5. Shareholder Proposal on Suppression of Forced Labor For Against Abstain For address changes and/or comments, please check this box and write them on the back where indicated. Note: Please make sure that you complete, sign and date your proxy card. Please sign exactly as your name(s) appear(s) on the account. When signing as a fiduciary, please give your full title as such. Each joint owner should sign personally. Corporate proxies should be signed in full corporate name by an authorized officer. Shares for which an executed proxy is received, but no instruction is given, will be voted by the proxies FOR Items 1, 2 and 3; and AGAINST Items 4 and 5; and by Fidelity, as Trustee under the Savings Plan, and FESc, as custodian under the SIP, in the same proportion as the shares for which instructions are received by Fidelity and FESc, respectively. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT! Please complete, sign and date your proxy card and return this proxy card in the enclosed envelope or vote by telephone or Internet as soon as possible! To: Shareholders of Reynolds American Inc. Participants in the RAI 401k Savings Plan Participants in the Puerto Rico Savings & Investment Plan Shares of common stock of Reynolds American Inc. will be voted as you direct if this card is completed by you and received by Broadridge on or before May 6, 2015 (May 2, 2015 for Savings Plan or SIP participants). Broadridge is responsible for tabulating the returns. If you have any questions or need assistance in voting the shares, please contact: Reynolds American Inc. Shareholder Services 401 North Main Street Winston-Salem, NC 27101 (866) 210-9976 (toll-free) Important Notice Regarding Internet Availability of Proxy materials for the Annual meeting: The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com. ▼ DETAch PROXY cARD hERE IF YOu ARE NOT VOTING BY TElEPhONE OR INTERNET ▼ M84334-P60952-Z64923 REYNOlDS AmERIcAN INc. PROXY This proxy is solicited on behalf of the Board of Directors for the Annual meeting of Shareholders to be held on may 7, 2015. The undersigned shareholder of Reynolds American Inc. hereby appoints Susan M. Cameron, McDara P. Folan, III and Constantine (Dean) E. Tsipis, and each of them (with full power of substitution and resubstitution), as proxies of the undersigned, to vote all shares of the common stock of Reynolds American Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 7, 2015 at 9:00 a.m. (Eastern Time) in the Reynolds American Plaza Building Auditorium, 401 North Main Street, Winston-Salem, North Carolina, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. The undersigned also provides instructions to Fidelity Management Trust Company (“Fidelity”), as Trustee under the RAI 401k Savings Plan (the “Savings Plan”), and to Fidelity Employer Services Company LLC (“FESC”), as Custodian under the Puerto Rico Savings & Investment Plan (the “SIP”), to vote shares of the common stock of Reynolds American Inc. allocated, respectively, to accounts of the undersigned under the Savings Plan or the SIP, and which are entitled to be voted at the Annual Meeting, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and to vote all such shares on such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. Address changes/comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) continued and to be signed and dated on reverse side